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TABLE OF CONTENTS

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14-12
PACKAGED ICE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Packaged Ice, Inc. common stock, par value $0.01 per share.
	(2)	Aggregate number of securities to which transaction applies: 20,157,304 shares of common stock; 1,511,949 shares of common stock underlying in-the-money stock options and warrants.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        See Footnote (1).

	(4)	Proposed maximum aggregate value of transaction: $76,854,949.
	(5)	Total fee paid: $6,218.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:

(4)	Date Filed:

Footnote (1): Pursuant to the Agreement and Plan of Merger dated as of May 12, 2003, Cube Acquisition Corp. will merge with and into Packaged Ice, Inc. and each share of our common stock outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive the greater of (i) $3.50 and (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. Pursuant to the terms of a Stock Purchase Agreement dated as of May 10, 2003, by and between us and Banc of America Securities LLC (the "Purchase Agreement"), upon consummation of the merger we may repurchase certain shares of our 10% Exchangeable Preferred Stock held by Banc of America Securities LLC at a discount that would result in the payment of approximately $3.64 per share of our common stock as merger consideration. The Purchase Agreement terminates on September 15, 2003. Thus, our shareholders are expected to receive approximately $3.64 per share if the merger is closed on or before September 15, 2003, subject to the terms and conditions of the Purchase Agreement being satisfied. The filing fee is determined based upon the sum of (a) the product of 20,157,304 shares of common stock outstanding as of May 29, 2003, and the maximum possible merger consideration of $3.64 per share of common stock (equal to $73,372,587), and (b) the difference between the maximum possible merger consideration per share of $3.64 and the exercise price per share for each of 1,511,959 outstanding stock options and warrants to purchase shares of Packaged Ice common stock for which the exercise price per share is less than $3.64, multiplied by the number of shares of Packaged Ice common stock issuable upon exercise of each such stock option or warrant (equal to $3,482,362). In accordance with Exchange Act Rule 0-11(c) and Securities and Exchange Commission Fee Rate Advisory #11 for Fiscal Year 2003, the filing fee was determined by calculating a fee of $80.90 per $1,000,000 of the aggregate merger consideration of $76,854,949.

PROPOSED CASH MERGER—YOUR VOTE IS IMPORTANT

        The merger and the merger agreement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

        You are cordially invited to attend an annual meeting of shareholders of Packaged Ice on                        , 2003 at 10:00 a.m. local time at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201.

        At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 12, 2003, among Packaged Ice, Inc., CAC Holdings Corp. and Cube Acquisition Corp., and the transactions contemplated thereby, including the merger of Cube Acquisition Corp. with and into Packaged Ice, with Packaged Ice surviving the merger.

        CAC Holdings Corp. and Cube Acquisition Corp. are newly formed entities created by Trimaran Fund Management, L.L.C., a New York based private asset management firm, and Bear Stearns Merchant Capital II, L.P., the general partner of the investing entities associated with Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., to engage in the proposed merger. Cube Acquisition Corp. is a wholly owned subsidiary of CAC Holdings Corp.

        If the merger is completed, each share of our common stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive the greater of (i) $3.50 or (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. Pursuant to the terms of a stock purchase agreement between us and Banc of America Securities LLC dated as of May 10, 2003 and subject to certain conditions, immediately prior to closing of the merger, we may purchase the shares of our preferred stock held by Banc of America Securities LLC at a discount from the redemption price so long as such purchase occurs before September 15, 2003. The savings from repurchasing those shares of preferred stock at a discount would result in each share of Packaged Ice common stock being converted into the right to receive approximately $3.64 per share upon completion of the merger. If the merger is completed on or after September 15, 2003, each outstanding share of Packaged Ice common stock would be converted into the right to receive $3.50. If the merger is completed, you will receive instructions for surrendering your Packaged Ice stock certificates and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

        Your vote is very important. The proposed merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Packaged Ice common stock entitled to vote. Regardless of whether you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Please complete, sign, date and mail the enclosed proxy card at your first opportunity. If you attend the annual meeting and wish to vote in person, you may withdraw your proxy card and vote in person.

        We are working toward completing the merger as quickly as possible. We hope to complete the merger on or shortly after the date of the annual meeting. However, we cannot assure you as to when or if the merger will be completed.

        Our shareholders who do not vote in favor of approval of the merger will have the right to seek appraisal of the fair value of their shares of common stock, but only if (i) they submit a written demand for an appraisal before we take the vote on the merger and (ii) they comply with Texas law as explained in the accompanying proxy statement. A copy of the relevant sections of the Texas Business

i

Corporation Act relating to dissenting shareholders' appraisal rights is attached as Appendix C to the accompanying proxy statement.

        We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the proposed merger. In addition, you may obtain additional information about Packaged Ice from the Packaged Ice Annual Report on Form 10-K for the year ended December 31, 2002, and the Packaged Ice Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which accompany the proxy statement, and from other documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices.

        The board of directors of Packaged Ice, acting on the unanimous recommendation of the directors who are neither officers or employees of Packaged Ice nor affiliated with CAC Holdings Corp. or its affiliates, has unanimously approved, with William P. Brick and Jimmy C. Weaver recusing themselves, the merger agreement and the transactions contemplated thereby. The board of directors, with Mr. Brick and Mr. Weaver recusing themselves, has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Packaged Ice's shareholders. In addition, the board of directors has received a fairness opinion from the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. stating that the merger consideration is fair, from a financial point of view, to our public shareholders. The board of directors, with Mr. Brick and Mr. Weaver recusing themselves, unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

        This document is dated            , 2003 and is first being mailed to shareholders on or about            , 2003.

PACKAGED ICE, INC.
3535 Travis Street, Suite 170
Dallas, Texas 75204
Telephone: (214) 528-1532

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2003

        An annual meeting of the shareholders of Packaged Ice, Inc., a Texas corporation, will be held on                        , 2003, at 10:00 a.m., Central Daylight Time. The meeting will be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201, for the following purposes:

  (1)
  to consider and vote upon a proposal to approve the merger and the related Agreement and Plan of Merger, dated as of May 12, 2003, by and between CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice, a copy of which is attached to this document as Appendix A;

  (2)
  to elect seven directors to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified;

  (3)
  to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003; and

  (4)
  to consider and transact such other business as may properly come before the meeting of shareholders or any adjournment thereof.

        Please note that only shareholders of record at the close of business on                        , 2003 are entitled to notice of, and to vote at, such meeting.

        The board of directors of Packaged Ice, with William P. Brick and Jimmy C. Weaver having recused themselves, unanimously recommends that shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

        The board of directors of Packaged Ice also unanimously recommends that shareholders vote "FOR" the election of the seven director nominees nominated by the board and "FOR" the ratification of the selection of Packaged Ice's independent auditors.

        You are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting in person, you are encouraged to fill out, sign, date and mail promptly the enclosed proxy in the accompanying envelope. You may revoke your proxy in writing or at the annual meeting if you wish to vote in person. No postage is required if mailed in the United States. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

BY ORDER OF THE BOARD OF DIRECTORS,

William P. Brick Chairman of the Board of Directors

Dallas, Texas
                        , 2003

SUMMARY TERM SHEET

        This summary term sheet summarizes material information contained elsewhere in this proxy statement, but does not contain all information that may be important to consider when evaluating the merits of the merger agreement and the merger. We encourage you to read this proxy statement and the attached appendices before voting. The actual terms and conditions of the merger are contained in the merger agreement, which we have attached to this proxy statement as Appendix A. In this proxy statement, the terms "Packaged Ice," "we," "us" and "our" refer to Packaged Ice, Inc., the term "Parent" refers to CAC Holdings Corp., the term "Merger Sub" refers to Cube Acquisition Corp., the term "Sponsors" refers, collectively, to Trimaran Fund Management, L.L.C. and Bear Stearns Merchant Banking, the term "Management Investors" refers, collectively, to William P. Brick, Jimmy C. Weaver, Steven J. Janusek and Ben D. Key, and the term "Acquiring Parties" refers, collectively, to Parent and Merger Sub.

The Annual Meeting
When and where is the annual meeting?
The annual meeting of the shareholders of Packaged Ice will be held on , 2003, at 10:00 a.m., Central Daylight Time, at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201. See "Notice of Annual Meeting of Shareholders" and "Chapter Two—Information About the Annual Meeting and Voting."
What am I being asked to vote upon?
A proposal to approve and adopt the Agreement and Plan of Merger among Parent, Merger Sub and Packaged Ice dated as of May 12, 2003, and the transactions contemplated thereby. The Agreement and Plan of Merger and the proposed merger contemplated thereby are referred to in this proxy statement as the "merger agreement" and the "merger," respectively. Additionally, you are being asked to vote on the election of directors and the ratification of our independent auditors. See "Chapter Two—Information About the Annual Meeting and Voting."
The Merger
Who are the parties to the merger?
Packaged Ice, a Texas corporation, is the largest manufacturer and distributor of packaged ice in the United States and currently serves over 73,000 customer locations in 31 states and the District of Columbia. Since its incorporation in 1990, it has grown primarily through the implementation of a consolidation strategy within the highly fragmented packaged ice industry. Since April 1997, it has acquired 84 traditional ice companies, principally in the southern half of the United States. Packaged Ice has not completed any significant acquisitions since 1999. The principal offices of Packaged Ice are located at 3535 Travis Street, Suite 170, Dallas, Texas 75204, and the telephone number of Packaged Ice is (214) 526-6740. See "Chapter One—Information About Packaged Ice."

Merger Sub is a newly formed Texas corporation organized by the Sponsors in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is directly owned by Parent. Parent is a newly formed Delaware corporation organized by the Sponsors in connection with the merger and has not carried on any activities other than in connection with the merger. The principal offices of each of Parent and Merger Sub are c/o Trimaran Fund Management, L.L.C., 425 Lexington Avenue, New York, New York 10017, and the telephone number of each of Parent and Merger Sub is (212) 885-4300. See "Chapter One—Information About the Acquiring Parties."
Who are the Sponsors of the Acquiring Parties?
The Sponsors of the Acquiring Parties are Trimaran Fund Management, L.L.C. and Bear Stearns Merchant Banking. Trimaran Fund Management, L.L.C. is a New York based asset management firm and is the investment manager to Trimaran Fund II, L.L.C., a $1.0 billion private equity fund dedicated to leveraged buyouts, management buyouts, recapitalizations and growth capital investments in middle market companies throughout the United States and Western Europe. Trimaran manages in excess of $1.5 billion of equity capital and since 1995 has invested in more than 60 portfolio companies. Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., invests private equity capital in compelling leveraged buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Bear Stearns Merchant Banking currently manages a $1.7 billion equity capital pool and, since its inception in 1997, has been an investor in 29 portfolio companies across a broad range of industries. The principal offices of Trimaran Fund Management, L.L.C. is 425 Lexington Avenue, New York, New York 10017 and the telephone number is (212) 885-4300. The principal offices of Bear Stearns Merchant Banking is 383 Madison Avenue, New York, New York 10179 and the telephone number is (212) 272-2000. See "Chapter One—Information About the Acquiring Parties—Parent and Merger Sub Sponsors."
Who are the Management Investors?
The Management Investors are William P. Brick, the Chief Executive Officer and the Chairman of the board of directors of Packaged Ice, Jimmy C. Weaver, the President, Chief Operating Officer and a director of Packaged Ice, Steven J. Janusek, the Chief Financial Officer and Secretary of Packaged Ice, and Ben D. Key, the Senior Vice President—Sales of Packaged Ice. The Management Investors are required by the Acquiring Parties to become shareholders in Parent upon the completion of the merger. See "Chapter One—Information About the Management Investors," "Chapter One—The Merger—Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "Chapter One—Other Agreements—Subscription Agreement."

v

What will happen if the merger is completed?
Merger Sub will merge with and into Packaged Ice, with Packaged Ice as the surviving corporation. After the merger, Packaged Ice will be a wholly owned subsidiary of Parent. See "Chapter One—The Merger—Structure and Completion of the Merger."
When will the merger be completed?
If the merger agreement is approved and adopted by Packaged Ice's shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the annual meeting. See "Chapter One—Merger Agreement—Effective Time."
What will I receive if the merger is completed?
Each outstanding share of Packaged Ice common stock will be converted into the right to receive the greater of (i) $3.50 or (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount Packaged Ice receives upon the repurchase or redemption of its outstanding preferred stock. Pursuant to the terms of a stock purchase agreement dated May 10, 2003 between Packaged Ice and Banc of America Securities LLC, Packaged Ice may, subject to certain conditions, purchase shares of its preferred stock held by Banc of America Securities LLC at a discount. The savings from repurchasing those preferred shares at a discount would result in each share of Packaged Ice common stock being converted into the right to receive approximately $3.64 per share upon completion of the merger. The stock purchase agreement with Banc of America Securities LLC terminates on September 15, 2003. Therefore, if the merger is completed on or after September 15, 2003, each outstanding share of Packaged Ice common stock would be converted into the right to receive $3.50. See "Chapter One—The Merger—Effect of the Merger on Capital Stock" and "Chapter One—Merger Agreement—Merger Consideration."
When will I receive the merger consideration?
After the completion of the merger, when you send your stock certificates together with a properly completed letter of transmittal to the exchange agent, the exchange agent will promptly distribute the merger consideration to you. See "Chapter One—The Merger—Effect of the Merger on Capital Stock."
What other effects will the merger have on Packaged Ice?
As a result of the merger, each share of Packaged Ice common stock (other than shares held by Parent and Merger Sub) will be canceled. Packaged Ice common stock will no longer be listed on the American Stock Exchange or any other securities exchange. See "Chapter One—The Merger—Structure and Completion of the Merger" and "Chapter One—The Merger—Certain Effects of the Merger."

What happens to stock options and warrants in the merger?
Immediately prior to the effective time of the merger, each outstanding stock option and warrant to purchase shares of Packaged Ice common stock will become fully vested and exercisable. Each stock option and warrant outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:
•
the excess, if any, of the amount of cash which a holder of a share of Packaged Ice would be entitled to receive in exchange for such share following the completion of the merger over the per share exercise price of the option or warrant, multiplied by
• the number of shares of Packaged Ice common stock subject to the option or warrant.

The cash payment will be made as soon as practicable after the holder surrenders all of the stock options or warrants held by the holder or delivers a written agreement or acknowledgment that all of the stock options held by the holder have been canceled as a result of the merger in exchange for the cash payment. See "Chapter One—The Merger—Effect of the Merger on Capital Stock" and "Chapter One—Merger Agreement—Treatment of Stock Options and Warrants."
Is the merger consideration different for the Management Investors?	No. The Management Investors will receive the same consideration for their common stock, stock options and warrants as all other shareholders.
Do I have any dissenters' rights?
Yes. Any shareholder who does not wish to accept the merger consideration has the right under Article 5.11 of the Texas Business Corporation Act to have the "fair value" of his shares of common stock determined by a Texas court. This "right of appraisal" is subject to a number of restrictions and technical requirements. See "Chapter One—The Merger—Dissenters' Rights."
What are the tax consequences of the merger to me?
The receipt of cash in exchange for shares of Packaged Ice common stock, stock options and warrants in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See "Chapter One—The Merger—U.S. Federal Income Tax Consequences of the Merger."

How will Parent finance the merger?
The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $479.2 million, consisting of: (i) approximately $76.8 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options and warrants, (ii) approximately $329.0 million to fund the repayment of substantially all existing indebtedness of Packaged Ice, (iii) approximately $36.1 million to fund the redemption or repurchase of all of Packaged Ice's outstanding preferred stock, (iv) approximately $9.5 million to fund the purchase of certain leased equipment, (v) approximately $2.3 million to fund change of control payments and restricted stock grants to certain members of Packaged Ice's management and (vi) approximately $25.5 million to pay transaction fees and expenses.
It is anticipated that these funds will be obtained from equity and debt financings together with available cash, cash equivalents and marketable securities of Packaged Ice, as follows:
•
a cash equity contribution to Parent of approximately $189.7 million, assuming that Packaged Ice purchases certain of its preferred shares at a discount and subject to adjustment in connection with earnings shortfalls or timing changes in the working capital of Packaged Ice;
	•	a term loan in the amount of $135.0 million;
	•	a revolving loan in the amount of $35.0 million, of which between $4.5 and $11.5 million would be used to finance the merger; and
•
the proceeds from the issuance of $150.0 million of unsecured senior subordinated notes pursuant to an offering exempt from registration under the Securities Act of 1933, or, if such offering cannot be completed, a bridge loan in the amount of $150.0 million.
For a more complete description of the proposed financing, see "Chapter One—The Merger—Financing the Merger."

What are the conditions to the merger?
If certain conditions under the merger agreement are not satisfied or waived, the merger will not be completed, even if Packaged Ice's shareholders vote to approve and adopt the merger agreement and the merger at the annual meeting. These conditions include, among others:
	•	with certain exceptions, the representations and warranties of the parties set forth in the merger agreement must be accurate and complete as of the effective time of the merger;
	•	Parent and Merger Sub must have obtained financing to effect the merger and the transactions contemplated thereby. See "Chapter One—The Merger—Financing the Merger"; and
•
with certain exceptions, none of the Management Investors shall have failed to meet their funding obligations for any reason under their subscription agreement with Parent. See "Chapter One—Other Agreements—Subscription Agreement."
Can Packaged Ice consider other takeover proposals?
Packaged Ice cannot solicit or enter into any discussions with any third party regarding any acquisition proposal while the merger is pending unless such discussions are based upon a proposal not solicited by Packaged Ice and where the Packaged Ice board of directors has determined that it is necessary to enter into such discussions in order for it to comply with its fiduciary duties to the Packaged Ice shareholders under applicable law.

If Packaged Ice receives an acquisition proposal that is more favorable to the shareholders of Packaged Ice than the merger and the board of directors determines in good faith, after consultation with its counsel and financial advisors, that it is necessary to consider such proposal in order for it to comply with its fiduciary duties to the Packaged Ice shareholders, the board of directors may withdraw or modify its approval or recommendation of the merger agreement or approve or recommend a superior acquisition proposal. See "Chapter One—Merger Agreement—Limits on Solicitation." The withdrawal of the recommendation of the board of directors or acceptance of a superior proposal may require Packaged Ice to pay a termination fee to Parent and to reimburse the fees and expenses of the Acquiring Parties as specified in the merger agreement. See "Chapter One—The Merger—Fees and Expenses of the Merger" and "Chapter One—Merger Agreement—Termination Fee."

Can the merger agreement be terminated?
The merger agreement can be terminated at any time before the effective time of the merger by the mutual written consent of Packaged Ice and each of Parent and Merger Sub. In addition, any party not in breach of the merger agreement may terminate the merger agreement at any time before the effective time of the merger if:
	•	any court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently enjoining the merger;
	•	the Packaged Ice board of directors shall have determined to recommend a superior acquisition proposal; or
	•	a vote is taken at the annual meeting and the Packaged Ice shareholders do not approve the merger.

The merger agreement may also be terminated by Parent, Merger Sub or Packaged Ice if the merger has not been consummated by November 15, 2003, provided that the party seeking to terminate the merger agreement did not cause the failure to close.

Packaged Ice may terminate the merger agreement if Parent or Merger Sub shall have breached any of their representations, warranties or covenants if such breach would give rise to any of the conditions to the merger not being satisfied and, within 30 days after written notice of such breach to Parent from Packaged Ice, such breach shall not have been cured in all material respects;
Parent or Merger Sub may terminate the merger agreement, if:
	•	the Packaged Ice board of directors shall have withdrawn or modified in a manner adverse to Parent or Merger Sub, its approval or recommendation of the merger; or
•
Packaged Ice shall have breached any of its representations, warranties or covenants if such breach would give rise to any of the conditions precedent to the merger not being satisfied and, within 30 days after written notice of such breach to Packaged Ice from Parent, such breach shall not have been cured in all material respects. See "Chapter One—Merger Agreement—Termination."
Who must pay the fees and expenses relating to the merger?
Each party is responsible for its own fees and expenses. However, Packaged Ice has agreed to pay Parent all out-of-pocket costs, fees and expenses incurred in connection with the merger agreement up to an aggregate of $2.5 million and a termination fee of $5.0 million in certain instances upon termination of the merger agreement. See "Chapter One—The Merger—Fees and Expenses of the Merger," "Chapter One—Merger Agreement—Termination" and "Chapter One—Merger Agreement—Termination Fee."

x

Questions About the Fairness of the Merger and Conflicts of Interest
Did the board of directors receive any independent advice regarding the merger?
Yes. In January 2003, our board of directors hired Credit Suisse First Boston LLC ("CSFB") as its financial advisor to analyze and explore strategic alternatives for Packaged Ice. After a comprehensive screening and auction process in which multiple alternatives were thoroughly considered, CSFB recommended the merger to our board of directors as the best available option. On April 1, 2003, our board of directors also approved the engagement of U.S. Bancorp Piper Jaffray Inc. ("USBPJ" and, together with CSFB, the "Financial Advisors") as an additional financial advisor to Packaged Ice. In addition, on May 12, 2003, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. rendered an opinion that, based upon and subject to the various considerations set forth in the opinion, as of May 12, 2003, the $3.50 per share minimum cash consideration to be received by the public holders of shares of Packaged Ice common stock in the merger was fair, from a financial point of view, to Packaged Ice's public shareholders. See "Chapter One—Special Factors—Approval and Recommendation of the Board of Directors," "Chapter One—Special Factors—Background of the Merger and Proceedings of the Board of Directors" and "Chapter One—Special Factors—Opinion of Houlihan Lokey to the Board of Directors."
What does Packaged Ice's board of directors recommend?
Packaged Ice's board of directors has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Packaged Ice and its shareholders. The board of directors, with Mr. Brick and Mr. Weaver recusing themselves from the vote, unanimously approved the merger agreement and the transactions contemplated thereby and the board of directors, with Mr. Brick and Mr. Weaver recusing themselves, unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby. See "Chapter One—Special Factors—Background of the Merger and Proceedings of the Board of Directors" and "Chapter One—Special Factors—Position of the Board of Directors as to the Fairness of the Merger."
What do the Acquiring Parties think of the merger?
Each of the acquiring parties believes that the merger transaction is substantively and procedurally fair to Packaged Ice shareholders that are not continuing investors. See "Chapter One—Special Factors—Position of Acquiring Parties as to the Fairness of the Merger."
What do the Management Investors think of the merger?
The Management Investors believe that the merger is substantively and procedurally fair to Packaged Ice shareholders. See "Chapter One—Special Factors—Position of the Management Investors as to the Fairness of the Merger."

What are Management Investors' current relationships with Packaged Ice?
William P. Brick

Mr. Brick is the Chief Executive Officer and the Chairman of the board of directors of Packaged Ice. As of May 29, 2003, Mr. Brick beneficially owned 622,145 shares of Packaged Ice common stock (60,000 shares of which may be acquired through Mr. Brick's exercise of his stock options and 150,000 shares of which are held by Mr. Brick's children, to which Mr. Brick disclaims beneficial ownership).
Jimmy C. Weaver

Mr. Weaver is the President, Chief Operating Officer and a director of Packaged Ice. As of May 29, 2003, Mr. Weaver beneficially owned 187,853 shares of Packaged Ice common stock (95,788 shares of which may be acquired through Mr. Weaver's exercise of his stock options).
Steven J. Janusek

Mr. Janusek is the Chief Financial Officer and Secretary of Packaged Ice. As of May 29, 2003, Mr. Janusek beneficially owned 65,000 shares of Packaged Ice common stock (20,000 shares of which may be acquired through Mr. Janusek's exercise of his stock options).
Ben D. Key

Mr. Key is the Senior Vice President—Sales of Packaged Ice. As of May 29, 2003, Mr. Key beneficially owned 41,285 shares of Packaged Ice common stock (24,865 shares of which may be acquired through Mr. Key's exercise of his stock options).

The 916,283 shares in the aggregate described above represent approximately 4.5% of Packaged Ice's outstanding common stock as of May 29, 2003. See "Chapter One—The Merger—Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Security Ownership Of Certain Beneficial Owners and Management."
Do Packaged Ice's directors and executive officers have interests in the merger that are different from, or in addition to, mine?
Yes. The following constitute the material interests:

• Certain of our directors and officers will become shareholders in Parent upon the completion of the merger and will receive options to purchase common stock of Parent over a period of time. See "Chapter One—Other Agreements—Subscription Agreement." Pursuant to the subscription agreement, the Management Investors will enter into employment agreements, a stockholder agreement, indemnity agreement and stock option agreement. For more information on the general terms to be contained in these agreements, See "Chapter One—Other Agreements—Subscription Agreement."

•
Pursuant to the terms of the subscription agreement, the Management Investors will continue their employment with Packaged Ice on the terms outlined in the term sheet attached to the subscription agreement. See "Chapter One—Other Agreements—Subscription Agreement."
•
On May 9, 2001, Packaged Ice entered into strategic management team change of control bonus agreements with the following executive officers: William P. Brick, Jimmy C. Weaver, Graham D. Davis, Steven J. Janusek, Ben D. Key, Thomas L. Dann, Billy W. Daniel, Joseph A. Geloso and William A. Newberry. In the event of a change of control of Packaged Ice, as defined in the change of control bonus agreements, the executive officer will be paid a bonus equal to a portion of his salary plus a portion of each executive's bonus opportunity. The total amount due pursuant to the change of control bonus agreements is $1.8 million. These executive officers will also receive, in the aggregate, $500,000 in the form of restricted stock of Parent. The restricted stock will vest on the third anniversary of the closing date of the merger. See "Chapter One—Other Agreements—Subscription Agreement."
•
At the closing of the merger, the Management Investors and Other Potential Employee Investors will receive, on a pro rata basis, a $135,000 signing bonus based on their continued employment (based on each Management Investor's and Other Potential Employee Investor's percentage of investment in the aggregate investment required by all Management Investors of $3.5 million), such amount to be applied to each Management Investor's investment obligations pursuant to the subscription agreement. See "Chapter One—Other Agreements—Subscription Agreement."
•
Pursuant to the Packaged Ice stock option plans, the vesting and exercisability of all outstanding stock options will be accelerated upon completion of the merger. Pursuant to the merger agreement, the Packaged Ice board of directors and the compensation committee of the board of directors will take action to cancel, upon the completion of the merger, each outstanding unexercised stock option to purchase Packaged Ice common stock held by directors, executive officers, employees and consultants of Packaged Ice, in exchange for a cash payment equal to the excess of the per share merger consideration over the per share stock option exercise price, multiplied by the number of shares of Packaged Ice common stock subject to the stock option. See "Chapter One—The Merger—Effect of the Merger on Capital Stock" and "Chapter One—Merger Agreement—Treatment of Stock Options and Warrants."

Will directors elected at the annual meeting continue to serve on the board of directors if the merger and merger agreement are approved?
If the merger and merger agreement are approved, at the effective time, the board of directors of Packaged Ice will be replaced by the board of directors of Merger Sub, who will become the directors of the surviving corporation.
Voting and Proxy Procedures
Who may vote at the annual meeting?
You are entitled to vote at the annual meeting in person or by proxy if you owned shares of Packaged Ice common stock at the close of business on , 2003, which is the record date for the annual meeting. As of the record date, there were shares of Packaged Ice common stock issued and outstanding and entitled to be voted at the annual meeting. You will have one vote for each share of Packaged Ice common stock you hold on the record date. See "Chapter Two—Information About the Annual Meeting and Voting."
What vote is required to approve the merger?
The holders of a majority of the outstanding shares of Packaged Ice common stock entitled to vote must vote in favor of the approval and adoption of the merger agreement or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions will result in your shares not being voted for the merger and therefore will have the same effect as a vote against the merger. Holders of stock options may not vote the shares of Packaged Ice common stock subject to such options. See "Chapter Two—Information About the Annual Meeting and Voting."
Who is soliciting my proxy?
Packaged Ice's board of directors is soliciting proxies to be voted at the annual meeting. Packaged Ice has retained Georgeson Shareholder to assist in the solicitation of proxies. Packaged Ice's directors, officers and employees may assist Packaged Ice in soliciting proxies, but will not be specifically compensated for their services. See "Chapter Two—Information About the Annual Meeting and Voting."
What do I need to do now?
You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting. See "Chapter Two—Information About the Annual Meeting and Voting."

May I change my vote after I have mailed my signed proxy card?	Yes. You may change your vote at any time before your proxy card is voted at the annual meeting. You can do this in one of three ways:
• first, you can send a written notice to Packaged Ice's corporate secretary, stating that you would like to revoke your proxy;
• second, you can complete and submit a new proxy card; and
• third, you can attend the meeting and vote in person. Your attendance at the annual meeting will not alone revoke your proxy—you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. See "Chapter Two—Information About the Annual Meeting and Voting."
Should I send in my stock certificates now?
No. After the merger is completed, you will receive written instructions for exchanging your shares of Packaged Ice common stock for the cash merger consideration. See "Chapter One—The Merger—Effect of the Merger on Capital Stock."
Getting More Information
Are there other documents relating to the merger of which I should be aware?
The Securities and Exchange Commission requires all affiliated parties involved in transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Packaged Ice, the Acquiring Parties and the Management Investors have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission, copies of which are available without charge at its website at http://www.sec.gov and at Package Ice's website at http://www.reddyice.com. See "Chapter Four—Additional Information for Shareholders—Where You Can Find Additional Information."
How can I learn more about the merger?
The merger agreement, including the conditions to the closing of the merger, is described under the caption "Merger Agreement" in Chapter One and the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger. See "Chapter One—Merger Agreement" and Appendix A.
Who can help answer my questions?
If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:
Georgeson Shareholder 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (800) 964-0732

TABLE OF CONTENTS

CHAPTER ONE
SPECIAL FACTORS
Background of the Merger and Proceedings of the Board of Directors
Position of the Board of Directors as to the Fairness of the Merger
Approval and Recommendation of the Board of Directors
Opinion of Houlihan Lokey to the Board of Directors
Position of Packaged Ice as to the Purposes, Alternatives, Reasons and Effects of the Merger
Position of Acquiring Parties as to the Fairness of the Merger
Position of the Management Investors as to the Fairness of the Merger
Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger
Position of the Management Investors as to the Purposes, Alternatives, Reasons and Effects of the Merger
Plans for Packaged Ice After the Merger
THE MERGER
Proposal 1: Approval of the Merger and the Merger Agreement
Voting Rights; Quorum; Vote Required for Approval
Structure and Completion of the Merger
Effect of the Merger on Capital Stock
Dissenters' Rights
Certain Effects of the Merger
Interests of Certain Persons in the Merger; Potential Conflicts of Interests
Conduct of the Business of Packaged Ice if the Merger is Not Completed
Financing the Merger
Fees and Expenses of the Merger
Anticipated Accounting Treatment of the Merger
U.S. Federal Income Tax Consequences of the Merger
Regulatory Matters
MERGER AGREEMENT
The Merger
Effective Time
Articles of Incorporation and By-Laws
Directors and Officers
Merger Consideration
Treatment of Stock Options and Warrants
Payment for Shares
Transfer of Shares
Representations and Warranties
Conduct of Business Prior to the Merger
Limits on Solicitation
Additional Agreements
Conditions Precedent
Termination
Effect of Termination
Termination Fee
Amendment; Extension; Waiver

INFORMATION ABOUT PACKAGED ICE
Directors and Executive Officers of Packaged Ice
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Book-Value Per-Share Data
Selected Financial Information
Trading Market and Price Range of Common Stock
Dividend Policy
Prior Public Offerings
Access to Information
INFORMATION ABOUT THE ACQUIRING PARTIES
Merger Sub
Parent
Directors and Officers of Merger Sub and Parent
INFORMATION ABOUT THE MANAGEMENT INVESTORS
Common Stock Purchase Information
OTHER AGREEMENTS
Banc of America Preferred Stock Purchase Agreement
Subscription Agreement
CHAPTER TWO INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Cost of Proxy Solicitation
CHAPTER THREE OTHER PACKAGED ICE ANNUAL MEETING PROPOSALS
Packaged Ice Board Meetings
Committees of the Packaged Ice Board
Director Compensation
Proposal 2: Election of Directors
Executive Officers
Executive Compensation
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
Audit Committee Report
Performance Graph
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Proposal 3: Ratification of Appointment of Independent Auditors
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals for 2003 Annual Meeting
General
CHAPTER FOUR ADDITIONAL INFORMATION FOR SHAREHOLDERS
Where You Can Find Additional Information
Information Incorporated by Reference
APPENDIX A Agreement and Plan of Merger
APPENDIX B Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
APPENDIX C Provisions of the Texas Business Corporation Act Regarding Appraisal Rights

        This document incorporates important business and financial information about Packaged Ice from documents filed with the Securities and Exchange Commission that are included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission's website at http://www.sec.gov, at Package Ice's website at http://www.reddyice.com and from other sources. See "Chapter Four—Additional Information for Shareholders—Where You Can Find Additional Information."

        CAC Holdings Corp. has supplied all information in this proxy statement relating to it and its wholly owned subsidiary, Cube Acquisition Corp. Packaged Ice has not independently verified any of the information relating to CAC Holdings Corp. or Cube Acquisition Corp. Packaged Ice has supplied all information in this proxy statement relating to Packaged Ice. CAC Holdings Corp. and Cube Acquisition Corp. have not independently verified any of the information relating to Packaged Ice. No person has been authorized to give any information or to make any representation other than those contained in this proxy statement.

Cautionary Statement Concerning Forward-Looking Information

        Other than statements of historical facts, statements made in this proxy statement, statements made by us in periodic press releases or oral statements made by our management to analysts and shareholders and statements made in the course of presentations about our company, constitute "forward-looking statements" within the meaning of such term under the Private Securities Litigation Reform Act of 1995. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. Factors you should consider that could cause these differences are:

  •
  general economic trends and seasonality;

  •
  substantial leverage and ability to service debt;

  •
  availability of credit facilities and restrictive covenants under the credit facilities;

  •
  risks associated with acquisitions and failure to integrate acquired businesses;

  •
  availability of capital sources;

  •
  competitive practices in our industry;

  •
  fluctuations in operating costs;

  •
  technological changes and innovations;

  •
  changes in labor conditions;

  •
  capital expenditure requirements;

  •
  legislative or regulatory requirements; and

  •
  weather.

        You should not unduly rely on these forward-looking statements as they speak only as of the date of this proxy statement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed in our Annual Report on Form 10-K which accompanies this proxy statement.

CHAPTER ONE

SPECIAL FACTORS

Background of the Merger and Proceedings of the Board of Directors

Background of the Merger

        We have grown significantly since our incorporation in 1990, primarily through the implementation of a consolidation growth strategy within the highly fragmented packaged ice industry. Since April 1997, we acquired 84 traditional ice companies, principally in the southern half of the United States. We financed these acquisitions primarily through the issuance of debt, including our senior credit facilities and our 9 3/4% senior notes. We also financed these acquisitions through the issuance of mandatorily redeemable preferred stock and the issuance of common equity through our initial public offering in January 1999. These acquisitions and our continued growth strategy in 1999 and 2000 resulted in significant levels of outstanding debt.

        In April 2001, we hired a new Chief Executive Officer and consolidated our corporate headquarters in Dallas, Texas. At this time, we began implementing plans focusing on debt reduction, operating improvements, rationalization of capital expenditures, liquidation of excess assets and working capital improvements. These programs continued through 2002 and resulted in an aggregate amount of approximately $32.5 million of debt reduction (net of cash and restricted cash) during 2001 and 2002. Although we were able to reduce our debt during this period, our continuing significant indebtedness and the impending maturities of our debt and equity obligations led our senior management and board of directors to begin actively addressing our highly leveraged capital structure. Key events, decisions and actions taken by senior management and our board of directors pursuant to this initiative led our board of directors to seek financing alternatives for Packaged Ice, which ultimately led to the unanimous approval of the merger as described below.

The August 15, 2002 Regular Meeting of our Board of Directors

        On August 15, 2002, at a regularly scheduled meeting of our board of directors, members of our senior management team, including William P. Brick, our Chief Executive Officer, Jimmy C. Weaver, our President and Chief Operating Officer, and Steven J. Janusek, our Chief Financial Officer, presented a detailed report on our financial condition. The presentation included a discussion of the approaching maturity dates of: (i) our significant indebtedness, consisting mainly of our outstanding 9 3/4% senior notes due on February 1, 2005 and our credit facility which expires on October 31, 2004, and (ii) our preferred stock, which contains a provision requiring the redemption of such shares on or prior to April 15, 2005 (together, these obligations are referred to in this section as "our debt and equity obligations"). Senior management's presentation concluded that it would be prudent for us to begin identifying and exploring options to reduce the impact of the impending maturity dates of our debt and equity obligations so that we might avoid any resulting potential material adverse effects on our business. Senior management also stated that they had contacted one of our lenders on August 6, 2002 in order to have preliminary discussions relating to potential alternative financing arrangements and refinancing options. In addition, senior management informed the board of directors that we had been contacted by a potential strategic buyer in the cold storage industry ("Strategic Party One") for the purpose of discussing a possible transaction.

        After considering senior management's presentation, our board of directors instructed senior management to focus its efforts on the identification of potential options to reduce the impact of our maturing debt and equity obligations, to explore any capital structure solutions available to us and to advise our board of directors of its findings.

        As directed by our board of directors, between August 15, 2002 and November 22, 2002, senior management prepared detailed analyses of our capital structure, consulted with our lenders and holders of our notes and preferred stock and discussed potential alternatives with third parties who had executed confidentiality agreements.

The November 22, 2002 Regular Meeting of our Board of Directors

        On November 22, 2002, at a regularly scheduled meeting of our board of directors, senior management reported its activities since the August 15, 2002 meeting of the board of directors as follows:

        The Capital Structure Analysis. In order to research our various alternatives to alleviate the impact of our maturing debt and equity obligations, senior management prepared a confidential operating business model for Packaged Ice using actual data through August 2002 and confidential projected data for the period beginning September 2002 and ending December 2005. This model was designed to describe the expected impact of our debt and equity obligations on our operations. In addition, senior management conducted discussions with our independent auditors and the audit committee of our board of directors regarding the likely effects of the nearing maturity of our debt and equity obligations on our financial statements. Based on these discussions, senior management concluded that the term debt under our credit facility would likely be classified as a current liability beginning in October 2003. This additional current liability classification would likely result in our independent auditors providing us with an opinion reflecting statements questioning our ability to continue as a going concern, which would be included in our annual report on Form 10-K for the fiscal year ending December 31, 2003. Such an opinion would also result in a breach of our credit agreement. As a result of a cross default provision in the indenture governing our senior notes, the notes would also be in default. Senior management's presentation concluded that this chain of events would have a material adverse effect on us and our shareholders. As a result, senior management presented their conclusion that a solution to our debt and equity obligation issues should be sought immediately and be effected in a timely manner, preferably no later than the third quarter of 2003.

        Senior management presented the following options to our board of directors, which they believed to be available to us as potential solutions to the impending maturity of our debt and equity obligations:

  •
  debt refinancing;

  •
  equity infusion;

  •
  private sale; or

  •
  sale to a strategic buyer.

        Discussions with our Lenders, Noteholders and Preferred Shareholders.    Senior management also reported to our board of directors the following details relating to their contacts with our stakeholders:

        Lenders

        On October 16, 2002, senior management had additional discussions with one of our lenders regarding potential alternative financing arrangements, including discussions on expanding the lending base available to us. The lender determined that several obstacles would need to be overcome in order to expand the current lending base, including the renegotiation or elimination of other outstanding obligations, principally our senior notes and our preferred stock.

        Holders of Senior Notes

        While at a bond conference sponsored by First Albany held in Albany, New York on October 17, 2002, senior management held private discussions with some of our significant noteholders. Based on these discussions, senior management determined that these noteholders had a positive outlook on our current position, as compared to their outlook a year ago, and some of our noteholders indicated a willingness to discuss a potential extension of current maturities of our senior notes. Senior management determined that an extension of maturities was not a viable option in light of our then current level of indebtedness and preferred stock obligations.

        Preferred Shareholder Contacts

        At the same bond conference on October 17, 2002, senior management also met with our largest preferred shareholder, Banc of America Securities LLC, to discuss a potential extension or redemption discount for their preferred stock investment. On October 25, 2002 and again on November 1, 2002, senior management had additional follow-up conference calls with Banc of America to discuss these options.

        Evaluation of our Common Stock.    Senior management presented to our board of directors an evaluation of the common stock share price fluctuations and trading volumes since our initial public offering, as shown below, which indicated a declining overall stock price for our common stock since our initial public offering.

Packaged Ice, Inc. Common Stock Analysis
Volumes Traded by Price Range

	1999	2000	2001	2002(1)	Total
Above $8.00	2,446,191	—	—	—	2,446,191
$7.00-$8.00	208,056	—	—	—	208,056
$6.00-$7.00	2,741,361	—	—	—	2,741,361
$5.00-$6.00	2,588,737	26,672	—	—	2,615,409
$4.00-$5.00	3,969,729	1,747,518	—	—	5,717,247
$3.00-$4.00	3,715,468	2,033,343	—	—	5,748,811
$2.00-$3.00	657,378	2,691,200	1,643,450	—	4,992,028
$1.00-$2.00	—	1,340,600	7,064,720	2,119,000	10,524,320
Below $1.00	—	—	—	262,100	262,100

Total volume	16,326,920	7,839,333	8,708,170	2,381,100	35,255,523

(1)
Through October 28, 2002.

        Discussions With Third Parties.    Senior management also reported to our board of directors the following details relating to their confidential contacts with third parties:

        Investment Banking Contacts

        From August 15 to November 22, 2002, senior management met and had discussions with five investment banking firms, including a meeting with and presentation by Credit Suisse First Boston LLC ("CSFB") on September 20, 2002. All five of these investment banking firms discussed potential services that they could provide as well as their initial thoughts regarding the recapitalization or a refinancing of our company.

        Sale to a Strategic Buyer

        Senior management also explored, on a limited basis, a sale to a strategic buyer ("Strategic Party Two"). On September 27, 2002, senior management met with the management and financial advisor of Strategic Party Two to discuss various transaction alternatives, including a merger between the two parties. Based on subsequent discussions on October 2, 2002, senior management determined that a potential transaction with Strategic Party Two was not likely due to uncertainties about Strategic Party Two's ability to consummate a transaction.

        Equity Infusion and Other Private Sale Options

        One of our non-management board members provided us with contact information for a private equity firm, Trimaran Fund Management, L.L.C. ("Trimaran"). On September 13, 2002, we contacted Trimaran to discuss their interest in a potential transaction, and Trimaran entered into a confidentiality agreement with us on October 29, 2002. On October 30, 2002, we delivered information about our company to Trimaran. On November 22, 2002, Trimaran submitted a letter of interest to us which was ultimately distributed to our board of directors for review.

        Additionally, two of the original five investment banking firms, including CSFB, contacted us during October 2002 to discuss opportunities for us to attract private investment capital in the form of a large equity infusion or through a private sale. The two investment banking firms scheduled meetings with five separate private equity firms to discuss these opportunities. On October 16, 2002 (two meetings), October 28, 2002 (two meetings) and November 11, 2002, senior management met with the five private equity firms. Four of the private equity firms expressed interest in a potential transaction and provided us with letters expressing their respective interest. The letters were distributed to our board of directors for review.

        Strategic Relationships

        In mid-November, senior management contacted a potential strategic partner in the beverage industry ("Strategic Party Three") to discuss certain opportunities that may exist between the two companies. No formal indication of interest was expressed by Strategic Party Three at this time.

        Legal Counsel.    After the presentation by management, our outside legal counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., ("Akin Gump") discussed with our board of directors some of the legal implications of the various alternatives presented by senior management. Akin Gump also advised our board of directors regarding their fiduciary duties in considering and taking action with respect to any refinancing or other transaction.

        Board Discussion of Management's Presentation.    Our board of directors then discussed the various options and contacts set forth by senior management. After a full discussion and careful consideration, our board of directors reached a consensus that it would be in the best interests of our shareholders to complete a transaction that would have the effect of both restructuring our debt and equity obligations and enhancing shareholder value. The options discussed by our board of directors included, among others: (i) a private sale of equity in conjunction with a refinancing of our credit facility and senior notes and (ii) a sale of our company for cash. Our board of directors determined at this time that it was unlikely that a debt refinancing alone would be a viable solution for us to successfully resolve the issues regarding our maturing debt and equity obligations. Our board of directors also reached a consensus that it was timely to begin discussing these alternatives and agreed that it would be in our best interest to effect an appropriate transaction, the details of which were as yet unspecified, during the third quarter of 2003, due to the impending maturities of our debt and equity obligations. Our board of directors then instructed management to continue exploring our options and reporting their findings at subsequent board meetings. In addition, our board of directors determined it would be in our best interest to engage a financial advisor to advise us through this process, and directed Mr. Brick to arrange meetings with several investment banking firms in order for our board of directors to select an appropriate financial advisor.

The January 14, 2003 Special Meeting of our Board of Directors

        At a special meeting of our board of directors on January 14, 2003, senior management updated our board of directors on their activities regarding potential solutions to address our maturing debt and equity obligations as follows:

        Discussions with Third Parties.    Senior management presented the following details relating to contacts that had been made with third parties on a confidential basis:

        Strategic Contacts

        On November 25, 2002, senior management held a follow-up conference call with Strategic Party Three to continue discussing opportunities between the two companies. At the conclusion of these discussions, Strategic Party Three decided that it was not interested in pursuing a business relationship with us at that time.

        Investment Bankers and Private Equity Firms

        Throughout the period from November 22, 2002 to January 14, 2003, senior management continued to identify and explore solutions to address our maturing debt and equity obligations and maintained contact with the five investment banking firms with which it had had prior discussions.

        On December 4, 2002, senior management met with CIBC World Markets Corp. ("CIBC"), an investment banking firm, and Trimaran, the private equity firm that had previously submitted a letter of interest on November 22, 2002. During that meeting, senior management gave CIBC and Trimaran a presentation on our background and financial condition.

        One of the original five investment banking firms scheduled meetings with five additional private equity firms to discuss transaction opportunities with senior management. We met with the five private equity firms on December 3, December 4 (two meetings), December 6 and December 17, 2002. Three of these private equity firms expressed interest in a potential transaction, while the two other private equity firms decided against a transaction at that time.

        On December 17, 2002, senior management contacted and held discussions with a financial advisor to discuss strategic alternatives. This financial advisor scheduled a meeting on December 18, 2002, between our senior management and a group of private investors, who were also significant stakeholders of Packaged Ice. There were no subsequent material discussions with this group related to a potential transaction with us.

        Another of the original five investment banking firms scheduled a meeting with an additional private equity firm to discuss transaction opportunities with senior management on December 20, 2002. At this meeting, this private equity firm expressed interest in a potential purchase of the entire company and inquired as to the timing of further due diligence.

        One of our shareholders scheduled a meeting between senior management and another private equity firm to discuss transaction opportunities on January 10, 2003. There were no subsequent material discussions with this private equity firm related to a potential transaction with us.

        Between December 2002 and early January 2003, four of the private equity firms who had previously discussed transaction opportunities with us conducted additional due diligence meetings, including Trimaran, who conducted a follow-up due diligence meeting on December 19, 2002.

        Discussions with Preferred Shareholder

        On January 3, 2003, senior management again contacted Banc of America to discuss possible adjustments to the terms of their Packaged Ice preferred investment and to update them on the progress made to date in arranging a possible transaction. Banc of America reconfirmed their willingness to work with us, but emphasized that no commitment could be made until a more definitive transaction was implemented.

        Investment Banking Presentations.    Mr. Brick then reported to our board of directors that five investment banking firms had expressed interest in representing us as our financial advisor and each had agreed to make presentations to our board of directors. Prior to their presentations, Akin Gump briefed our board of directors on the proper process in selecting a financial advisor. Akin Gump advised our board of directors to consider each investment banking firm's (i) depth of investment banking experience, (ii) prior experience with us and (iii) knowledge of the ice industry, when selecting a financial advisor. Akin Gump further advised our board of directors that they may, but were not required to, consider the selection of a financial advisor based on a particular transaction that such investment banking firm had identified. This was based on the fact that all interested financing sources and potential buyers during the subsequent process would have the opportunity to make a proposal, notwithstanding which financial advisor the board of directors selected. Akin Gump further informed our board of directors that a special committee of independent directors is typically created to negotiate a transaction when one or more directors are interested in a particular transaction, such as (i) when a parent is making an offer to purchase a subsidiary, (ii) when the transaction parties have common directors or (iii) when officers or directors make an offer to purchase the company. Since none of these facts were present in this circumstance, Akin Gump advised our board of directors that it would not be required to appoint a special committee at this time.

        The five original investment banking firms then gave presentations to our board of directors, illustrating their background, personnel, relevant experience, history with us, initial procedural details, and a preliminary analysis of the options available to us.

        After the last presentation, our board of directors entered into a long and comprehensive discussion about each of the five potential financial advisors, and each presentation was thoroughly discussed. The directors reached a consensus that a sale of our entire company was the most viable option to refinance the debt and enhance shareholder value, given that the range of valuations set forth in some of the presentations was significantly higher than that reflected in the trading price of our common stock over the past two years. After the discussion, several directors stated that CSFB was our most logical choice, subject to negotiation of their fees and receiving assurances from their representatives that CSFB would give us adequate attention.

        Prior to calling for a vote on engaging CSFB and subsequent to Akin Gump's advice to the board of directors, Mr. Brick opened a discussion regarding the proper role of management in the process, including the participation of Mr. Brick and Mr. Weaver, the two directors who are also members of management, in board decisions. After full discussion by our board of directors, Mr. Brick and Mr. Weaver determined that since management's role in a potential bidder's transaction structure was unknown at this time, they should recuse themselves from or abstain from voting on the selection of the financial advisor and on any other matter related to the refinancing or sale of our entire company, although such abstention was likely not legally required. Additionally it was determined and agreed that no negotiation between management and a potential party to a transaction would be conducted until our board of directors had determined which party would provide our shareholders with the most attractive transaction opportunity.

        Our board of directors, with Messrs. Brick and Weaver abstaining, then unanimously approved a motion to negotiate an engagement agreement with CSFB, pursuant to which CSFB would provide financial advisory services to evaluate a variety of financial and strategic alternatives.

        Additionally, our board of directors unanimously resolved to appoint Richard Coonrod and Steven P. Rosenberg to a committee to act as a liaison between management and the rest of our board of directors and to provide advice and assistance in connection with matters relating to CSFB's engagement. Throughout the process, these board members were utilized by our board of directors and management to provide a smooth information flow, to disseminate relevant information, and to provide direction and advice on relevant matters.

        On January 15, 2003, CSFB discussed their availability for service and the forthcoming process with our board of directors, and on January 17, 2003, our board of directors authorized the execution of the CSFB engagement letter by unanimous consent. On January 21, 2003, we publicly announced that we had retained CSFB to assist us in evaluating a variety of financial and strategic alternatives.

The CSFB Engagement and the Auction Process

        Initial Process and First Phase of the Auction

        In accordance with our board of directors' direction to assess the interest of prospective purchasers, senior management met with CSFB to outline the process we would follow in exploring our strategic alternatives, including the possible sale of our company. In conjunction with this discussion, CSFB began an extensive due diligence review of our business.

        CSFB, with our input on our prior contacts and meetings, immediately identified general categories of potential purchasers of our company, including ice manufacturers, beverage/bottled water companies and financial buyers. The target potential buyers were selected based on strategic fit and, in the case of financial buyers, an explicit focus and/or interest in our industry.

        As part of this process CSFB, at our request, contacted numerous prospective strategic and financial purchasers (including every party with whom we had had previous contact) and informed them that, upon their execution of a confidentiality agreement with us, we would make available to them a confidential information memorandum. From January to April 2003, CSFB contacted 96 potential purchasers (85 financial sponsors and 11 strategic buyers), 74 of whom requested confidentiality agreements and 53 of whom entered into confidentiality agreements. Each party that entered into a confidentiality agreement was provided a copy of our confidential information memorandum, which set forth certain information to be used by the party to determine their interest in a transaction. Strategic Party One, Strategic Party Two and Strategic Party Three were contacted at this time, but declined to proceed with this process. Each prospective purchaser that expressed an interest in participating in the process was asked to submit a preliminary indication of interest by February 19, 2003.

        Continuing Due Diligence of Trimaran

        On February 12, 2003, as part of Trimaran's due diligence efforts and to explore potential strategic relationships which may exist for us, Trimaran arranged a meeting among our senior management, Akin Gump, Trimaran and a potential marketing partner in the beverage industry. These discussions were limited to cross marketing opportunities between us and the potential marketing partner and no further discussions were held subsequent to the meeting.

        Preliminary Indications of Interest

        CSFB initially received six preliminary indications of interest in a possible transaction with us; four were for purchases of the entire Company while the remaining two proposed structured equity investments in conjunction with a refinancing of our debt. All of these indications of interest were from prospective financial purchasers. One party ("Bidder One") proposed a range of common stock per share values from $1.40 to $3.83. Another party ("Bidder Two") proposed a range of common stock per share values from $1.50 to $1.70. A third party ("Bidder Three") proposed a common stock per share value of $1.50. Trimaran proposed a common stock per share value of $3.00.

        All of these indications of interest were conditioned on, among other things: (i) the ability of each prospective purchaser to obtain financing, (ii) satisfactory completion of due diligence by prospective purchasers and their financing sources, (iii) no material adverse changes with respect to us or financing markets generally and (iv) a continuing role by our senior management in Packaged Ice.

        The February 20, 2003 Regular Meeting of our Board of Directors

        At a regular meeting of our board of directors on February 20, 2003, CSFB reported on its activities to date, including details of the submitted indications of interest. Akin Gump then discussed some of the legal implications of the various alternatives, and advised our board of directors on its fiduciary duties in considering and taking action with respect to any refinancing or other transaction.

        After fully reviewing the indications of interest and thoroughly discussing such indications with CSFB, our board of directors directed CSFB to invite Bidder One and Trimaran to continue working on a possible transaction. After considering the two proposals for structured equity investments, our board of directors concluded that while these investments were large enough to provide us with adequate future operational flexibility and could provide us with the opportunity to access the public debt markets on acceptable terms, they would be highly dilutive to our current shareholders. Our board of directors reached a consensus that it would be in the best interest of our shareholders to complete a sale of our company for cash, provided that the price per share represented a substantial premium to the current market price.

        At the same board meeting, CSFB reported that Strategic Party Two, who had participated in discussions with senior management in September and October 2002, remained interested in pursuing a transaction with us. Although Strategic Party Two did not believe it was possible to acquire Packaged Ice in its entirety, it expressed an interest in acquiring a portion of our business for between $150.0 and $170.0 million. Our board of directors determined that it would not be in our best interest to pursue this proposal to purchase a portion of our business at this time and that a partial sale would damage our national customer relationships resulting in a reduction in value to our shareholders. There were no further material discussions related to a partial sale to Strategic Party Two.

        The Second Phase of the Auction Process

        The two board-approved prospective purchasers, Bidder One and Trimaran, were then invited to participate in due diligence investigations, including meetings with management and our financial and legal advisors, site visits and data room visits.

        While these two parties conducted due diligence, CSFB received inquiries and indications of interest from four additional parties. These parties were each informed that they were entering into the process late and that other parties currently engaged in the process had already completed substantial work. By mid-March 2003, three of the four additional parties (two financial sponsors and a strategic buyer ("Strategic Party Four")) had submitted indications of interest and were subsequently invited to continue in the process bringing the total number of parties participating in the process to five. One of the additional financial bidders ("Bidder Four") proposed a range of common stock per share values from $2.50 to $3.00. The second additional financial bidder ("Bidder Five") proposed a common stock per share value of approximately $3.00. Strategic Party Four proposed a range of common stock per share values from $2.10 to $3.25.

        Subsequent to the invitations to continue, senior management gave presentations to Bidder Four and Bidder Five, while Strategic Party Four, after some minimal additional evaluation, declined to proceed with the process. Each of the additional continuing parties was afforded the same access to management, advisors and the data room as the initial two parties had received.

        Throughout the second phase of the auction process, which lasted approximately seven weeks, a data room was fully accessible to all purchaser parties and their advisers. During the period, all purchaser parties visited the data room at least one time. Trimaran continued conducting due diligence sessions throughout the period, including financial and business due diligence meetings on March 17, March 24, March 26, March 31, April 1, April 2, and April 4 with Trimaran or their representatives and senior management, Akin Gump and/or CSFB.

        Alternative Structure

        On March 13, 2003, CSFB met with certain parties, including an investment banking firm that proposed an alternative structure (the "Alternative Structure") to refinance our existing debt without a sale of our entire company. Our senior management and its representatives reviewed the proposal and worked with the parties for several weeks to evaluate the Alternative Structure, including follow-up discussions with these parties and CSFB, senior management and Akin Gump held on March 14 and March 19, 2003.

        On March 21, 2003, the investment banking firm that proposed the Alternative Structure gave the board of directors a presentation on the Alternative Structure at a special meeting of our board of directors. Our board of directors determined that, although the Alternative Structure (on the terms set forth in the presentation) presented our shareholders with value comparable to that available from the sale of our entire company, the Alternative Structure had significantly more execution risk than a sale of the entire company. Additionally, our board of directors was informed at this time that the investment banking firm, in order to continue working on the Alternative Structure, would require us to reimburse it for expenses of up to approximately $1.0 million and agree to pay a break-up fee under certain circumstances, thereby increasing the cost and risk associated with the Alternative Structure. Therefore, our board of directors instructed CSFB to continue pursuing a sale and to discontinue pursuing a transaction involving the Alternative Structure.

        Other Board of Directors Actions

        At the same board of directors special meeting on March 21, 2003, Mr. Brick suggested that, since CSFB was a potential financing source for several interested parties, we should engage another qualified independent investment banking firm to render a fairness opinion on a final transaction. After extensive discussion, our board of directors authorized the engagement of either of two firms, including Houlihan Lokey, and on April 1, 2003, our board of directors unanimously approved the terms of the Houlihan Lokey engagement letter.

        In addition, our board of directors approved the terms of the U.S. Bancorp Piper Jaffray Inc. ("USBPJ" and together with CSFB referred to collectively as our "Financial Advisors") engagement letter in which USBPJ would provide financial advisory services to us in order to maintain an existing relationship with certain investment banking personnel without increasing the aggregate amount of the original fee. Our board of directors also approved the terms of an amendment to the CSFB engagement letter, which provided for USBPJ's new role as an additional financial advisor, including an appropriate fee adjustment.

        Submission of Final Bids

        The four remaining active parties in the auction process were informed that final bids were due on April 7, 2003. On April 7, 2003, two parties, Bidder One and Trimaran, submitted proposals, while Bidder Four and Bidder Five declined to proceed with the process. On April 11, 2003, the Financial Advisors provided information relating to the two bids that had been received. Bidder One, who had provided an initial common stock per share value range of $1.40 to $3.83 in February, submitted an adjusted common stock per share value of approximately $2.07; the other bidder, Trimaran, who had provided an initial common stock per share value of $3.00 in February, proposed common stock per share value of $3.30.

        Bidder One also requested that we enter into an exclusivity agreement with them for the duration of the time necessary for them to complete their due diligence expected to take approximately two months. Trimaran's bid did not request an exclusivity period and required little further material due diligence time.

        Both bids were conditioned on, among other things: (i) each party's ability to locate an equity partner to complete the proposed transaction, (ii) each party's satisfactory completion of any additional due diligence, (iii) satisfactory completion of employment and investment agreements with members of management, (iv) the execution of a definitive agreement, (v) no material adverse changes with respect to our business or the financial markets generally and (vi) each party's securing financing packages that contained certain conditions, including no material disruption in the financial markets, no material adverse change with respect to us or our industry generally, satisfactory completion of due diligence and achievement of certain future financial results.

        After full discussion and review of the two proposals, our board of directors directed our Financial Advisors to continue working with both bidders to further enhance their bids and to remove certain conditions to the bids.

        Additional Opportunities

        On April 9, 2003, we were contacted by another potential strategic buyer ("Strategic Party Five") that was interested in discussing a potential transaction with us. Strategic Party Five was unwilling to enter into a customary confidentiality agreement with us until they had an opportunity to meet with our management. While they were informed of the necessity to move quickly if they were interested in pursuing a transaction and were informed that our management would be available to discuss any issues, they did not schedule a meeting with us until April 29, 2003 (such meeting was later postponed). On April 29, 2003, our board of directors discussed Strategic Party Five's proposal and felt that it was in the best interest of our shareholders to continue to engage in discussions with Strategic Party Five, but to also continue working within the established process with Bidder One and Trimaran. On May 3, 2003, Mr. Brick met with the CEO and financial advisor of Strategic Party Five and broadly discussed a possible transaction. Strategic Party Five did not submit a written indication of interest, but instead requested that we make assurances that the formal process would remain open long enough so that they could submit a written indication of interest. In addition, Strategic Party Five requested that if the initial indication was acceptable, they be given a two-week exclusivity period to continue working. Further, Strategic Party Five again declined to enter into a customary confidentiality agreement with us, and at no point did they make any indication of value or their ability to provide certainty of financing for any transaction with us.

        Final Due Diligence, Bid Adjustments and Board Determination

        After submitting their second proposals, both Trimaran and Bidder One requested, and received, permission to seek an equity partner with whom to co-invest in the proposed transaction. Trimaran partnered with Bear Stearns Merchant Banking (hereinafter referred to jointly as "Trimaran/BSMB"), and we immediately made both management and our advisors available to Trimaran/BSMB to facilitate a joint bid.

        On April 25, 2003, Trimaran/BSMB submitted a proposal to us offering $3.30 per share and reporting that all of their due diligence was complete with the exception of two items. In addition, they also submitted a committed financing package which required only limited due diligence. They expected to be able to remove all due diligence conditions within one week.

        On April 28, 2003, Bidder One submitted another bid to us, increasing their common equity value of the bid to an approximate common stock per share value of $2.49. Bidder One also removed from their offer their prior condition to find an equity partner, instead agreeing to fund all of the equity investment initially, with the intention of syndicating its equity position. On April 30, 2003, Bidder One supplemented their proposal further, this time raising the common stock per share value to approximately $2.95.

        A board conference call was scheduled for May 6, 2003. Prior to that call and as a result of continuing to work with us and our Financial Advisors, the two parties again submitted revised bids to our board of directors. As so revised, Trimaran/BSMB continued to propose a common stock per share value of $3.30, while Bidder One increased its bid to a common stock per share value of $3.28. Both bids proposed similar structures and required similar management agreements and participation. Trimaran/BSMB had no due diligence requirements, except customer due diligence, while Bidder One still required management, customer and supplier due diligence as well as environmental due diligence to the satisfaction of their lenders. Bidder One also again requested an exclusivity period, such period to end on Bidder One's estimated date of the execution of the merger agreement, May 31, 2003. Trimaran/BSMB did not request exclusivity and targeted the completion of customer due diligence and negotiation of a definitive agreement within one week. In addition, Bidder One's bid required both a solvency opinion and a minimum debt rating from at least two debt rating agencies; neither condition was required under the Trimaran/BSMB bid. Both parties requested break-up fees: $12.5 million plus $2.5 million for fees and expenses for Trimaran/BSMB, and 3% of the transaction value, or approximately $14.8 million (which amount would include expense reimbursement), for Bidder One. Bidder One's proposal also provided a provision for its expiration as of 12:00 noon, CDT on May 7, 2003.

        On May 6, 2003, our board of directors met telephonically to discuss both bids in detail. Our board of directors noted that: (i) both bids offered values to the common shareholders that were materially the same, (ii) the Trimaran/BSMB bid had fewer due diligence requirements, (iii) the Trimaran/BSMB bid proposed the conclusion of due diligence and a definitive agreement execution date within one week, a period materially shorter than Bidder One's proposal, and (iv) the financing commitment from Bidder One included an environmental due diligence requirement, a minimum ratings requirement and certain other conditions which were not included in Trimaran/BSMB's financing commitment. Our financial and legal advisors estimated that Trimaran/BSMB could negotiate and sign a definitive agreement within approximately one week. Based on the foregoing, our board of directors determined that Trimaran/BSMB's proposal was superior to Bidder One's proposal. Accordingly, our board instructed our Financial Advisors to inform Trimaran/BSMB that if they were able to raise the minimum consideration to common shareholders of $3.50 per common share and lower their break-up fees, they would be invited to enter into direct negotiations with us. Additionally, the board of directors instructed the Financial Advisors and Akin Gump to proceed with negotiations with Banc of America Securities LLC in relation to the purchase of their holdings of our preferred stock.

        On May 7, 2003, Trimaran/BSMB agreed to (i) raise the proposed common stock per share value to be realized by the common shareholders to at least $3.50, and potentially more subject to further negotiations regarding the allocation of any discount upon the repurchase of Packaged Ice's outstanding preferred stock and (ii) lower its termination fee requirements to $7.5 million, plus up to $2.5 million in out-of-pocket fees and expenses. Based on that response, our board of directors believed that the parties were close enough in concept to enter into direct negotiations and invited Trimaran/BSMB to begin negotiations in Dallas, Texas the next day.

        Transaction Negotiations

        Between May 8 and 12, 2003, we negotiated a definitive merger agreement with Trimaran/BSMB and between May 10 and May 12, 2003, senior management negotiated continuing employment terms and investment requirements. Also between May 8 and 10, 2003, we negotiated the amount of the proposed common stock per share value to common shareholders to be the greater of (i) $3.50 or (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. In addition, we negotiated a reduction of the termination fee payable by us to $5.0 million plus up to $2.5 million in out-of-pocket fees and expenses.

        On May 10, 2003, we negotiated a stock purchase agreement with Banc of America Securities LLC, under which we would purchase all of the preferred stock holdings of Banc of America at a 23%

discount to the redemption value. Under the terms of the negotiated proposal, this discount would allow the common stock per share price to common shareholders on the Trimaran/BSMB proposal to increase to approximately $3.64, pending the consummation of the preferred stock purchase with Banc of America, which agreement will terminate on September 15, 2003. See "Chapter One—Other Agreements—Banc of America Preferred Stock Purchase Agreement."

        On May 12, 2003, we contacted another significant holder of our preferred stock to discuss a potential repurchase of their shares of preferred stock at a discount, but such discussions were not successful.

        The May 12, 2003 Special Meeting of our Board of Directors

        At a special meeting of our board of directors held on May 12, 2003, our Financial Advisors provided an overview of the proposed transaction and merger structure between us and Trimaran/BSMB, including a discussion regarding the merger consideration offered common shareholders, which would be the greater of (i) $3.50 or (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. Under the negotiated terms, the per share price may increase if we were to purchase any of our outstanding shares of preferred stock at a price that represented a discount to the preferred stock redemption price, prior to the closing of the merger. The proposal included a commitment letter from CIBC for a term loan of up to $135.0 million plus a $35.0 million revolving loan of which approximately $4.5 million would be drawn at the effective time (which could be increased by up to an additional $7.0 million to fund excess working capital), unsecured senior subordinated notes of $150.0 million, or if the notes could not be issued, and an unsecured senior subordinated credit facility of $150.0 million. Senior management also notified the board of directors that other lenders, including Bear, Stearns & Co. Inc. and CSFB might be brought into the lending group prior to execution of a definitive agreement. The financing commitment is subject to a customary company material adverse effect condition and a customary financial markets condition, as well as minimum financial condition requirements. The financing arrangements have no minimum ratings or due diligence requirements.

        Houlihan Lokey then presented our board of directors with its opinion as to the fairness of the consideration to be received by our shareholders from a financial point of view, concluding that the $3.50 per share minimum cash consideration was fair, from a financial point of view, to the public holders of our common stock.

        Akin Gump then briefed our board of directors on its fiduciary duties to the shareholders and provided a summary of the board of directors' duties relating to the proposed transaction.

        Upon general discussion of the proposed merger, Messrs. Brick and Weaver, along with senior management, excused themselves and the non-management directors continued the discussion of the merger and the terms of the merger agreement. Our board of directors reviewed and considered, among other things: (i) the reasons for the merger, (ii) the sufficiency of the merger consideration, (iii) the fact that the buyer's obligations to complete the merger are subject only to obtaining customary regulatory clearances and other customary conditions, including financing, (iv) the fact that Trimaran/BSMB's obligation to complete the merger was not subject to further due diligence, and (v) the other principal terms of the proposed merger agreement.

        At the special meeting, the board of directors (with Messrs. Brick and Weaver recusing themselves) unanimously:

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  determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Packaged Ice and its shareholders;

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  authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

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  determined to recommend that the shareholders of Packaged Ice vote "FOR" the approval and adoption of the merger agreement at the annual meeting.

        Prior to execution of the merger agreement, Bear, Stearns & Co. Inc. and CSFB were made parties to the financing commitment with a new commitment letter under the Trimaran/BSMB proposal. On May 12, 2003, after the financial markets closed, the parties executed the merger agreement, and on May 13, 2003, prior to the opening of the financial markets, we issued a joint press release announcing the execution of the merger agreement with an entity to be formed jointly by Trimaran and Bear Stearns Merchant Banking.

Position of the Board of Directors as to the Fairness of the Merger

        In evaluating the fairness and advisability of the merger agreement and the merger, the board of directors considered the following factors, each of which it believes supports its determination as to the fairness of the merger:

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  the board of directors' review of the alternatives to a sale of Packaged Ice, including maintaining the status quo, refinancing our debt or issuing additional equity;

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  the financial analysis of our Financial Advisors and the fact that our Financial Advisors are both nationally recognized, independent investment banks, regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions;

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  the opinion of Houlihan Lokey to the board of directors that as of May 12, 2003, and on the basis and subject to the matters reviewed with the board of directors, the merger consideration was fair to the public shareholders from a financial point of view. See "Chapter One—Special Factors—Opinion of Houlihan Lokey to the Board of Directors" and Appendix B;

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  the fact that the merger consideration represented a substantial premium (the range, in each case below, depends on our ability to purchase our preferred stock at a discount prior to the closing of the merger) of approximately (i) 56%-63% over the closing market price of our common stock of $2.24 per share on May 12, 2003, the last trading day before the public announcement of the merger agreement, (ii) 73%-80% over the trailing 30-day average market closing price of $2.02 prior to the public announcement of the merger agreement, and (iii) 230%-243% over the market closing price of $1.06 per share on January 17, 2003, the last trading day before the public announcement that Packaged Ice had engaged CSFB to evaluate a number of financial and strategic alternatives;

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  the ability of our shareholders to receive cash proceeds upon consummation of the merger;

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  the belief that the merger consideration is attractive in light of our historical and current financial performance, operations, prospects, business strategy, and competitive position in our industry and in light of general economic and stock market conditions;

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  the fact that our common stock is thinly traded, thus resulting in a limitation on the volume of common stock that can be sold without any material impact on market price;

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  the availability of appraisal rights for shareholders under the Texas Business Corporation Act. See "Chapter One—The Merger—Dissenters' Rights";

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  the terms and conditions of the merger and the merger agreement, including the amount and form of the consideration and the ability of the board of directors under certain circumstances to negotiate with any person or entity that makes an unsolicited proposal to acquire us that meets the criteria contained in the merger agreement required for the proposal to constitute a "superior proposal," and to terminate the merger agreement due to that superior proposal; and

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  the nature and terms of the financing commitments made to Parent with respect to the merger by its lending sources.

The board of directors also determined that the merger is procedurally fair because, among other things:

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  the board of directors retained and was advised by our Financial Advisors to assist it in evaluating the merger and provide it with financial advice;

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  our Financial Advisors conducted a full and fair auction process and Parent submitted the most attractive bid to our public shareholders;

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  the board of directors engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;

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  the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between our board of directors and our Financial Advisors and representatives of Parent and Merger Sub and their respective advisors;

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  William P. Brick and Jimmy C. Weaver, the only two directors who will have a continuing role with the surviving company, recused themselves from voting on the merger, thereby allowing the directors considering the merger to be comprised entirely of directors who were not officers or employees of Packaged Ice and who would not have an economic interest in us or Parent following the merger;

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  the board of directors was advised and assisted by financial and legal advisors who have extensive experience with transactions similar to the merger;

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  the Management Investors did not negotiate or discuss employment terms with any potential purchaser of Packaged Ice prior to the decision by the board of directors to enter into direct negotiations with the Sponsors; and

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  the terms of the merger agreement allow our board of directors to satisfy its fiduciary duties if it reasonably believes that an acquisition proposal it received after the date of the merger agreement could result in a superior proposal, subject only to certain conditions and the payment of a termination fee under certain circumstances.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things:

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  that the obligation of Parent to complete the merger is conditioned upon financing being made available to Parent and Merger Sub, and that Parent and Merger Sub may not secure financing for a variety of reasons, including reasons beyond our control or the control of Parent and Merger Sub;

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  following the merger, our shareholders will cease to participate in our future earnings growth or benefit from any increase in our value;

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  there is a possibility that the merger will not be able to be completed, including the possibility that our shareholders will not approve the merger by the requisite majority vote, in which event there are substantial fees and expenses associated with the pursuit of the merger.

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  there are actual or potential conflicts of interest that the Management Investors have in connection with the merger, namely, that they have been required by our potential acquirer, as a condition to the merger, to become shareholders of Parent and, as a result, will continue as indirect shareholders of us after the merger. However, the board of directors believed that these conflicts of interest were mitigated because these individuals did not negotiate or discuss employment terms with Parent until after the board of directors had selected Parent in the auction process and because Messrs. Brick and Weaver, the only two directors who will have a continuing role with the surviving company, recused themselves from voting on any item related to the merger or to the auction process. See "Chapter One—Other Agreements—Subscription Agreement."

        In view of the large number of factors considered by the board of directors in connection with the evaluation of the merger and the complexity of these matters, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the board of directors may have given different weight to the various factors. The board of directors held extensive discussions with, and relied on the experience and expertise of our Financial Advisors and Houlihan Lokey when analyzing the quantitative and qualitative analysis of the financial terms of the merger. The board of directors conducted a discussion of, among other things, the factors described above, including asking questions of the board of directors' financial and legal advisors, and reached the conclusion that the merger was advisable and in our best interests and in the best interests of our shareholders.

Approval and Recommendation of the Board of Directors

        At a meeting held on May 12, 2003, the board of directors (with Messrs. Brick and Weaver recusing themselves) unanimously:

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  determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Packaged Ice and its shareholders;

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  authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

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  determined to recommend that the shareholders of Packaged Ice vote "FOR" the approval and adoption of the merger agreement at the annual meeting.

Opinion of Houlihan Lokey to the Board of Directors

        Packaged Ice retained Houlihan Lokey as financial advisor in connection with the merger proposal to render an opinion as to whether the consideration to be received by the holders of Packaged Ice's common stock (excluding officers and directors of Packaged Ice) in the merger was fair to such public shareholders from a financial point of view. The fairness opinion was prepared to assist the board of directors in evaluating the terms of the merger. Packaged Ice retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        Houlihan Lokey presented its analysis as described below at a meeting of the board of directors on May 12, 2003, in connection with the board's consideration of the Sponsors' merger proposal of cash consideration to the public shareholders ranging from $3.50 to approximately $3.64 per share. Houlihan Lokey rendered to the board of directors its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the public shareholders under the merger proposal was fair to them from a financial point of view.

        The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as Appendix B to this proxy statement. You are urged to read the fairness opinion in its entirety.

        In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

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  reviewed Packaged Ice's annual reports on Form 10-K for the three fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and Form 10-K/A for the fiscal year ended December 31, 2002, and the quarterly report on Form 10-Q for the quarter ended March 31, 2003;

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  reviewed Packaged Ice's Form 8-K filed with the Securities and Exchange Commission on May 6, 2003;

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  reviewed the draft of the Agreement and Plan of Merger By and Among CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice dated as of May 12, 2003;

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  reviewed the draft of the Stock Purchase Agreement By and Among Packaged Ice and Banc of America Securities LLC dated as of May 10, 2003;

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  met with certain members of the senior management of Packaged Ice to discuss the terms of the draft merger agreement as well as the operations, financial condition, future prospects and projected operations and performance of Packaged Ice, and met with representatives of Packaged Ice's financial advisors and counsel to discuss certain matters, including the matters referred to in the subparagraph immediately below;

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  reviewed the following written presentations provided to the board of directors by CSFB: presentation dated February 20, 2003 containing, among other things, an overview of efforts to market Packaged Ice and summaries of indications of interest received; presentation dated April 11, 2003 containing, among other things, a summary of the process undertaken to market Packaged Ice and a survey of other potential strategic alternatives available to Packaged Ice;

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  visited certain facilities and business offices of Packaged Ice;

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  reviewed confidential forecasts and projections prepared by Packaged Ice's management with respect to Packaged Ice for the years ending December 31, 2003 through 2005;

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  reviewed the historical market prices and trading volume for Packaged Ice's publicly traded securities;

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  reviewed certain other publicly available financial data for certain companies that may be deemed comparable to Packaged Ice, and publicly available prices and premiums paid in other transactions that may be considered similar to the transaction; and

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  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

        Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by Packaged Ice's public shareholders in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement. Houlihan Lokey utilized each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given the accessibility of comparable publicly traded companies, available information regarding similar change of control transactions, and the availability of forecasts from management of Packaged Ice. Each analysis provides an indication of Packaged Ice's per share equity value in order to assess the fairness of the consideration to be received by the public shareholders of Packaged Ice's common stock in connection with the merger. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusions.

        Houlihan Lokey's analyses included the calculation and comparison of the following: (i) an analysis of Packaged Ice's stock price as observed in the public market; (ii) an analysis of the value of Packaged Ice's stock as estimated by Houlihan Lokey; and (iii) an analysis of the value of Packaged Ice's stock as determined by the proposed transaction.

        Houlihan Lokey performed the following analyses:

        Public Market Pricing.    Houlihan Lokey reviewed the historical market prices and trading volume for Packaged Ice's publicly held common stock prior to the announcement of the proposal from the Sponsors, and reviewed publicly available analyses, news articles, and press releases relating to Packaged Ice. Houlihan Lokey analyzed Packaged Ice's closing stock price as of May 8, 2003, which was within two trading days prior to the announcement of the offer from the Sponsors. In addition, Houlihan Lokey reviewed Packaged Ice's closing stock price on the day prior to the announcement of Packaged Ice's retention of CSFB, and reviewed the average closing stock price over the 30-calendar-day, 60-calendar-day, 180-calendar-day, 1-year, and 2-year periods ending on May 8, 2003. The resulting indicated range of public market prices, as observed by Houlihan Lokey, was $1.06 to $2.18 per share.

        Market Multiple Methodology.    The Market Multiple Methodology is based upon the valuation multiples observed from publicly traded comparable companies. Houlihan Lokey initially searched for those companies that derive a significant portion of revenues from the manufacture and distribution of packaged ice, similar to Packaged Ice's operations. The only publicly traded company identified by Houlihan Lokey that met this qualification is Arctic Glacier Income Fund, a Canadian income trust traded on the Toronto exchange ("Arctic Glacier"). Houlihan Lokey did not rely on Arctic Glacier in the Market Multiple Methodology as Arctic Glacier is structured as an income trust, similar to a master limited partnership ("MLP") in the United States. As is the case with MLPs, income trusts are valued primarily on yield (distributed cash flow to unit price) and not principally on the fundamentals of the underlying business. In order to identify publicly traded comparable companies to use as a proxy for valuation of Packaged Ice (for reference and comparative purposes), Houlihan Lokey selected publicly traded food, beverage and snack food companies that exhibited product attributes similar to those of Packaged Ice (e.g., low brand recognition, primarily for near-term consumption, retail distribution, etc.) and market capitalization similar to that of Packaged Ice (e.g., under $500 million). Houlihan Lokey reviewed certain financial information of the publicly traded comparable companies selected solely by Houlihan Lokey.

        Houlihan Lokey deemed the selected companies, all of which manufacture and/or distribute food, beverage and snack foods, reasonably comparable to Packaged Ice based on the industry in which Packaged Ice operates. Packaged Ice's principal operations are the manufacture and distribution of packaged ice. The comparable companies selected by Houlihan Lokey included Glacier Water Services, Inc.; Golden Enterprises, Inc.; Hansen Natural Corp.; John B. Sanfilippo & Son, Inc.; J & J Snack Foods Corp.; Lance, Inc.; National Beverage Corp.; Tasty Baking Co.; Vermont Pure Holdings, Ltd.; and YOCREAM International Inc. Based on the most recent publicly available information, Houlihan Lokey calculated certain financial ratios for the publicly traded comparable companies. These financial ratios include the multiples of: (i) enterprise value ("EV"), the equity value of the company plus all interest-bearing debt plus preferred securities less cash, to revenues for the latest twelve-month period, (ii) EV to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve-month period, and (iii) EV to earnings before interest and taxes ("EBIT") for the latest twelve-month period.

        The analysis showed that the multiples exhibited by the publicly traded comparable companies as of approximately May 8, 2003, were as follows:

	EV/ Revenue	EV/ EBITDA	EV/ EBIT
Low	0.31x	4.6x	7.7x
High	1.74x	24.5x	23.2x
Median	0.58x	6.3x	9.0x
Mean	0.75x	8.4x	11.3x

        Houlihan Lokey derived indications of the EV of Packaged Ice by applying selected revenue, EBITDA, and EBIT multiples to certain adjusted operating results of Packaged Ice for the twelve-month period ending March 31, 2003. To arrive at an indicated equity value, certain adjustments were made to the indications of EV, including adding Packaged Ice's current holdings of cash and cash equivalents and subtracting debt obligations and preferred stock. Houlihan Lokey also considered that the multiples exhibited by the comparable companies reflect marketable minority ownership, but not values for change of control transactions. Accordingly, Houlihan Lokey applied a 30% premium to the resulting indications of equity value to arrive at indications of controlling equity value for Packaged Ice. Based on these market multiple analyses, the resulting indications of the equity value of the operations of Packaged Ice ranged from speculative to approximately $32.8 million. To arrive at indications of per share value the impact from the exercise of "in-the-money" options and warrants, as applicable for each equity valuation indication, was considered. The resulting indicated range of value from the Market Multiple Methodology was speculative to $1.59 per share.

        Comparable Transaction Methodology.    Houlihan Lokey reviewed the multiples exhibited and control premiums paid (when available) in certain announced change of control acquisitions of selected companies that manufacture and/or distribute food, beverage and snack foods for which purchase price multiples were available and which Houlihan Lokey deemed relevant based upon similarity of operations to Packaged Ice. Houlihan Lokey identified announced change of control acquisitions of the following companies: Agrilink Foods; Brake Brothers plc; BRL Hardy Ltd.; Chef America, Inc.; Conagra Beef Co. (Swift & Co. division); Dandy A/S; Dole Food Company, Inc.; First Atlantic Capital, Inc. (Otis Spunkmeyer, Inc. division); Fleischmann's Vinegar (Burns Philip division); Heinz (Tuna, NA Pet, NA Soups division); Joe White Maltings Ltd.; Panamerican Beverages, Inc.; Pfizer, Inc. (Adams Confectionery division); Philip Morris Cos., Inc. (Miller Brewing Company division); Popcorn Factory; Roundy's, Inc.; Snack Foods Ltd.; and Standard Fruit & Vegetable Co. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

	EV/ Revenue	EV/ EBITDA	EV/ EBIT
transaction value less than $1 billion
Low	0.21x	5.1x	6.6x
High	1.20x	8.7x	13.9x
Median	0.76x	6.2x	10.7x
Mean	0.68x	6.5x	10.4x
transaction value greater than $1 billion
Low	0.18x	5.0x	9.2x
High	3.61x	16.1x	19.2x
Median	1.45x	10.6x	14.9x
Mean	1.59x	10.7x	14.2x

        No company or transaction used in the analysis described above was directly comparable to Packaged Ice. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenue, EBITDA and EBIT paid for companies that manufacture and/or distribute food, beverage and snack foods, and control premiums paid (when available) in such transactions. Houlihan Lokey noted that a bias generally exists for higher multiples in larger transactions (e.g., greater than $1 billion in transaction value). Accordingly, Houlihan Lokey derived indications of the EV of Packaged Ice by applying selected revenue, EBITDA, and EBIT multiples observed in transactions with value less than $1 billion to certain adjusted operating results of Packaged Ice for the twelve-month period ending March 31, 2003. To arrive at an indicated equity value, certain adjustments were made to the indications of EV, including adding Packaged Ice's current holdings of cash and cash equivalents and subtracting debt obligations and preferred stock. Houlihan Lokey also considered that the multiples exhibited by change of control transactions reflect control ownership. Accordingly, Houlihan Lokey did not apply a premium to the resulting indications of equity value to arrive at indications of controlling equity value for Packaged Ice. Based on the above comparable transaction analyses, the resulting indications of the equity value of the operations of Packaged Ice ranged from approximately $25.2 million to $54.2 million. To arrive at indications of per share value the impact from the exercise of "in-the-money" options and warrants, as applicable for each equity valuation indication, was considered. The resulting indicated range of value from the Comparable Transaction Methodology was $1.22 to $2.59 per share.

        Houlihan Lokey also noted that the change of control transactions exhibited control premiums that ranged from 2.0% to 104.1% with median and mean control premiums of 21.5% and 32.4%, respectively. The minimum offering price of $3.50 for each share in the transaction represents (a) a premium of approximately 60.6% over the closing stock price of $2.18 on the American Stock Exchange on May 8, 2003 (two trading days prior to the date on which the board of directors approved the transaction and Packaged Ice entered into the merger agreement), (b) a premium in excess of 230% to the closing stock price of $1.06 on January 17, 2003 (the last trading day prior to Packaged Ice's announcement of the retention of CSFB), and (c) a premium of approximately 68.5% over the average closing price of $2.08 for the 30 calendar days prior to May 8, 2003, a period preceding the announcement of the proposed merger.

        No company, transaction or business used in the market multiple analysis or the comparable transaction analysis as a comparison is identical to Packaged Ice or the transaction. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, selected transactions or the business segment, company or transactions to which they are being compared. The analyses were prepared solely for purposes of Houlihan Lokey providing its opinion to Packaged Ice's board of directors as to the fairness of the consideration to be received by the public shareholders from a financial point of view.

        Discounted Cash Flow Methodology.    Houlihan Lokey utilized certain confidential financial projections prepared by Packaged Ice's management with respect to fiscal years ending December 31, 2003 through 2005. Using the confidential forecasts prepared by management of Packaged Ice, Houlihan Lokey determined Packaged Ice's EV by first deriving debt-free adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting debt-free cash flow to the present value. Houlihan Lokey applied risk-adjusted discount rates ranging from 13% to 17% to the projected adjusted debt-free cash flow. To determine the value of Packaged Ice at the end of the projection period, Houlihan Lokey considered the projected EBITDA in the last year of the projection period and applied multiples in the range of 6.0x to 7.0x. This terminal value was then discounted to the present at the same discount rate range of 13% to 17%. Houlihan Lokey's selection of the discount rate was based upon the weighted average cost of capital observed by certain selected publicly traded comparable companies, including Glacier Water Services, Inc.; Golden Enterprises, Inc.; Hansen Natural Corp.; John B. Sanfilippo & Son, Inc.; J & J Snack Foods Corp.; Lance, Inc.; National Beverage Corp.; Tasty Baking Co.; Vermont Pure Holdings, Ltd.; and YOCREAM International Inc. Similarly, Houlihan Lokey's selection of the EBITDA multiple to apply to the projected EBITDA in the last year of the projection period was based on the EBITDA multiples observed by selected publicly traded companies and the relative performance of Packaged Ice compared to such selected public companies. To arrive at indicated equity values, certain adjustments were made to the indications of EV resulting from the present values of the discounted debt-free cash flows, including adding Packaged Ice's current holdings of cash and cash equivalents and subtracting debt obligations and preferred stock. Houlihan Lokey also considered that the weighted average costs of capital and EBITDA multiples exhibited by the comparable companies reflect marketable minority ownership, but not values for change of control transactions. Accordingly, Houlihan Lokey applied a 30% premium to the resulting indications of equity value to arrive at indications of controlling equity value for Packaged Ice. Based on the confidential financial projections and this analysis, the resulting indications of the equity value of the operations of Packaged Ice ranged from approximately $13.0 million to $66.5 million. To arrive at indications of per share value the impact from the exercise of "in-the-money" options and warrants, as applicable for each valuation indication, was considered. The resulting indicated range of value from the Discounted Cash Flow Methodology was $0.63 to $3.16 per share.

        Summary of Analysis.    The following table illustrates the indications of value reached by Houlihan Lokey based on the Market Multiple Methodology, Comparable Transaction Methodology, and Discounted Cash Flow Methodology (values in millions, except per share values):

		Market Multiple Methodology		Comparable Transaction Methodology		Discounted Cash Flow Methodology
	Share Price at 5/8/03							Minimum Transaction Value
		Low	High	Low	High	Low	High
Equity Value		Speculative	$32.8	$25.2	$54.2	$13.0	$66.5	$73.8
Shares			20.2	20.2	20.2	20.2	20.2	20.2
Dilutive Options & Warrants(1)			0.4	0.5	0.7	0.5	0.9	0.9

Total Common Stock Equivalents			20.6	20.6	20.9	20.6	21.0	21.1
Implied Per Share Value	$2.18	Speculative	$1.59	$1.22	$2.59	$0.63	$3.16	$3.50

(1)
Per 3/31/03 schedule of outstanding options and warrants, using treasury method for common stock equivalents.

        Determination of Fairness.    After determining the equity value, on a controlling basis, of Packaged Ice, and after consideration of premiums paid in comparable transactions, Houlihan Lokey noted that the minimum consideration of $3.50 per share as provided for in the transaction exceeds the indications of value that are the result of Houlihan Lokey's analyses. Similarly, Houlihan Lokey noted that the implied control premium is consistent with the range of control premiums exhibited in comparable transactions. Accordingly, Houlihan Lokey determined that the consideration to be received by the public shareholders in connection with the transaction is fair to them from a financial point of view, subject to the assumptions, limitations and qualifications set forth in its written opinion.

        In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of May 12, 2003, and on the confidential financial projections of Packaged Ice provided to Houlihan Lokey as of February 18, 2003. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of Packaged Ice, including the confidential financial projections, and that the confidential financial projections have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Packaged Ice; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding Packaged Ice that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Packaged Ice and does not assume responsibility for it.

        Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Packaged Ice. Houlihan Lokey assumed that Packaged Ice is not involved in any material transaction other than the proposed merger and those activities undertaken by Packaged Ice in the ordinary course of business.

HOULIHAN LOKEY WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO: (i) THE TAX OR LEGAL CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER; (ii) THE REALIZABLE VALUE OF PACKAGED ICE'S COMMON STOCK OR THE PRICES AT WHICH PACKAGED ICE'S COMMON STOCK MAY TRADE; AND (iii) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN ITS FAIRNESS OPINION.

THE HOULIHAN LOKEY OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THE MERGER; NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THEY SHOULD VOTE IN CONNECTION WITH THE TRANSACTION. HOULIHAN LOKEY HAS NO OBLIGATION TO UPDATE THE HOULIHAN LOKEY OPINION. FURTHERMORE, HOULIHAN LOKEY DID NOT NEGOTIATE ANY PORTION OF THE TRANSACTION.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Packaged Ice, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Packaged Ice are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        In the ordinary course of trading activities of Houlihan Lokey affiliates, Houlihan Lokey may from time to time have long or short positions in and buy or sell debt or equity securities or options on securities of Packaged Ice and other companies that are or may be involved in the proposed merger transaction.

        Packaged Ice has paid Houlihan Lokey a customary fee for its services in connection with its engagement as financial advisor. No portion of Houlihan Lokey's fee was contingent upon the consummation of the proposed merger transaction or the conclusions reached by Houlihan Lokey in its written opinion. Packaged Ice has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, shareholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by Packaged Ice.

Position of Packaged Ice as to the Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes.    Packaged Ice intends to effect the merger and the transactions contemplated by the merger agreement to allow its shareholders to realize the value of their investment in Packaged Ice in cash at a price that represents a significant premium over the market price of Packaged Ice common stock prior to the public announcement of the Trimaran/BSMB bid. The board of directors considered various alternative transactions that Packaged Ice could achieve on its own, but concluded that none of these alternatives would likely provide greater value to shareholders than that available in the merger and that any alternative involving keeping Packaged Ice as a public company would be subject to, among other things, the risks and uncertainties associated with Packaged Ice's future performance.

        Alternatives.    Due to our significant level of indebtedness, its pending maturity and the historically low trading price and volume of our common stock, our management and board of directors determined that it was in our best interest to analyze and consider various financial and strategic alternatives. In January 2003, our Board engaged CSFB (and subsequently on April 1, 2003 engaged USBPJ) as financial advisors to explore strategic alternatives to refinance our debt and preferred stock and to enhance shareholder value.

        CSFB was able to illustrate various options to our board of directors. Among these options were the following:

  •
  to maintain the status quo and refinance our debt as it matures;

  •
  to immediately refinance our capital structure;

  •
  to receive a structured investment in a recapitalization of Packaged Ice; or

  •
  to sell Packaged Ice.

        Due to the limitations imposed by our current capital structure and the timing requirements of the financing markets, CSFB advised that maintaining the status quo and refinancing our debt as it matures was unlikely to satisfy our goal of reducing the risk of materially adverse effects associated with the impending maturity dates of our debt and equity obligations. CSFB also advised that refinancing our debt in the current financial market would be difficult and, without new equity, the leverage required would be prohibitive to completing such a refinancing. Additionally, a significant equity infusion would provide adequate operational flexibility but would likely be highly dilutive to current shareholders. Alternatively, CSFB advised the board of directors that we could explore selling Packaged Ice in a way that our shareholders would receive a premium value for their shares.

        The uncertainty of refinancing our debt without diluting our shareholders, the lack of benefits of the public market led our board of directors to conclude that a private sale of Packaged Ice would be in the best interest of our shareholders by maximizing the value delivered to them. Our board of directors believes that a private sale of Packaged Ice would provide our shareholders with an opportunity to receive a price for their shares that is more advantageous than any consideration they would have received through other alternatives or that was otherwise available in the public marketplace.

        For more information on the various alternatives considered by our board of directors, See "Chapter One—Special Factors—Background of the Merger and Proceedings of the Board of Directors."

        Reasons.    Our board of directors believes that, in light of the near term maturities of our indebtedness and other obligations, our limited market capitalization and public float and the historically low trading price and volume of our common stock, the merger represents the best alternative for our shareholders and maximizes the value delivered to them.

        As a result of our initial public offering in January 1999, our common stock became publicly traded. Due to our high level of indebtedness and our small market capitalization, we have been unable attract significant interest in the public marketplace for the trading our common stock. During the 24 months prior to the announcement of the proposed merger, our market capitalization has never exceeded $45.2 million and the average daily trading volume has been approximately 22,400 shares per day, at an average closing price of $1.38 per share.

        We are a highly leveraged company with significant debt obligations maturing in the near future. During the next two years, we will be required to address the refinancing of our existing indebtedness and our redeemable preferred stock obligations, including $88 million under our senior credit facility due in October 2004, $255 million of our 9 3/4% senior notes due February 2005, and $42 million (as of March 31, 2003) of 10% Exchangeable Preferred Stock which is mandatorily redeemable in April 2005. Under our current structure, we would be required to repay or refinance our credit facility, 9 3/4% senior notes and potentially our mandatorily redeemable preferred stock between October 31, 2004 and April 15, 2005. If we are unable to repay or refinance our credit facility by March 2004, the balances outstanding under our credit facility and potentially the balances outstanding under the 9 3/4% senior notes will become current obligations on our balance sheet which, in turn, could significantly impair our ability to continue as a going concern.

        In addition to our need to refinance our debt in the near term, our high level of debt also has other important consequences to us, including the following:

  •
  A substantial portion of our cash flow must be dedicated to paying interest on our debt. This reduces the level of cash flow available to fund working capital, capital expenditures and acquisitions.

  •
  The indenture that governs the 9 3/4% senior notes and the credit agreement for our credit facility require us to meet certain financial tests. Additionally, there are other restrictions that limit our ability to pay dividends, borrow additional funds or dispose of assets.

  •
  Our high debt burden makes it more difficult to react to changes in general economic, industry and competitive conditions.

        Effects.    As a result of the merger, Parent will own the entire equity interest in Packaged Ice. If the merger occurs, Packaged Ice's shareholders, other than the Management Investors, will no longer have any equity interest in Packaged Ice and instead will have only the right to receive the cash merger consideration. See "Chapter One—The Merger—Effect of the Merger on Capital Stock." Therefore, former shareholders of Packaged Ice will not receive any benefits from Packaged Ice's business after the merger, nor will they bear the risk of any decrease in the value of Packaged Ice after the merger.

        The common stock of Packaged Ice will be listed and traded on the American Stock Exchange until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the American Stock Exchange. In addition, Packaged Ice thereafter will be permitted to deregister the common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although Packaged Ice may continue to file reports with the Securities and Exchange Commission. As a private company, Packaged Ice's officers, directors and the owners of more than 10% of Packaged Ice common stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

        If the merger occurs, all Packaged Ice's shareholders will receive the cash merger consideration. This amount represents a premium of approximately (i) 56%-63% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the closing market price of our common stock of $2.24 per share on May 12, 2003, the last trading day before the public announcement of the merger agreement, (ii) 73%-80% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the trailing 30-day average market closing price of $2.02 prior to the public announcement of the merger agreement, and (iii) 230%-243% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the market closing price of $1.06 per share on January 17, 2003, the last trading day before the public announcement that Packaged Ice had engaged CSFB to evaluate a number of financial and strategic alternatives. The merger will therefore:

  •
  provide a source of liquidity that might not otherwise be available to the shareholders of Packaged Ice;

  •
  eliminate the shareholders' exposure to fluctuations, up or down, in market value of Packaged Ice common stock; and

  •
  allow the shareholders to pursue other investment alternatives with the cash proceeds from the merger.

        Pursuant to the Packaged Ice stock option plans, the vesting and exercisability of all outstanding stock options will be accelerated upon completion of the merger. Pursuant to the merger agreement, the Packaged Ice board of directors or the compensation committee, as the case may be, will take action to cancel upon the completion of the merger each outstanding unexercised stock option or warrant to purchase Packaged Ice common stock in exchange for a cash payment equal to the excess of the per share merger consideration over the per share stock option or warrant exercise price, multiplied by the number of shares of Packaged Ice common stock subject to the stock option or warrant. See "Chapter One—The Merger—Effect of the Merger on Capital Stock."

Position of Acquiring Parties as to the Fairness of the Merger

        For purposes of the discussion under the headings "Position of Acquiring Parties as to the Fairness of the Merger," "Position of the Acquiring Parties as to the Purpose, Alternatives, Reasons and Effects of the Merger" and "Plans for Packaged Ice after the Merger" the "Sponsors' Affiliates" include the Acquiring Parties and those affiliates of the Sponsors who have subscribed to purchase shares of Parent.

        Each of the Sponsors and the Sponsors' Affiliates believes that the merger transaction is substantively and procedurally fair to those shareholders of Packaged Ice that are not continuing investors based on their consideration of the following factors:

  •
  the fact that the merger consideration represented a substantial premium of approximately (i) 56%-63% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the closing market price of our common stock of $2.24 per share on May 12, 2003, the last trading day before the public announcement of the merger agreement, (ii) 73%-80% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the trailing 30-day average market closing price of $2.02 prior to the public announcement of the merger agreement, and (iii) 230%-243% (depending on whether Packaged Ice purchases certain of its preferred shares at a discount) over the market closing price of $1.06 per share on January 17, 2003, the last trading day before the public announcement that Packaged Ice had engaged CSFB to evaluate a number of financial and strategic alternatives;

  •
  the fact that the board of directors received an opinion from Houlihan Lokey that the cash merger consideration to be received in the merger by the public shareholders of Packaged Ice is fair from a financial point of view to such shareholders, notwithstanding that the opinion of Houlihan Lokey to the board of directors was provided solely for the information and assistance of the board of directors and that the Sponsors and the Sponsors' Affiliates are not entitled to rely on such opinion;

  •
  the fact that Packaged Ice shareholders who object to the merger will obtain "fair value" for their shares if they exercise and perfect their dissenters' rights under Texas Business Corporation Act;

  •
  the fact that William P. Brick and Jimmy C. Weaver, the only two directors who will have a continuing role with the surviving company, recused themselves from voting on the merger, thereby allowing the directors considering the merger to be comprised entirely of directors who were not officers or employees of Packaged Ice and who would not have an economic interest in Packaged Ice or Parent following the merger;

  •
  the fact that the board of directors was advised and assisted by financial and legal advisors who have extensive experience with transactions similar to the merger; and

  •
  the fact that the merger agreement requires approval and adoption of the merger by a vote of the holders of at least a majority of Packaged Ice common shareholders.

        The Sponsors and the Sponsors' Affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their opinion as to the fairness of the merger agreement and the merger.

        In addition, while the Sponsors and the Sponsors' Affiliates believe that the merger is fair to Packaged Ice and its shareholders, this belief should not be construed as a recommendation to any shareholder as to how you should vote on the merger. The Sponsors and the Sponsors' Affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to Packaged Ice and its shareholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to Packaged Ice and its shareholders. The Sponsors and the Sponsors' Affiliates do not believe that they had or have any fiduciary duty to Packaged Ice or its shareholders, including with respect to the merger and its terms. Packaged Ice and its shareholders were, as described elsewhere in this proxy statement, represented by the board of directors that negotiated with the Sponsors and the Sponsors' Affiliates on their behalf, with the assistance of experienced independent legal and financial advisors.

Position of the Management Investors as to the Fairness of the Merger

        Each of Management Investors believes that the merger agreement and the merger are substantively and procedurally fair to those shareholders of Packaged Ice that are not continuing investors based on their consideration of the following factors:

  •
  the fact that the merger consideration represented a substantial premium of approximately (i) 56%-63% (depending on whether Packaged Ice repurchases certain of its preferred shares at a discount) over the closing market price of Packaged Ice's common stock of $2.24 per share on May 12, 2003, the last trading day before the public announcement of the merger agreement, (ii) 73%-80% (depending on whether Packaged Ice repurchases certain of its preferred shares at a discount) over the trailing 30-day average market closing price of $2.02 prior to the public announcement of the merger agreement, and (iii) 230%-243% (depending on whether Packaged Ice repurchases certain of its preferred shares at a discount) over the market closing price of $1.06 per share on January 17, 2003, the last trading day before the public announcement that Packaged Ice had engaged CSFB to evaluate a number of financial and strategic alternatives;

  •
  the uncertainty of refinancing Packaged Ice's debt under current market conditions without substantial dilution to Packaged Ice's shareholders;

  •
  the ability of Packaged Ice's shareholders to receive cash proceeds upon consummation of the merger;

  •
  the nature and terms of the financing commitments made to Parent with respect to the merger by its lending sources;

  •
  the financial analysis of Packaged Ice's Financial Advisors and the fact that Packaged Ice's Financial Advisors are both nationally recognized, independent investment banks, regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions;

  •
  the fact that the board of directors received an opinion from Houlihan Lokey that the cash merger consideration to be received in the merger by the public shareholders of Packaged Ice is fair from a financial point of view to such shareholders, notwithstanding that the opinion of Houlihan Lokey to the board of directors was provided solely for the information and assistance of the board of directors and that the Management Investors are not entitled to rely on such opinion;

  •
  the belief that the merger consideration is attractive in light of Packaged Ice's historical and current financial performance, operations, prospects, business strategy, and competitive position in its industry and in light of general economic and stock market conditions;

  •
  the fact that Packaged Ice's common stock is thinly traded, thus resulting in a limitation on the volume of common stock that can be sold without any material impact on market price;

  •
  the availability of appraisal rights for shareholders under the Texas Business Corporation Act. See "Chapter One—The Merger—Dissenters' Rights";

  •
  the fact that the board of directors of Packaged Ice, with Mr. Brick and Mr. Weaver recusing themselves, has unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommended that the shareholders vote for the approval and adoption of the merger agreement and the transactions contemplated thereby; and

  •
  the terms and conditions of the merger and the merger agreement, including the amount and form of the consideration and the ability for the board of directors under certain circumstances to negotiate with any person or entity that makes an unsolicited proposal to acquire Packaged Ice that meets the criteria contained in the merger agreement required for the proposal to constitute a "superior proposal" and to terminate the merger agreement.

        In addition, each of the Management Investors believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Packaged Ice's public shareholders. These procedural safeguards include the following:

  •
  the board of directors retained and was advised by Packaged Ice's Financial Advisors to assist it in evaluating the merger and provide it with financial advice;

  •
  Packaged Ice's Financial Advisors conducted a full and fair auction and Parent submitted the best bid;

  •
  the board of directors engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;

  •
  the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between Packaged Ice's board of directors and Packaged

    Ice's Financial Advisors and representatives of Parent and Merger Sub and their respective advisors;

  •
  the fact that Mr. Brick and Mr. Weaver, the only two directors who will have a continuing role with the surviving company, recused themselves from voting on the merger, thereby allowing the directors considering the merger to be comprised entirely of directors who were not officers or employees of Packaged Ice and who would not have an economic interest in Packaged Ice or Parent following the merger;

  •
  the fact that the board of directors was advised and assisted by financial and legal advisors who have extensive experience with transactions similar to the merger;

  •
  the fact that the merger agreement requires approval and adoption of the merger by a vote of the holders of at least a majority of the outstanding Packaged Ice common shares;

  •
  the fact that, as directed by the board of directors, the Management Investors did not negotiate or discuss employment terms with any potential purchaser of Packaged Ice prior to the decision by the board of directors to enter into direct negotiations with the Sponsors; and

  •
  the fact that the terms of the merger agreement allow Packaged Ice's board of directors to satisfy its fiduciary duties if it reasonably believes that an acquisition proposal it received after the date of the merger agreement could result in a superior proposal, subject to certain conditions and the payment of a termination fee and reimbursement of fees and expenses under certain circumstances.

        The Management Investors are directors and/or executive officers of Packaged Ice and have interests in the merger transaction not shared by other shareholders of Packaged Ice. See "Chapter One—The Merger—Interests of Certain Persons in the Merger; Potential Conflicts of Interests." Each of the Management Investors that is a shareholder of Packaged Ice intends to vote in favor of the approval and adoption of the merger agreement and the merger at the shareholders meeting. None of the Management Investors makes any recommendation as to how any shareholder of Packaged Ice should vote on the merger agreement and the merger.

Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes and Reasons.    The Sponsors and Sponsors' Affiliates believe that it is best for Packaged Ice to operate as a privately held entity. Despite Packaged Ice being a market leader with what the Sponsors and Sponsors' Affiliates believe to be an excellent management team, Packaged Ice's historical stock prices were at levels below what the Sponsors and Sponsors' Affiliates believe to be full value. As a privately held entity, Packaged Ice will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of Packaged Ice.

        These assessments are based upon publicly available information regarding Packaged Ice and the Sponsors' due diligence investigation or knowledge of Packaged Ice and their experience in investing in public companies generally. While the Sponsors and Sponsors' Affiliates believe that there will be significant opportunities associated with their investment in Packaged Ice, and that the value of such an equity investment could be considerably greater than the original cost thereof, they realize that there also are substantial and significant risks that such opportunities may not ever be fully realized.

        Alternatives.    The Sponsors and Sponsors' Affiliates did not consider any alternative means to accomplish the stated purposes for the merger.

        Effects.    As a result of the merger, all of the outstanding equity of Packaged Ice will be owned by Parent. If the merger is consummated, existing shareholders of Packaged Ice, other than the Management Investors and the Other Potential Employee Investors who may have the right to purchase equity of Parent pursuant to the subscription agreement, will no longer have an equity interest in Packaged Ice, will not participate in future earnings growth, if any, of Packaged Ice and instead will have only the right to receive cash consideration pursuant to the merger agreement. See "Chapter One—The Merger—Effect of the Merger on the Capital Stock." Similarly, after exchanging their shares in the merger for the merger consideration shareholders of Packaged Ice will not bear the risk of any decrease in the earnings or stock price of Packaged Ice.

        As a result of the merger, the surviving company will be a privately held corporation and there will be no public market for the common stock of Packaged Ice. The common stock of Packaged Ice will cease trading on the American Stock Exchange or any other securities exchange. In addition, thereafter Packaged Ice will deregister its common stock under the Exchange Act (although Packaged Ice may continue to file reports with the Securities and Exchange Commission). Termination of registration will render certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or an annual report in connection with shareholders' meetings and certain requirements under the Sarbanes-Oxley Act of 2002, inapplicable to Packaged Ice.

        If the merger becomes effective, all shareholders will receive the merger consideration in cash. See "Chapter One—The Merger—Effect of the Merger on Capital Stock." This will provide a source of liquidity not otherwise available to the Packaged Ice's shareholders and will eliminate such shareholders' exposure to fluctuations in the market value of their shares of Packaged Ice common stock. In addition, it will allow such shareholders to pursue other investment alternatives.

Position of the Management Investors as to the Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes and Reasons.    The Management Investors believe that, in light of the near term maturities of Packaged Ice's debt and equity obligations, Packaged Ice's limited market capitalization and public float and the historically low trading price and volume of its common stock, the merger represents the best alternative for Packaged Ice's shareholders and maximizes the value delivered to such shareholders.

        Alternatives.    The Management Investors, as executive officers of Packaged Ice, participated in the process utilized by Packaged Ice to search for alternative means to accomplish the stated purpose. See "Chapter One—Special Factors—Position of Packaged Ice as to the Purposes, Alternatives, Reasons and Effects of the Merger" and "Chapter One—Special Factors—Background of the Merger and Proceedings of the Board of Directors."

        Effects.    As a result of the merger, all of the outstanding equity of Packaged Ice will be owned by Parent. If the merger is consummated, existing shareholders of Packaged Ice, other than the Management Investors and the Other Potential Employee Investors who may have the right to purchase equity of Parent pursuant to the subscription agreement, will no longer have an equity interest in Packaged Ice, will not participate in future earnings growth, if any, of Packaged Ice and instead will have only the right to receive cash consideration pursuant to the merger agreement. See "Chapter One—The Merger—Effect of the Merger on the Capital Stock." Similarly, after exchanging their shares in the merger for the merger consideration shareholders of Packaged Ice will not bear the risk of any decrease in the earnings or stock price of Packaged Ice.

        As a result of the merger, the surviving company will be a privately held corporation and there will be no public market for the common stock of Packaged Ice. The common stock of Packaged Ice will cease trading on the American Stock Exchange or any other securities exchange. In addition, thereafter Packaged Ice will deregister its common stock under the Exchange Act (although Packaged Ice may continue to file reports with the Securities and Exchange Commission). Termination of registration will render certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of

Section 16(b), the requirement of furnishing a proxy statement or an annual report in connection with shareholders' meetings and certain requirements under the Sarbanes-Oxley Act of 2002, inapplicable to Packaged Ice.

        The merger will have some effects on the Management Investors that are different than the effects on other security holders.

        The tables set forth below assume per share merger consideration of $3.50 and $3.64 and each table summarizes the gross cash amounts, before reinvestment, each of the Management Investors would be entitled to receive upon the completion of the merger, the amount reinvested, and the net cash received after reinvestment for the shares of our common stock, all options to purchase shares of our common stock, change of control amounts due pursuant to the change of control agreements, restricted stock to be issued pursuant to the subscription agreement and the signing bonus to be paid at closing.

(Assuming merger consideration of $3.50 per share of common stock)

	Entitled to Receive Prior to Reinvestment (Gross)								Received After Reinvestment (Net)
			Change of Control Bonus
Management Investor	Common Stock Proceeds	Option Proceeds	Cash Bonus		Restricted Stock Grant		Signing Bonus		Total Gross Before Reinvestment	Reinvestment	Net Cash
William P. Brick (1)	$1,967,508	$225,000	$630,000		$182,968		$88,715	(2)	$3,094,191	($2,300,000)	$794,191	(2)
Jimmy C. Weaver	322,228	210,000	371,250		107,820		27,771		1,039,069	(720,000)	319,069
Steven J. Janusek	157,500	95,000	156,000		45,306		11,571		465,377	(300,000)	165,377
Ben D. Key	57,470	75,000	150,000		43,564		6,943		332,977	(180,000)	152,977
Other Potential Employee Investors (1)	418,289	386,100	414,366	(3)	120,342	(4)	—	(2)	1,339,097	— (2)	1,339,097	(2)
All Management Investors and Other Potential Employee Investors	2,922,995	991,100	1,721,616		500,000		135,000		6,270,711	(3,500,000)	2,770,711

(Assuming merger consideration of $3.64 per share of common stock)

	Entitled to Receive Prior to Reinvestment (Gross)								Received After Reinvestment (Net)
			Change of Control Bonus
Management Investor	Common Stock Proceeds	Option Proceeds	Cash Bonus		Restricted Stock Grant		Signing Bonus		Total Gross Before Reinvestment	Reinvestment	Net Cash
William P. Brick (1)	$2,046,208	$246,000	$630,000		$182,968		$88,715	(2)	$3,193,891	($2,300,000)	$893,891	(2)
Jimmy C. Weaver	335,117	229,600	371,250		107,820		27,771		1,071,558	(720,000)	351,558
Steven J. Janusek	163,800	102,000	156,000		45,306		11,571		478,677	(300,000)	178,677
Ben D. Key	59,769	82,000	150,000		43,564		6,943		342,276	(180,000)	162,276
Other Potential Employee Investors (1)	435,020	422,136	414,366	(3)	120,342	(4)	—	(2)	1,391,864	—	1,391,864
All Management Investors and Other Potential Employee Investors	3,039,914	1,081,736	1,721,616		500,000		135,000		6,478,266	(3,500,000)	2,978,266

(1)
Under the terms of the investor subscription agreement, Mr. Brick may reallocate, subject to the reasonable consent of the Sponsors, up to $1.4 million of his equity commitment to other of our current management team members (the "Other Potential Employee Investors"). The Other Potential Employee Investors are: Graham D. Davis, Joseph A. Geloso, Thomas L. Dann, Billy W. Daniel, William A. Newberry, William A. Tolany, Kenneth B. Himes, Mark A. Steffek, Nancy G. Green, John M. Hayes, Grace E. Corbino, Robert L. Hobson.

(2)
Any reallocation of Mr. Brick's equity contribution would result in an adjustment to this amount, depending upon the level of the Other Potential Employee Investors participation in the purchase of Parent equity pursuant to the subscription agreement. There is no required investment for any specific amount by any of the individual Other Potential Employee Investors.

(3)
The Other Potential Employee Investors who are entitled to change of control bonuses are: Graham D. Davis, Joseph A. Geloso, Thomas L. Dann, Billy W. Daniel, William A. Newberry.

(4)
The restricted stock grants in this column are only issued to the Other Potential Employee Investors if they invest in the equity of Parent pursuant to Mr. Brick's reallocation under the subscription agreement.

        Effect on Interests in Our Net Book Value and Net Earnings.    The following table sets forth each of the Management Investors' interest in Packaged Ice's net book value and net earnings prior to the merger. We have used the Packaged Ice shareholders' deficit of $37.2 million and net loss available to common shareholders of $88.6 million in 2002 and the equity interest of the named person as of May 29, 2003, to compute the amount prior to the merger:

	Interest in Shareholders' Deficit Prior to the Merger		Interest in Net Loss Available to Common Shareholders Prior to the Merger
Name	$	Percentage*	$	Percentage*
William P. Brick	$1,151,618	3.1%	$2,746,576	3.1%
Jimmy C. Weaver	$334,341	0.9%	$797,393	0.9%
Steven J. Janusek	$111,447	0.3%	$265,798	0.3%
Ben D. Key	$74,298	0.2%	$177,198	0.2%
Other Potential Employee Investors	$520,085	1.4%	$1,240,389	1.4%

All Management Investors and Other Potential Employee Investors	$2,191,789	5.9%	$5,227,354	5.9%

*
Rounded to the nearest one-tenth of one percent.

        The following table sets forth the expected percentage interest of each of the Management Investors in Parent after giving effect to the merger:

Management Investor	Percentage
William P. Brick	0.4745%	(1)
Jimmy C. Weaver	0.3795%
Steven J. Janusek	0.1581%
Ben D. Key	0.0949%
Other Potential Employee Investors	0.7380%	(1)
All Management Investors and Other Potential Employee Investors	1.8450%

(1)
Under the terms of the investor subscription agreement, Mr. Brick may reallocate, subject to the reasonable consent of the Sponsors, up to $1.4 million of his equity commitment to other of our current management team members. This table assumes that the Other Potential Employee Investors have subscribed for the entire $1.4 million. If no Other Potential Employee Investor subscribed, Mr. Brick's percentage would be 1.2124%.

        If the merger is consummated, Parent will have a 100% interest in the surviving corporation's net book value and net earnings after the merger. Through the expected percentage equity ownership of Parent upon consummation of the merger, the Management Investors will have a proportionate indirect interest in the net book value and net earnings of the surviving corporation.

Plans for Packaged Ice After the Merger

        It is expected that, following the merger, the operations and business of Packaged Ice will be conducted in substantially the same manner as they are currently conducted. None of Packaged Ice or any of its affiliates has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Packaged Ice's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any material operations or sale or transfer of a material amount of assets. However, Packaged Ice, the Management Investors, the Sponsors and the Sponsors' Affiliates will continue to evaluate Packaged Ice's business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of Packaged Ice and its shareholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions.

THE MERGER

Proposal 1: Approval of the Merger and the Merger Agreement

        At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by and among Packaged Ice, Parent and Merger Sub as of May 12, 2003, and the transactions contemplated thereby, including the merger of Merger Sub with and into Packaged Ice.

Voting Rights; Quorum; Vote Required for Approval

        For a discussion on the voting rights, quorum and vote requirement for approval of the merger and the merger agreement, see "Chapter Two—Information About the Annual Meeting and Voting."

Structure and Completion of the Merger

        On the day the merger is completed, Merger Sub will merge with and into Packaged Ice, with Packaged Ice surviving the merger. Merger Sub will cease to exist as a separate entity and its sole shareholder will receive one share of our common stock for each share of Merger Sub common stock held by it immediately prior to the merger. All of our outstanding shares will be converted into the right to receive the merger consideration. We intend to immediately seek to have our shares delisted from the American Stock Exchange and deregistered under the Exchange Act. The articles of incorporation and bylaws of the Merger Sub prior to the merger will become the articles of incorporation and bylaws of Packaged Ice as of the merger, the directors of Merger Sub prior to the merger will become the directors of Packaged Ice as of the merger, and the officers of Packaged Ice prior to the merger will remain the officers of Packaged Ice as of the merger.

Effect of the Merger on Capital Stock

        At the completion of the merger, each share of our common stock issued and outstanding immediately prior to the merger, other than those shares listed below as excluded shares, will be cancelled and automatically converted into the right to receive the greater of (i) $3.50 and (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. Pursuant to the terms of a purchase agreement dated as of May 10, 2003 and subject to certain conditions, immediately prior to closing of the merger we may purchase the shares of our preferred stock held by Banc of America Securities LLC at a discount from the redemption price, so long as such purchase occurs on or before September 15, 2003.

        Pursuant to the terms of the merger agreement, we calculate that the savings from repurchasing those preferred shares at a discount would provide for the receipt of merger consideration of approximately $3.64 per share of our common stock to our shareholders, depending on the amount of such preferred shares repurchased. Shareholders would receive an amount in that range, to be determined at the closing of the merger, only if the merger is closed before September 15, 2003 and the repurchase of such shares of preferred stock held by Banc of America is accomplished in accordance with the terms of the purchase agreement. We cannot assure you that the repurchase of those preferred shares at a discount will occur. If those preferred shares are not repurchased at a discount for any reason, including due to the merger consummating on or after September 15, 2003, shareholders would receive the minimum merger consideration of $3.50 per share.

        Our shares of common stock that will not be converted into the merger consideration (which we refer to as "excluded shares") are:

  •
  any shares of our common stock held by us as treasury shares;

  •
  any shares of our common stock owned by Parent or the Merger Sub; and

  •
  shares of our common stock held by shareholders who have perfected their dissenters' rights. See "Chapter One—The Merger—Dissenters' Rights."

        Upon consummation of the merger, all outstanding options and warrants to purchase shares of our common stock will be canceled. In exchange for the cancellation of the options and warrants, each holder thereof shall have the right to receive an amount in cash in each case determined by multiplying (a) the excess, if any, of the merger consideration over the applicable exercise price per share of the option or warrant by (b) the number of shares of our common stock such holder could have purchased had such holder exercised such option or warrant in full immediately prior to the merger.

        We have selected American Stock Transfer & Trust Company as the exchange agent in connection with the merger. Merger Sub will arrange for the exchange agent to receive sufficient funds to provide all necessary payments to holders of shares, options or warrants, other than excluded shares, that are issued and outstanding immediately prior to the completion of the merger. Following the merger, we will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of cash for shares.

        As soon as practicable, but no more than five business days after the completion of the merger, we will instruct the exchange agent to mail to each holder of a share certificate, other than holders of excluded shares, a letter of transmittal and instructions on how to surrender the certificates in exchange for the merger consideration.

        If you do not exercise your appraisal rights, after you surrender to the exchange agent your Packaged Ice stock certificate(s) with the letter of transmittal, you will be paid in cash the amount you are entitled to under the merger agreement, without interest. After the completion of the merger, there will not be any transfers by any shareholder of the shares that were outstanding immediately prior to the completion of the merger on our stock transfer books.

Dissenters' Rights

        We are incorporated under Texas law, and the Texas Business Corporation Act governs the rights of our shareholders who, as a result of the merger seek appraisal, under Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, of the "fair value" of the holder's common stock. Parent and Merger Sub are not obligated to consummate the merger if the holders of 7.5% or more of our common stock give written demands exercising their dissenters' rights. The following is a summary of the principal provisions of the articles of the Texas Business Corporation Act concerning dissenters' rights, a copy of which are attached to this proxy statement as Appendix C and incorporated in this proxy statement by reference. This summary is not a complete description and should be read in conjunction with the full text of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. Failure to take any action required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act will result in a termination or waiver of a shareholder's rights under the Texas Business Corporation Act.

        A shareholder who intends to exercise dissenters' rights must: (1) file with us, before our annual meeting, a written objection to the merger that identifies the holder, as of the record date, of the shares of our common stock for which dissenters' rights will be exercised, states that the holder's dissenters' rights will be exercised if the merger agreement is approved and provides the holder's address; and (2) not vote in favor of the approval and adoption of the merger agreement and approval of the merger. The written objection must be filed with Steven J. Janusek, our corporate Secretary. A proxy or vote against the approval and adoption of the merger agreement and approval of the merger will not constitute a written objection.

        Only a holder of common stock as of the record date is entitled to demand appraisal for the common stock registered in that holder's name. Accordingly, the written objection described above must be signed by or for such record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, then the written objection should be signed in that capacity. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, then the written objection should be signed by or for all owners. An authorized agent, including one of two or more joint owners, may sign the written objection for a record holder, however, the agent must identify the record owner or owners and expressly disclose that, in signing the written objection, the agent is acting as agent for the record owner or owners. A record holder, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's dissenters' rights with respect to the stock held for all or some of such beneficial owners. In that case, the written objection should set forth the number of shares of common stock covered by the objection. If no number of shares is expressly mentioned, the written objection will be presumed to cover all of the common stock standing in the record holder's name.

        Within 10 days after the effective time of the merger, we will deliver or mail a notice of effectiveness of the merger to each person who satisfied the foregoing conditions. Within 10 days after we deliver or mail notice of the effectiveness of the merger to a dissenting shareholder, the dissenting shareholder must deliver to us a written demand for payment of the fair value of the dissenting shareholder's common stock. The demand must state the number of shares of common stock that the dissenting shareholder owned as of the record date and that dissenting shareholder's estimate of the fair value of the shares. The fair value of such shares will be determined as of the day immediately preceding the annual meeting, excluding any appreciation or depreciation in anticipation of the merger. The written demand must be signed by or for the record holder of the shares in the same manner that the written objection described above must be signed.

        Any dissenting shareholder who has demanded payment in accordance with their dissenters' rights under the Texas Business Corporation Act will not be entitled to vote or exercise any other shareholder rights, except the right to receive payment of the fair value of their shares pursuant to the applicable articles of the Texas Business Corporation Act and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or is fraudulent. Furthermore, the shares of common stock for which payment has been demanded in accordance with the appraisal rights under the Texas Business Corporation Act will not be considered outstanding for the purposes of any subsequent vote of shareholders.

        Within 20 days after demanding payment in accordance with the Texas Business Corporation Act, the dissenting shareholder must surrender the certificates representing the shareholder's shares of common stock to us. We will then make a notation on each certificate that a demand for payment has been made. Packaged Ice may terminate the dissenting shareholder's rights under the Texas Business Corporation Act if the dissenting shareholder fails to deliver the certificates, unless a court directs otherwise for good cause. Within 20 days after we receive a demand for payment from a dissenting shareholder, we must deliver or mail to the dissenting shareholder a written notice that either: (i) accepts the dissenting shareholder's fair value estimate and agrees to pay that amount for the shareholder's shares within 90 days after the effective time of the merger or (ii) contains our estimate of the fair value of the dissenting shareholder's shares and offers to pay the amount of our estimated value within 90 days after the effective time of the merger. If, within 60 days after the effective time of the merger, we and the dissenting shareholder agree on the fair value of the shareholder's shares, we will pay for the shares within 90 days after the effective time of the merger and upon surrender of the certificates representing the shares duly endorsed. Upon payment of the agreed upon value, the dissenting shareholder will no longer have any interest in the shareholder's shares of our common stock or in us.

        If, within 60 days after the effective time of the merger, the dissenting shareholder and Packaged Ice do not agree on fair value, then either the dissenting shareholder or we may, between 60 days and

120 days after the effective time of the merger, file a petition in any court of competent jurisdiction in Dallas County, Texas, seeking a determination of the fair value of the shareholder's shares. If the dissenting shareholder files the petition, service of a copy thereof will be made upon us, which must, within 10 days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all the shareholders who have demanded payment for their shares and with whom we have not reached an agreement as to the fair value of their shares. If we file the petition, then the petition will be accompanied by such a list.

        Dissenting shareholders should not assume that we will file a petition seeking to appraise dissenting shareholders' shares or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, dissenting shareholders should initiate all necessary action to perfect their dissenters' rights within the time periods specified in the applicable articles of the Texas Business Corporation Act. Dissenting shareholders lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger.

        If a petition for an appraisal is timely filed, then after a hearing on the petition, the court will determine the shareholders who have complied with the applicable provisions of the Texas Business Corporation Act and will appoint one or more qualified appraisers to determine the fair value of the shares of our common stock. After the appraiser files its report with the court, the court will determine the fair value of the shares of our common stock and will direct us to pay that value, together with interest to the date of judgment, to the shareholders entitled to such payment upon the surrender of duly endorsed certificates representing the shares of our common stock. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in their shares or in us.

        Any judicial determination of the "fair value" of the shares could be based on considerations other than or in addition to the merger consideration and the market value of the shares, including asset values, the investment value of the shares and any other valuation considerations generally accepted in the investment community. The value determined for the shares may be more than, less than, or the same as the merger consideration. The court may also order that all or a portion of any shareholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of dissenting shareholders entitled to appraisal. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allocated among the dissenting shareholders in the manner that the court determines to be fair and equitable.

        Any dissenting shareholder who has demanded payment under the Texas Business Corporation Act may withdraw the demand at any time before payment for his or her shares or before any petition has been filed requesting a determination of fair value. A demand may not be withdrawn after payment has been made or, unless Packaged Ice consents, after any such petition has been filed. If (a) a demand is properly withdrawn, (b) Packaged Ice terminates the shareholder's dissenters' rights for failure to submit certificates for notation of demand, (c) no petition is filed within 120 days after the effective time of the merger or (d) after a hearing on any such petition, the court determines that a shareholder is not entitled to the relief provided under the Texas Business Corporation Act, then, in any such case, a dissenting shareholder and all persons claiming under him or her will be conclusively presumed to have approved and adopted the merger agreement and approved the merger and will be bound by the terms of it, the right of the shareholder pursuant to the applicable sections of the Texas Business Corporation Act to be paid for his or her shares will cease, his or her status as a shareholder will be restored without prejudice to any corporate proceedings that may have been taken place during the interim, and the shareholder will be entitled to receive any dividends or other distributions made to our shareholders in the interim.

        In the absence of fraud in conjunction with the merger, the right to dissent as described above is the exclusive remedy for the recovery of the value of the shares or money damages to shareholders with respect to the merger.

Certain Effects of the Merger

        The merger will result in Parent owning 100% of the shares of our common stock. Merger Sub will cease to exist as a separate entity. The merger will also have the following additional effects:

        Participation in Future Growth.    If the merger is completed, you will not have the opportunity to participate in our future earnings, profits and growth, and will not have the right to vote on corporate matters relating to us. Similarly, you will not face the risk of a decline in our value after the completion of the merger.

        Delisting of the Shares of our Common Stock from the American Stock Exchange.    The shares of our common stock are currently listed on the American Stock Exchange. If the merger is completed, the number of shares of our common stock that might otherwise trade publicly will be reduced to zero, and Parent will be the sole holder of shares of our common stock. We intend to seek to have our shares of common stock delisted from the American Stock Exchange as soon as possible after completion of the merger.

        Deregistration of the Shares of Our Common Stock.    The shares of our common stock are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration may be terminated by us upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of the registration of the shares of our common stock under the Exchange Act would substantially reduce the information required to be furnished by us to our shareholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with shareholders' meetings under Section 14(a) and the related requirement to furnish an annual report to shareholders. Application for termination of registration of the shares of our common stock will be made as soon as possible after completion of the merger.

        It is expected that, following completion of the merger, our operations will be conducted in substantially the same manner as they are currently being conducted. Other than the merger and the other transactions described in the merger agreement, none of the Acquiring Parties or Sponsors have any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving our Company's or the Acquiring Parties' corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, the Acquiring Parties and Sponsors will continue to evaluate our business and operations after the merger, and may develop new plans and proposals in the future.

Interests of Certain Persons in the Merger; Potential Conflicts of Interests

        When you consider the recommendation of our board of directors in favor of the merger agreement and the merger, you should keep in mind that Messrs. Brick and Weaver and some of our executive officers may have personal interests in the merger that are, or may be, different from, or in addition to, your interests. As described below, Messrs. Brick and Weaver and certain of our executive officers will continue their employment with Packaged Ice pursuant to new employment agreements. The board of directors was aware of these potential or actual conflicts of interest and considered them along with other matters when they decided to recommend and approve the merger. See "Chapter One—Other Agreements—Subscription Agreement."

Management Investors

        Certain of our directors and officers are required by the Acquiring Parties to become shareholders in Parent upon the completion of the merger. Pursuant to the subscription agreement, the Management Investors will enter into employment agreements, stock option agreements, a stockholder agreement and an indemnity agreement. For more information on the general terms to be contained in these agreements, see "Chapter One—Other Agreements—Subscription Agreement."

Continued Employment of Senior Management

        Pursuant to the terms of the subscription agreement, the Management Investors will continue their employment with the surviving entity on the terms outlined in the term sheet attached to the subscription agreement. See "Chapter One—Other Agreements—Subscription Agreement."

Change of Control Agreements

        We entered into strategic management team change of control bonus agreements (the "Change of Control Agreements"), each dated as of May 9, 2001, with the following executive officers: William P. Brick, Jimmy C. Weaver, Steven J. Janusek, Ben D. Key, Graham D. Davis, Thomas L. Dann, Billy W. Daniel, Joseph A. Geloso and William A. Newberry. In the event of a change of control of Packaged Ice, as defined in the Change of Control Agreements, the executive officer will be paid a bonus equal to a portion of his salary plus a portion of the "maximum bonus opportunity." If the change of control occurs in the first half of a year, the maximum bonus opportunity equals the greater of the bonus paid for the prior fiscal year or the bonus which is payable for the year in which the change of control occurs. If the change of control occurs in the second half of a year, the maximum bonus opportunity equals the bonus which is payable for the year in which the change of control occurs. The bonus amount for Messrs. Brick and Weaver will be equal to 12 months of salary and 100% of the maximum bonus opportunity. The bonus amount for Messrs. Janusek, Davis and Key will be equal to 8 months of salary and two-thirds of the maximum bonus opportunity. The bonus amounts for Messrs. Dann, Daniel, Geloso and Newberry will be equal to 4 months of salary and one-third of the maximum bonus opportunity. The Change of Control Agreements also include a covenant not to compete that is effective for one year after the termination of employment for any reason.

        The consummation of the merger will constitute a change of control for purposes of the Change of Control Agreements.

        Pursuant to the terms of the subscription agreement, certain of the Management Investors and the Other Potential Employee Investors are entitled to change of control bonuses in an aggregate amount of approximately $1.8 million upon consummation of the merger. In addition, the Management Investors and Other Potential Employee Investors shall receive restricted stock in an aggregate amount of $500,000 which shall vest on the third anniversary of the closing of the merger. See "Chapter One—Other Agreements—Subscription Agreement."

Treatment of Outstanding Stock Options and Warrants

        Pursuant to the merger agreement, each outstanding stock option and warrant to purchase shares of Packaged Ice common stock will become fully vested and exercisable. Each stock option and warrant outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to the excess of the per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

Agreements with A. J. Lewis III

        Mr. A. J. Lewis III owns Southwest Texas Equipment Distributors, Inc. ("STED"), an ice equipment sales and rental company. Packaged Ice buys the Hoshizaki ice cubers and parts used in connection with its Ice Factories from STED. During 2002, Packaged Ice's purchases from STED totaled approximately $94,000. Mr. Lewis also owns real estate on which certain of Packaged Ice's facilities are located. Packaged Ice leases this property from Mr. Lewis under a lease that terminates on February 28, 2008. Lease expense related to the properties was $355,200 in 2002. The lease agreement was made in an arm's-length transaction submitted to the disinterested members of Packaged Ice's board of directors, who unanimously voted in favor of the agreement upon review of the relevant information.

Indemnification

        The terms of the merger agreement provide for the continued indemnification of our current directors and officers. See "Chapter One—Merger Agreement—Additional Agreements."

Conduct of the Business of Packaged Ice if the Merger is Not Completed

        If the merger is not consummated, the board of directors expects that our current management will continue to operate our business in substantially the same manner as currently operated, subject to the business and financial conditions affecting us. No other alternative methods of operation are currently being considered. There can be no assurance that we will be able to continue as a going concern in the event that the merger is not consummated. Nevertheless, the board of directors would reassess the strategic alternatives available to Packaged Ice to enhance shareholder value. In determining which strategic alternative is in the best interests of Packaged Ice and its shareholders, the board of directors would consider, among other things, Packaged Ice's obligation to pay a termination fee and expense reimbursement to Parent in connection with certain acquisition proposals. See "Chapter One—Merger Agreement—Termination Fee."

Financing the Merger

        The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $479.2 million, consisting of (i) approximately $76.8 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options and warrants, (ii) approximately $329.0 million to fund the repayment of substantially all existing indebtedness of Packaged Ice, (iii) approximately $36.1 million to fund the redemption or repurchase of all of Packaged Ice's outstanding preferred stock, (iv) approximately $9.5 million to fund the purchase of certain leased equipment, (v) approximately $2.3 million to fund change of control payments and restricted stock grants to certain members of Packaged Ice's management and (vi) approximately $25.5 million to pay transaction fees and expenses. Parent and Merger Sub expect to finance the merger with the following:

  •
  a cash equity contribution to Parent of approximately $189.7 million, subject to adjustment in connection with any discount received by Packaged Ice, in connection with the redemption or repurchase of its outstanding preferred stock, or in connection with earnings shortfalls or timing changes in the working capital of Packaged Ice, by the Sponsors and Sponsors' Affiliates, which shall be designated by the respective Sponsor, including an aggregate amount of $3.5 million from the Management Investors. See "Chapter One—Other Agreements—Subscription Agreement";

  •
  a term loan in an amount of $135.0 million and a revolving loan in the amount of $35.0 million, pursuant to a senior secured credit facility in which CSFB, acting through its Cayman Island branch, would act as Administrative Agent and Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. would act as Co-Syndication Agents, with the lenders being a syndicate of banks, financial institutions and other entities, including CSFB, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Credit Facility"). The entire term loan and a portion of the revolving loan will be used to finance the merger. The revolving loan amount used to finance the transaction is estimated to be $4.5 million (which amount may be increased by up to $7.0 million, based upon the excess of our most recent month's working capital levels over our average prior twelve month working capital level);

  •
  the proceeds from the issuance of $150.0 million of unsecured senior subordinated notes pursuant to an offering exempt from registration under the Securities Act of 1933; and

  •
  if the notes to be issued pursuant to an offering exempt from registration under the Securities Act of 1933 have not been issued by the closing date of the merger, a bridge loan, pursuant to an unsecured senior subordinated credit facility in the amount of $150.0 million in which CSFB, acting through its Cayman Island branch, would act as Administrative Agent and Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. would act as Co-Syndication Agents, with the lenders being a syndicate of banks, financial institutions and other entities, including CSFB, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Bridge Facility").

        It is a condition to the completion of the merger that Parent and Merger Sub have received or have available the proceeds of the financing for the merger contemplated by the existing commitment letter from CSFB, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. with respect to the Credit Facility and the Bridge Facility, or other financing which is on terms substantially similar to or better than those set forth in the commitment letter, including but not limited to funds sufficient, in conjunction with the proceeds from equity investments in Parent, to (i) purchase and pay the merger consideration; (ii) pay all fees and expenses in connection with the merger and the transactions contemplated thereby; (iii) redeem Packaged Ice's senior notes in accordance with their terms; (iv) repay the outstanding principal amount and accrued interest under Packaged Ice's existing credit facility and (v) repay the liquidation preference and accrued dividends under the terms of Packaged Ice's preferred stock.

        Pursuant to the commitment letter, the lenders' agreements to provide funding for the merger may be terminated for several reasons, including any of the following:

  •
  if the terms of the solicitation of proxies, contribution of equity to Parent, the merger and the proposed funding of the merger are materially altered;

  •
  if any material information relating to the merger and related transactions is misleading in any material respect;

  •
  if the transactions relating to the merger are not in full compliance with legal requirements;

  •
  if any material adverse change occurs in our assets, liabilities, conditions, results of operations, business or prospects; or

  •
  if there is a disruption of, or adverse change in financial, banking or capital market conditions that materially impairs or could reasonably be expected to impair the satisfactory syndication of any portion of the Credit Facility, Bridge Facility or marketing of the notes.

Fees and Expenses of the Merger

        The estimated fees and expenses to be incurred in connection with the completion of the merger and the other transactions contemplated by the merger agreement are as follows:

Financing Fees and Expenses	$
Advisory Fees and Expenses	$
Legal, Accounting and Consulting Fees and Expenses	$
Proxy Solicitor Fees	$
Depositary and Paying Agent Fees and Expenses	$
SEC Filing Fee	$
Printing and Mailing Costs	$
Other Regulatory Filing Fees	$
Miscellaneous Expenses	$

Total	$

        Packaged Ice, as the surviving corporation, will be responsible for all of the fees and expenses described above if the merger is completed. If the merger is not completed, we will pay our own fees and expenses, which we estimate to be approximately $            . In addition, we will be obligated under specified circumstances to reimburse Parent for its expenses and/or to pay a termination fee. Depending upon the circumstances surrounding the termination, we may be obligated to pay Parent a termination fee of $5 million plus fees and out-of-pocket expenses of up to $2.5 million. See "Chapter One—Merger Agreement—Termination Fee." Whether or not the merger is completed, except as otherwise provided in the merger agreement, each party is responsible for the costs and expenses it incurs in connection with the merger agreement and the transactions contemplated in the merger agreement, including fees and disbursements of counsel, financial advisors and accountants.

Anticipated Accounting Treatment of the Merger

        We anticipate that the merger will be accounted for by us using the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

U.S. Federal Income Tax Consequences of the Merger

        This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and decisions currently in effect, all of which are subject to change possibly, with retroactive effect. The summary does not address beneficial owners of shares of common stock in whose hands the shares are not capital assets within the meaning of Section 1221 of the judicial Code, nor does it address beneficial owners of common stock who received the shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee stock options or otherwise as compensation, and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules.

        This summary only addresses the U.S. federal income tax consequences to a beneficial owner of common stock that, for U.S. federal income tax purposes, is treated as (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (a) it is subject to the primary supervision of a United States court and the control of one of more U.S. persons or (b) a valid election to be treated as a U.S. person in effect. This summary does not address the U.S. federal income tax consequences to non-U.S. owners.

        The U.S. federal income tax consequences described below are included for general information purposes only. Because individual circumstances may differ, each beneficial owner of shares of our common stock should consult his or her own tax advisor to determine the applicability of the rules discussed below to him and the particular tax effects to him or her of the merger, including the application and effect of state, local and other tax laws.

        The receipt of cash for shares of common stock surrendered in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize gain or loss in an amount equal to the difference between the beneficial owner's adjusted tax basis in the shares of common stock surrendered in the merger and the amount of cash received. Gain or loss must be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) surrendered in the merger. Such gain or loss will be capital gain or loss.

        Payments in connection with the merger may be subject to "backup withholding," unless a beneficial owner of common stock, either (1) comes within certain exempt categories (generally including corporations and financial institutions) and proves its exempt status in a satisfactory manner, or (2) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax but merely an advance payment. Any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax, provided that the required information is furnished to the Internal Revenue Service. Each beneficial owner of common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Regulatory Matters

        We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of articles of merger with the Secretary of State of the State of Texas.

MERGER AGREEMENT

        Though the following describes the material terms of the merger agreement, this document does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement and is incorporated herein by reference. We urge you to carefully read the merger agreement in its entirety.

The Merger

        Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Packaged Ice at the effective time of the merger. The separate corporate existence of Merger Sub will cease. We will be the surviving corporation in the merger and will continue our corporate existence as a wholly-owned subsidiary of Parent and will continue to be governed by the laws of the State of Texas.

Effective Time

        The merger agreement provides that the merger will become effective upon the later of (i) the acceptance of articles of merger and issuance of a certificate of merger by the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act or (ii) a later time set forth in such articles of merger. Packaged Ice, Merger Sub and Parent will file the articles of merger as promptly as practicable following the satisfaction or waiver of all the conditions to the merger. Because we cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived, we cannot assure you that the merger will be completed even if the merger agreement is approved at the annual meeting. See "Chapter One—Merger Agreement—Conditions Precedent."

Articles of Incorporation and By-Laws

        The merger agreement provides that at the effective time of the merger the articles of incorporation and by-laws of Merger Sub in effect immediately prior to the effective time will become the articles of incorporation and by-laws of the surviving corporation after the effective time of the merger.

Directors and Officers

        The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and that the officers of Packaged Ice immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Merger Consideration

        At the effective time of the merger, except as set forth below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive the greater of (i) $3.50 or (ii) the sum of (A) $3.30 plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock. The following shares of our common stock will not be converted into the right to receive the merger consideration:

  •
  any shares of our common stock held by us as treasury shares;

  •
  any shares of our common stock owned by Parent or the Merger Sub; and

  •
  shares of our common stock held by shareholders who have perfected their dissenters' rights. See "Chapter One—The Merger—Dissenters' Rights."

Treatment of Stock Options and Warrants

        At the effective time of the merger, each of our stock option plans, stock purchase plans and other similar arrangements will terminate or be amended, and each option, warrant or right to purchase or acquire shares of our common stock under any of our stock option or compensation plans or arrangements that has not been exercised, whether or not vested, will be canceled. All options, warrants or rights to purchase or acquire shares of our common stock will vest before the completion of the merger.

        To the extent a holder owns unexercised options, warrants or rights to purchase or acquire shares of our common stock, the holder will be entitled to receive, upon the completion of the merger, cash for each option, warrant or right to purchase or acquire shares of our common stock that they own in an amount equal to the amount by which the per share merger consideration exceeds the exercise price of the option, warrant or right to purchase or acquire shares of our common stock, reduced by applicable withholding taxes.

        As of the date of this proxy statement, there were total options, warrants or rights to purchase or acquire shares of our common stock outstanding to purchase an aggregate of 1,511,959 shares of our common stock at exercise prices below $3.50 per share.

        As of the date of this proxy statement, there were total options, warrants or rights to purchase or acquire shares of our common stock outstanding to purchase an aggregate of 1,511,959 shares of our common stock at exercise prices below $3.64 per share.

        No cash payments will be made with respect to our options, warrants or rights to purchase or acquire shares of our common stock which have an exercise price per share greater than the per share merger consideration.

Payment for Shares

        Parent will make available to the paying agent, to be designated by Parent as needed, the merger consideration to be paid to our common shareholders for their shares of our common stock in connection with the merger. Promptly after the effective time, we will instruct the paying agent to mail to each shareholder a notice of the effectiveness of the merger, a letter of transmittal and instructions to effect the surrender of the share certificates which, immediately before the effective time, represented the record holder's shares, in exchange for payment of the merger consideration. You should not forward share certificates with the enclosed proxy card. You should surrender certificates representing shares of our common stock only after receiving instructions from the paying agent or us.

        Each holder will be entitled to receive, for each share of our common stock issued and outstanding immediately prior to the effective time of the merger, the greater of (i) $3.50 or (ii) the sum of (A) $3.30 per share plus (B) the amount per common share of any discount we receive upon the repurchase or redemption of our preferred stock for common stock, only upon surrender of the relevant share certificates in accordance with the instructions contained in the letter of transmittal. The paying agent will pay the merger consideration attributable to any certificates representing shares of our common stock outstanding before the effective time that have been lost, stolen or destroyed, but only after the person claiming the certificate to be lost, stolen or destroyed provides an affidavit of that fact and, upon our request, makes an appropriate bond, security or indemnity. No interest will accrue or will be paid on the cash payable upon the surrender of any certificate. Neither Parent nor the paying agent will make payments to any person who is not the registered holder of the certificate surrendered unless the certificate is properly endorsed and otherwise in proper form for transfer. Further, each person requesting payment for shares will be required to establish to the satisfaction of the paying agent that any applicable stock transfer taxes have been paid.

Transfer of Shares

        At and after the effective time of the merger, our stock transfer books will be closed and our transfer agent will not record on the stock transfer books any transfers of shares of our common stock that occur after the effective time.

Representations and Warranties

        The merger agreement contains various representations and warranties by us to Parent and Merger Sub, including representations and warranties as to:

  •
  our due organization, valid existence, good standing, due qualification and necessary corporate powers and similar corporate matters; the due organization, valid existence, good standing, due qualification and necessary corporate powers and similar corporate matters of our subsidiaries;

  •
  our capitalization and the capitalization of our subsidiaries;

  •
  the authorization, execution, delivery, performance and enforceability of the merger agreement;

  •
  possession of necessary consents and approvals;

  •
  the absence of any conflicts between the terms of the merger agreement and our articles of incorporation or bylaws, any applicable laws and regulations, or our material contracts or documents;

  •
  the adequacy and accuracy of filings our filings with the Securities and Exchange Commission since January 1, 2001;

  •
  the accuracy and completeness of our financial statements;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes to our business and operations;

  •
  tax matters;

  •
  pending or threatened investigations and litigation;

  •
  employee benefit matters;

  •
  environmental matters;

  •
  compliance with laws, ordinances and regulations;

  •
  insurance matters;

  •
  labor and employment matters;

  •
  required vote of our shareholders;

  •
  brokers;

  •
  the receipt of the fairness opinion;

  •
  our shareholder rights agreement;

  •
  the accuracy and completeness of the information supplied by us and contained in this proxy statement;

  •
  intangible property rights;

  •
  transactions with our affiliates;

  •
  personal property, real property and leases;

  •
  material contracts; and

  •
  pending and proposed transactions.

Conduct of Business Prior to the Merger

        In the merger agreement, we agreed, with certain exceptions, that prior to the completion of the merger, without the prior written consent of Parent, we will, and will cause each of our subsidiaries to:

  •
  conduct our business in the ordinary course consistent with past practice; and

  •
  use all reasonable efforts to preserve intact our business organization and relationships with third parties, retain the services of our officers and key employees, and preserve our relationships with customers, suppliers and others having business dealings with us.

        We have also agreed that, with certain exceptions, without the prior written consent of Parent, we will not:

  •
  amend any articles of incorporation, bylaws or similar organizational documents of us or our subsidiaries, or amend our shareholder rights plan or redeem the rights issued thereunder;

  •
  declare, set aside or pay dividends or other distributions on our securities, except for dividends paid to our preferred shareholders and dividends declared or paid by our subsidiaries;

  •
  split, combine or reclassify any of our capital stock or the capital stock of our subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or the capital stock of our subsidiaries;

  •
  redeem, purchase or otherwise acquire or propose to redeem, purchase or otherwise acquire, directly or indirectly, any shares of our capital stock or the capital stock of our subsidiaries;

  •
  merge or consolidate with, or permit our subsidiaries to merge or consolidate with, any other Person or acquire assets of, or an equity interest in, any other Person for aggregate consideration in excess of $1.0 million or enter a new line of business or commence business outside of our existing areas of operation;

  •
  sell, lease, license or otherwise voluntarily surrender, relinquish or dispose of any of our or any of our subsidiaries' assets or properties with an aggregate fair market value exceeding $1.0 million;

  •
  settle any material audit, make, change or revoke any material tax election or file any materially amended tax return;

  •
  issue, or permit our subsidiaries to issue, any securities, except pursuant to existing obligations disclosed in our SEC filings or as required under the terms of our preferred stock;

  •
  pledge or encumber any of our securities or the securities of our subsidiaries;

  •
  amend or reprice any of our options or warrants;

  •
  enter into any amendment of any term of any of our outstanding securities or the securities of our subsidiaries;

  •
  change any method of financial or tax accounting or accounting practice by us or any of our subsidiaries;

  •
  pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities reflected or reserved against, in, or contemplated by, our consolidated financial statements (or the notes thereto), except in the ordinary course of business;

  •
  authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution of us or any of our subsidiaries;

  •
  assume or incur, or permit our subsidiaries to assume or incur, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of our debt securities or the debt securities of our subsidiaries or guarantee any debt securities of others or enter into any lease or create any mortgages, liens, security interests or other encumbrances on our assets or property or the assets or property of our subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person;

  •
  make any loans, advances or capital contributions to, or investments in, any other Person or permit our subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person;

  •
  make or authorize, or permit any of our subsidiaries to make or authorize, any capital expenditure in excess of $200,000 individually or $1.0 million in the aggregate;

  •
  adopt, amend or assume, or permit any of our subsidiaries to adopt, amend or assume, an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

  •
  engage in any transaction in connection with which we or any of our subsidiaries could be subjected to either a civil penalty or a tax;

  •
  terminate any benefit plan in a manner, or take any other action with respect to any benefit plan, that could result in the liability of us or any of our subsidiaries to any Person;

  •
  take any action, or permit any of our subsidiaries to take any action, that could adversely affect the qualification of any benefit plan or its compliance with the applicable requirements of ERISA;

  •
  fail to make full payment when due of all amounts which, under the provisions of any benefit plan, any agreement relating thereto or applicable law, we or any of our subsidiaries are required to pay as contributions thereto;

  •
  fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plan;

  •
  take or agree or commit to take, or permit any of our subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

  •
  enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect, or permit any of our subsidiaries to enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect, any of the terms or provisions of any material contract, agreement, commitment, arrangement or right; or

  •
  agree or commit, or permit any of our subsidiaries to agree or commit, to do any of the foregoing.

Limits on Solicitation

        The merger agreement provides that neither we nor any of our subsidiaries, officers, directors and employees shall, nor shall we permit any of our subsidiaries' agents to:

  •
  initiate, solicit, participate in, or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal (as defined below); or

  •
  continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to us or any of our subsidiaries or provide access to the properties, books and records or any confidential information or data of us or any of our subsidiaries to any person relating to an Acquisition Proposal.

        However, the merger agreement does not prohibit us or our board of directors from, prior to your approval of the merger agreement, providing access to properties, books and records and providing information or data in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if our board of directors receives from the Person so requesting such information and an executed confidentiality agreement, provided that all such written information is also provided on a prior or substantially concurrent basis to Parent, or engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal so long as:

  •
  our board of directors, after consultation with its independent legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties to our shareholders under applicable law;

  •
  such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of our board of directors, after consultation with its financial advisor, reasonably capable of being financed by such other Person; and

  •
  our board of directors determines in good faith after consultation with its independent legal counsel and financial advisor, taking into account, among other things, the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction, that such Acquisition Proposal is reasonably capable of being completed and, if consummated, would reasonably be expected to result in a transaction more favorable to our shareholders than the transaction contemplated by the merger agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal").

        "Acquisition Proposal" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving us or of any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of our consolidated assets or earning power, (iii) any acquisition or purchase, direct or indirect, of more than 50% of our consolidated assets, or (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any Person beneficially owning securities constituting more than 50% of any class or series of our common stock or of any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of our consolidated assets or earning power, other than the transactions contemplated by the merger agreement.

Additional Agreements

        In addition to the covenants relating to the conduct of the business before the completion of the merger, we have agreed with Parent and Merger Sub to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows:

Access to Information; Notification

        Subject to the confidentiality agreement we entered into with Parent, we have agreed that we will allow Parent, and Parent' officers, employees, accountants, counsel, financial advisors and other representatives, access during the period prior to the merger to all of our subsidiaries' properties, books, contracts, commitments, personnel and records and other information and business documents, our independent auditors and our premises and the premises of our subsidiaries. We are also required to promptly notify Parent of (i) any notice alleging that a consent is required in connection with the merger, (ii) any notice from any governmental authority in connection with the merger, and (iii) any material suits or investigations commenced or threatened against us or our subsidiaries.

Directors' and Officers' Indemnification and Insurance

        For a period of six years after the merger, Parent will cause the surviving corporation to:

  •
  indemnify and hold harmless, and provide advancement of expenses to, persons who after the effective time are serving, or at any time prior to the effective time have served as, one of our or our subsidiaries' officers or directors, to the fullest extent permitted by law, and shall cause the surviving corporation to assume our obligations under any indemnification agreements;

  •
  cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by directors' and officers' liability insurance at the effective time, providing coverage that is at least equal to the coverage provided under the current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent that is not greater than 200% of the premium for the directors' and officers' liability insurance for the current year.

        Prior to the closing of the merger, we shall have the right, subject to the consent of Parent, to approve and purchase such insurance policy(ies) as may be necessary to insure the protection of the our directors and officers.

Further Assurances

        The parties to the merger agreement each agree to use reasonable efforts to take all actions, and to assist and cooperate with the other parties in doing all things necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Publicity

        Each of Packaged Ice, Parent and Merger Sub have agreed to consult with each other before issuing any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement.

Additional Actions

        Each of the parties to the merger agreement has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

Filings

        Under the merger agreement, each of the parties shall promptly make their respective filings and submissions and shall use its reasonable best efforts to take all actions necessary, proper or advisable to obtain any required approval of any governmental authority.

Employee Benefits and Benefit Plans

        Parent has agreed to evaluate its personnel needs and consider continuing the employment of certain of our employees on a case-by-case basis. After consummation of the merger, Parent will cause to be provided, to our employees, base salary or wages and employee benefit plans or arrangements which are comparable in the aggregate to those provided to such employees prior to the consummation of the merger, subject to such changes as shall be determined by Parent. Our retained employees will also be given credit for any deductible amounts paid, to the extent applicable, in respect to the plan year in which the closing of the merger occurs, to the extent that, during the remainder of such plan year following the closing, they participate in any replacement plan for which deductibles are required. Parent will also cause any replacement employee benefit plan to waive any preexisting condition limitation that was waived under the terms of the corresponding employee benefit plan immediately prior to the closing of the merger and to apply any waiting period limitations that would otherwise be applicable to our employees on or after the closing in a manner consistent with the way Parent would treat similarly situated employees, taking into account our employees' service with us.

Shareholder Meeting and Proxy Statement

        Under the merger agreement, we agreed to (i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for our shareholders for the purpose of seeking their approval of the merger, (ii) prepare, file with the SEC and distribute to our shareholders a proxy statement related to the shareholders meeting, (iii) use all reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

Fees and Expenses

        Except as described below under "Chapter One—Merger Agreement—Termination Fee," each of Packaged Ice, Parent and Merger Sub have agreed to pay their own fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Preferred Stock Redemption

        Under the merger agreement, we are required at the closing of the merger to redeem or otherwise repurchase all of our outstanding preferred stock.

Conditions Precedent

Conditions Precedent to Obligations of Parent and Merger Sub

        The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction of each condition precedent listed below, unless waived in writing by Parent and Merger Sub:

  •
  each of our representations and warranties must be accurate and complete as of the closing, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a material adverse effect;

  •
  there shall not have occurred any change, condition, event or development that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect;

  •
  we must have performed and complied with all of our covenants in all material respects;

  •
  the merger shall have been approved and adopted by the requisite vote of our shareholders;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court preventing the consummation of the merger shall be in effect;

  •
  Packaged Ice, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of governmental authorities necessary to consummate the merger;

  •
  holders of not more than 7.5% of our outstanding shares of common stock shall have dissented in accordance with the provisions of the Texas Business Corporation Act;

  •
  Parent and Merger Sub have received or have available the proceeds of the financing, including but not limited to funds sufficient to (i) purchase and pay the merger consideration; (ii) pay all fees and expenses in connection with the merger and the transactions contemplated by the merger agreement; (iii) redeem our notes in accordance with their terms; (iv) repay the outstanding principal amount and accrued interest under our credit agreement; and (v) repay the liquidation preference and accrued dividends under our preferred stock;

  •
  none of William P. Brick, Jimmy C. Weaver, Steven J. Janusek or Ben D. Key shall have failed to meet their funding obligations for any reason under their subscription agreement with Parent, except in the event that one and only one of Messrs. Brick, Weaver, Janusek or Key fail to meet their funding obligations by reason of (i) their death or disability, (ii) a judicially imposed prohibition or restraint, or (iii) an event caused by a willful or intentional act of Trimaran or Bear Stearns;

  •
  the vesting of all options shall have been accelerated and all such options shall have either been cancelled or shall otherwise be exercisable only for the cash merger consideration; and

  •
  all of our obligations and liabilities under our credit agreement shall have been fully satisfied and released.

Conditions Precedent to Obligations of Packaged Ice

        Packaged Ice's obligation to effect the merger is subject to the satisfaction of each condition precedent listed below, unless waived in writing by Packaged Ice:

  •
  each of the representations and warranties of Parent or Merger Sub must be accurate and complete as of the closing, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a material adverse effect;

  •
  Parent and Merger Sub must have performed and complied with all of their covenants in all material respects;

  •
  the merger shall have been approved and adopted by the requisite vote of our shareholders;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court preventing the consummation of the merger shall be in effect;

  •
  Packaged Ice, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of governmental authorities necessary to consummate the merger; and

  •
  all of our obligations and liabilities under our credit agreement shall have been fully satisfied and released.

Termination

        The merger agreement may be terminated at any time prior to closing only:

  •
  by mutual written consent of duly authorized representatives of Parent, Merger Sub and Packaged Ice;

  •
  by any of Parent, Merger Sub or us if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  by Parent or Merger Sub, if our board of directors shall have withdrawn or modified in a manner adverse to Parent or Merger Sub, its approval or recommendation of the merger;

  •
  by Parent or Merger Sub, if we shall have breached any of its representations, warranties, obligations or covenants if such breach would give rise to any of the conditions precedent to the merger not being satisfied and, within thirty (30) days after written notice of such breach to us from Parent, such breach shall not have been cured in all material respects;

  •
  by us, if Parent or Merger Sub shall have breached any of their representations, warranties, obligations or covenants if such breach would give rise to any of the conditions precedent to the merger not being satisfied and, within thirty (30) days after written notice of such breach to Parent from us, such breach shall not have been cured in all material respects;

  •
  by Parent, Merger Sub or us, if our board of directors shall have determined to recommend a Superior Proposal;

  •
  by any of Parent, Merger Sub or us, if our shareholders fail to approve the merger; or

  •
  by any of Parent, Merger Sub or us, if the closing has not occurred by November 15, 2003.

Effect of Termination

        The merger agreement provides that, in the event of the termination of the merger agreement by either us, Parent or Merger Sub as described above, the merger agreement will become void and have no effect with no liability or obligation under the merger agreement on the part of Parent, Merger Sub or us, except that certain agreements will survive termination and no such termination will relieve any party of any liability or damages resulting from any breach by that party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee

        In the merger agreement, we agreed that we will pay Parent a termination fee of $5.0 million in addition to reasonably documented third party documented fees and expenses of up to $2.5 million if:

  •
  Parent or Merger Sub terminate the merger agreement because our board of directors has withdrawn or modified in a manner adverse to Parent or Merger Sub, its approval or recommendation of the merger;

  •
  we, Parent or Merger Sub terminate the merger agreement because our board of directors has determined to recommend a Superior Proposal,

  •
  Parent or Merger Sub terminate the merger agreement because (i) we have breached our representations, warranties, obligations or covenants, (ii) such breach has given rise to a condition precedent to the merger not being satisfied, (iii) such breach shall not have been cured in all material respects within 30 days of notice thereof, and (iv) a transaction is consummated within one year of such termination, which transaction, if offered or proposed, would constitute an Acquisition Proposal; or

  •
  we, Parent or Merger Sub terminate the merger agreement because (i) our shareholders fail to approve the merger, and (ii) a transaction is consummated within one year of such termination, which transaction, if offered or proposed, would constitute an Acquisition Proposal.

        In addition, we will pay Parent its reasonably documented third party fees and expenses of up to $2.5 million if we, Parent or Merger Sub terminate the merger agreement because our shareholders fail to approve the merger, whether or not any transaction is consummated within one year after such termination, and regardless of whether such transaction would constitute an Acquisition Proposal.

Amendment; Extension; Waiver

        The merger agreement may be amended by the parties to the merger agreement at any time before or after approval of the merger agreement by our shareholders. After approval of the merger by our shareholders, no amendment may be made without further shareholder approval that by law requires further approval by such shareholders. The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

        The merger agreement provides that at any time prior to the effective time of the merger, Parent, Merger Sub or Packaged Ice may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        Any such extension or waiver will be valid only if it is set forth in a written instrument signed by the party or parties to be bound thereby.

INFORMATION ABOUT PACKAGED ICE

        Packaged Ice, Inc. is the largest manufacturer and distributor of packaged ice in the United States and currently serves approximately 73,000 customer locations in 31 states and the District of Columbia. We have grown significantly since our incorporation in 1990, primarily through the implementation of a consolidation strategy within the highly fragmented packaged ice industry. Since April 1997, we have acquired 84 traditional ice companies, principally in the southern half of the United States. We are currently focused on increasing profitability and strengthening our balance sheet through operating improvements and leverage reduction. Revenue enhancements, expense control and selective acquisitions are an important part of this strategy.

        We operate in two business segments: ice products and non-ice products and operations. Ice products accounted for approximately 92%, 91%, and 92% of revenues in 2002, 2001 and 2000, respectively, and consist of the following two activities:

  •
  the manufacture and delivery of traditional ice from a central point of production to the point of sale; and

  •
  the installation of THE ICE FACTORY®, our proprietary machines that produces, packages, stores and merchandises ice at the point of sale through an automated, self-contained system.

        Our other business segment, non-ice products and operations, consists of refrigerated warehousing, the manufacturing and sale of bottled water and the sale and leasing of ice production equipment.

        At March 31, 2003, we owned or operated 47 ice manufacturing plants, 52 distribution centers, seven refrigerated warehouses, one bottled-water manufacturing facility and had an installed base of 3,010 ice factories. Our principal executive offices are located at 3535 Travis Street, Suite 170, Dallas, Texas 75204.

Directors and Executive Officers of Packaged Ice

        For information relating to our directors and executive officers, see "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Proposal 2: Election of Directors" and "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Executive Officers."

Security Ownership of Certain Beneficial Owners and Management

        For information relating to our directors and executive officers, see "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Security Ownership of Certain Beneficial Owners and Management."

Certain Relationships and Related Transactions

        For information relating to our directors and executive officers, see "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Certain Relationships and Related Transactions."

Book Value Per-Share Data

        The book value per share of Package Ice common stock as of March 31, 2003 was negative $2.59. Book value per share is not a term defined by generally accepted accounted principles. Book value per share is calculated by dividing the shareholders' deficit by the number of shares of common stock outstanding.

Selected Financial Information

        The following table sets forth, for the periods and dates indicated, selected consolidated financial data derived from our consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Packaged Ice Annual Report on Form 10-K accompanying this proxy statement.

	For the Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands except per share amounts)
Operating Data:
Revenues	$32,567	$32,780	$235,660	$244,247	$244,044	$231,723	$179,861
Cost of sales	25,791	26,153	144,852	156,434	149,889	139,386	108,276

Gross profit	6,776	6,627	90,808	87,813	94,155	92,337	71,585
Operating Expenses	7,345	8,152	33,739	37,372	37,139	37,738	31,741
Depreciation and amortization expense	5,791	6,431	24,704	33,816	28,631	30,526	20,729
Loss (gain) on disposition of assets	(10)	63	4,345	(49)	—	—	—
Impairment of assets	—	—	7,363	—	—	—	—
Other income (expense), net	(10)	37	161	19	17	21	4
Gain (loss) on extinguishment of debt(1)	—	439	2,494	—	—	—	(17,387)
Interest expense	(8,360)	(8,746)	(34,870)	(36,686)	(32,470)	(30,409)	(24,705)
Cumulative effect of change in accounting principle	—	(73,230)	(73,230)	—	—	—	—

Net loss	$(14,720)	$(89,519)	$(84,788)	$(19,993)	$(4,068)	$(6,315)	$(22,973)

Net loss available to common shareholders	$(15,714)	$(90,421)	$(88,598)	$(23,451)	$(7,202)	$(9,393)	$(28,891)

Loss per Basic and Diluted Share of Common Stock(2):
Net loss available to common shareholders before cumulative effect of change in accounting principle	$(0.78)	$(0.85)	$(0.76)	$(1.19)	$(0.37)	$(0.53)	$(5.91)
Cumulative effect of change in accounting principle	—	(3.64)	(3.64)	—	—	—	—

Net loss available to common shareholders	$(0.78)	$(4.49)	$(4.40)	$(1.19)	$(0.37)	$(0.53)	$(5.91)

Weighted Average Common Shares Outstanding(2):
Basic and diluted	20,157	20,156	20,157	19,756	19,340	17,565	4,886
Other Financial Data:
Cash flows—operating activities	$(22,188)	$(13,859)	$32,690	$19,153	$19,102	$14,409	$16,320
Cash flows—investing activities	(1,730)	(4,707)	(11,595)	(7,602)	(29,368)	(37,128)	(314,788)
Cash flows—financing activities	18,699	10,453	(24,808)	(2,365)	7,674	22,911	287,070
Capital expenditures(3)	2,703	5,001	14,403	16,510	23,165	30,413	22,830
Dispositions(4)	973	294	3,378	10,968	1,967	4,496	—
Balance Sheet Data:
Total cash and cash equivalents and restricted cash(5)	$1,281		$6,500	$16,913	$1,027	$3,619	$3,427
Total assets	339,748		347,573	460,784	470,660	462,332	440,257
Total current and non-current debt(6)	324,123		305,214	332,667	332,270	322,290	338,381
Total exchangeable preferred stock	41,986		40,992	37,181	33,723	30,589	66,546
Total preferred stock with put redemption option	—		—	—	—	—	3,223
Total common stock with put redemption option	—		—	—	—	—	1,972
Total shareholders' equity (deficit)	(52,273)		(37,149)	52,477	75,369	82,369	1,300

(1)
In April 2002, we adopted Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." In accordance with that statement, we have reclassified the loss on refinancing in 1998 from extraordinary items to operations in the statement of operations.

(2)
Shares of common stock issuable under stock options and warrants have not been included in the computation of diluted loss per share as their effect is antidilutive.

(3)
Includes all amounts incurred, but does not include expenditures used to acquire traditional ice businesses.

(4)
Includes all proceeds from dispositions of property and equipment.

(5)
Includes restricted cash of $6.7 million at December 31, 2001, which was used to collateralize outstanding standby letters of credit.

(6)
Includes the line of credit and the current and noncurrent portions of long-term obligations.

Trading Market and Price Range of Common Stock

        Our common stock is traded on the American Stock Exchange under the symbol "ICY." The following table sets forth the high and low sales prices of our common stock, for the periods indicated:

	PRICE RANGE
	HIGH	LOW
2001
First Quarter	$2.30	$1.38
Second Quarter	$2.19	$1.50
Third Quarter	$2.21	$1.47
Fourth Quarter	$1.90	$1.00
	PRICE RANGE
	HIGH	LOW
2002
First Quarter	$1.39	$1.05
Second Quarter	$1.50	$1.07
Third Quarter	$1.38	$0.98
Fourth Quarter	$1.15	$0.58
	PRICE RANGE
	HIGH	LOW
2003
First Quarter	$1.84	$1.00
Second Quarter (through May 29, 2003)	$3.40	$1.70

Dividend Policy

        We have never declared or paid any cash dividends on our common stock. In addition, provisions of our revolving credit facility, our preferred stock and, in some instances, our 9 3/4% senior notes prohibit us from paying dividends. Further, we intend to retain any future earnings to reduce debt and fund growth. Accordingly, we do not anticipate paying any cash dividends in the foreseeable future.

Prior Public Offerings

        Packaged Ice has not made an underwritten public offering of its common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A.

Access to Information

        Other than as required by applicable law, in connection with the merger, we have made no provisions to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense.

INFORMATION ABOUT THE ACQUIRING PARTIES

Merger Sub

        Cube Acquisition Corp. (or "Merger Sub"), a Texas corporation, is a transitory merger vehicle that was formed solely for the purpose of entering into the merger agreement. Merger Sub is a wholly-owned subsidiary of CAC Holdings Corp. and has not conducted any activity except that incident to its formation and in connection with the merger. Merger Sub's principal executive offices are located at 425 Lexington Avenue, New York, New York, 10017, and its facsimile number is (212) 885-4350.

Parent

        CAC Holdings Corp. (or "Parent"), a Delaware corporation, was formed by the Sponsors solely for the purpose of entering into the merger agreement, holding all of the common stock of Merger Sub prior to the completion of the merger, and holding all of our common stock after the completion of the merger. Parent's principal executive offices are located at 425 Lexington Avenue, New York, New York, 10017, and its facsimile number is (212) 885-4350.

Directors and Officers of Merger Sub and Parent

        Steven Flyer, Chairman of the board of directors and President of both Parent and Merger Sub, has been a Member of Trimaran since 1999 and a managing director since 2002. Mr. Flyer is responsible for structuring, negotiating and monitoring portfolio company investments as well as for the overall administration and operations of Trimaran. Prior to joining Trimaran, Mr. Flyer was employed at the leveraged finance group of CIBC World Markets since 1997, where he was responsible for investments in the CIBC Argosy Merchant Banking Funds. Before Mr. Flyer joined CIBC, he practiced law at Dewey Ballantine L.L.P. Mr. Flyer currently serves on the board of directors of Transportation Technologies Industries, Inc., a Trimaran portfolio company. Mr. Flyer received his B.A. degree from Columbia University/Columbia College and his J.D. from Cornell Law School.

        David E. King, Vice-President and Secretary and a member of the board of directors of both Parent and Merger Sub, has been a Senior Managing Director at Bear, Stearns & Co. Inc. and a principal of Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., since April, 2001. Prior to joining Bear Stearns, Mr. King was a Partner at McCown De Leeuw & Co., a private equity investment partnership from 1990 to 2000, in charge of that firm's New York office investment activities. Currently, Mr. King is a Director of 24 Hour Fitness, Global VantEdge, and Stonewater. Mr. King also sits on the advisory board of Sports Capital Partners and ChrysCapital. Mr. King holds an M.B.A. from Stanford University, an M.S. from the State University of New York, Stony Brook, and a B.S. from Rice University.

        During the last five years, none of the Acquiring Parties, or their directors or executive officers listed under "Chapter One—Information About the Acquiring Parties" has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding before a judicial or administrative body with competent jurisdiction.

INFORMATION ABOUT THE MANAGEMENT INVESTORS

        During the last five years, none of the Management Investors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining such company from future violations of, or prohibiting such company from activities subject to, federal or state securities laws, or finding violations by such company with respect to such laws.

        Set forth below are the name, current principal occupation or employment and at least a five-year employment history of each of the Management Investors. Each Management Investor is a United States citizen, except for Mr. Brick who is a Canadian citizen. Each Management Investor's principal business address is 3535 Travis Street, Suite 170, Dallas, Texas 75204.

        William P. Brick, age 52, became Chief Executive Officer of Packaged Ice in April 2001 and the Chairman of the board of directors in June 2001. Prior to joining Packaged Ice, Mr. Brick was employed by Suiza Foods Corporation ("Suiza"), where he served as Executive Vice President from July 1996 to October 1996, and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products. In addition, from 1991 until December 1994, Mr. Brick held various positions with the Morningstar Group, Inc., including Vice President of Sales, and he served in several capacities for Palm Dairies Inc. in Calgary, Alberta, from 1988 until 1991.

        Jimmy C. Weaver, age 49, became Chief Operating Officer of Packaged Ice in April 1998, President in February 2001 and a director in May 2002. From April 1998 through January 2001, he served as Executive Vice President of Packaged Ice. Mr. Weaver joined Reddy Ice Corporation ("Reddy Ice") in September 1996 and was President of Reddy Ice prior to its acquisition by Packaged Ice. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas, that produces and sells ice making equipment.

        Steven J. Janusek, age 31, became Packaged Ice's Chief Financial Officer in October 2000 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001, and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. ("Southwestern Ice") in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Packaged Ice in April 1997. Mr. Janusek briefly resigned his position as Chief Financial Officer in March 2001 to pursue another opportunity, but returned to Packaged Ice as Chief Financial Officer in April 2001.

        Ben D. Key, age 48, became Packaged Ice's Senior Vice President—Sales in April 2001. From April 1998 until April 2001, Mr. Key served Packaged Ice as Vice President—Sales and Marketing. Mr. Key joined Reddy Ice in June 1997 and served in the same position prior to its acquisition. Prior to joining Reddy Ice, Mr. Key was engaged in government service and political consulting for twenty years.

Common Stock Purchase Information

        Transactions in Past 60 Days.    The Management Investors and their respective affiliates have not engaged in any transaction in our common stock within 60 days of the date of this proxy statement.

        Purchases of Our Common Stock During the Past Two Years.    The following table sets forth purchases of our common stock by the Management Investors during the past two years, including, on a quarterly basis, the number of shares purchased and the high, low and average price paid.

        In each table, the number of shares purchased in the open market includes shares acquired through the exercise of options and open market purchases.

		Price Per Share
	Number of Shares
		High	Low	Average
William P. Brick
First Quarter of 2001	139,445	$1.92	$1.47	$1.81
Third Quarter of 2001	437,800	$1.90	$1.50	$1.66
First Quarter of 2002	27,000	$1.16	$1.15	$1.15
Second Quarter of 2002	27,300	$1.44	$1.40	$1.41
Jimmy C. Weaver
Second Quarter of 2001	14,445	$1.47	$1.47	$1.47
Third Quarter of 2001	50,000	$1.84	$1.73	$1.77
Second Quarter of 2002	17,700	$1.44	$1.40	$1.42
Steven J. Janusek
First Quarter of 2001	14,706	$1.17	$1.17	$1.17
Second Quarter of 2001	5,038	$1.90	$1.64	$1.75
Third Quarter of 2001	2,500	$1.89	$1.89	$1.89
Second Quarter of 2002	22,500	$1.44	$1.40	$1.42
Ben D. Key
First Quarter of 2001	60	$1.17	$1.17	$1.17
Second Quarter of 2001	16,201	$1.84	$1.47	$1.58
Third Quarter of 2001	48	$1.49	$1.49	$1.49
Fourth Quarter of 2001	8	$0.91	$0.91	$0.91

OTHER AGREEMENTS

Banc of America Preferred Stock Purchase Agreement

        On May 10, 2003, we entered into a stock purchase agreement with Banc of America Securities LLC in which Banc of America agreed to sell us 294,735 shares of our preferred stock, plus any accrued shares of the preferred stock that are to be paid as a dividend pursuant to the certificate of designation of the preferred stock at a purchase price of $77.00 per share. The purchase price under the stock purchase agreement represents a discount to the redemption price as set forth in the certificate of designation.

Representations and Warranties

        Banc of America makes customary representations and warranties to us, including the representation that Banc of America is the sole record and beneficial owner of the subject shares and has full power and authority to sell the shares.

Closing Conditions

        The stock purchase agreement is subject to customary closing conditions, including a condition that all conditions in the merger agreement have been satisfied or waived.

Termination

        The stock purchase agreement will terminate upon (i) the termination of the merger agreement for any reason, (ii) the failure of Banc of America to obtain all releases of liens on the shares to be sold prior to the closing of the merger or (iii) September 15, 2003. Upon termination, the stock purchase agreement would become null and void and neither party would have any further obligations thereunder.

Subscription Agreement

        As an inducement to enter into the merger agreement, the Sponsors required that the Management Investors enter into a subscription agreement to purchase shares of Parent upon consummation of the merger. Along with the Management Investors, the Sponsors and several of the Sponsors' Affiliates were also parties to the subscription agreement.

Purchase of Parent Shares

        The subscription agreement provides that the parties thereto purchase certain shares of Parent, thereby providing for an indirect interest in the wholly owned subsidiary, Merger Sub, and ultimately gives the parties an interest in the surviving corporation at the close of the merger. The total purchase price of the shares of Parent for all parties is $189.7 million, subject to adjustment in connection with any discount received by Packaged Ice, in connection with the redemption or repurchase of its outstanding preferred stock, or in connection with earnings shortfalls or timing changes in the working capital of Packaged Ice, with the Management Investors investing a total of $3.5 million, allocated as follows:

Management Investor	Percentage	Purchase Price
William P. Brick(1)	1.2125%	$2,300,000
Jimmy C. Weaver	0.3795%	$720,000
Steven J. Janusek	0.1581%	$300,000
Ben D. Key	0.0949%	$180,000

Total of Management Investors	1.8450%	$3,500,000

(1)
Under the terms of the investor subscription agreement, Mr. Brick may reallocate, subject to the reasonable consent of the Sponsors, up to $1.4 million of his equity commitment to the Other Potential Employee Investors listed below:

Graham D. Davis
Joseph A. Geloso
Thomas L. Dann
Billy W. Daniel
William A. Newberry
William A. Tolany
Kenneth B. Himes
Mark A. Steffek
Nancy G. Green
John M. Hayes
Grace E. Corbino
Robert L. Hobson

        The remaining $186.2 million will be invested by the Sponsors and the Sponsors' Affiliates as follows:

Purchaser	Percentage	Purchase Price
Trimaran Fund II, L.L.C.	17.5068%	$33,210,445.80
Trimaran Parallel Fund II, L.P.	7.1961%	$13,651,066.80
Trimaran Capital, L.L.C.	1.1036%	$2,093,539.70
CIBC Employee Private Equity Fund (Trimaran) Partners	11.1293%	$21,112,193.90
CIBC MB Inc.	12.1417%	$23,032,753.80
Bear Stearns Merchant Banking Partners II, L.P.	19.1969%	$36,416,611.97
Bear Stearns Merchant Banking Investors II, L.P.	4.1578%	$7,887,329.56
Bear Stearns MB-PSERS II, L.P.	10.5614%	$20,034,840.55
The BSC Employee Fund III, L.P.	5.4597%	$10,357,018.89
The BSC Employee Fund IV, L.P.	9.7017%	$18,404,199.03

Total	98.1550%	$186,200,000.00

Continued Employment Terms of Management Investors

        The subscription agreement sets forth the expected terms of the continuing employment for the Management Investors and the Other Potential Employee Investors, some of which are as follows:

  •
  Prior to the closing of the merger, each of the Management Investors will enter into an employment agreement, a stockholder agreement, a stock option agreement and an indemnity agreement.

  •
  Messrs. Brick and Weaver will each serve as a director of Parent for so long as they are Chief Executive Officer and President and Chief Operating Officer of Packaged Ice, respectively.

  •
  Parent and Merger Sub will indemnify and hold harmless those persons acting in their capacities as directors or officers of Parent or the surviving corporation.

  •
  Compensation and benefit arrangements for the Management Investors and the Other Potential Employee Investors will remain in substantially similar terms as they currently exist, except as to the extent that Packaged Ice employee benefits plans change generally.

  •
  Each of the Management Investors and the Other Potential Employee Investors will be entitled to severance payments equal to 100% of their base salaries if they are terminated "without cause" or, in the case of the Management Investors, they resign with "good reason" for the following periods:

Messrs. Brick and Weaver	18 Months
Messrs. Janusek and Key and certain Other Potential Employee Investors	12 Months
The remaining Other Potential Employee Investors	6 Months
  •
  The stockholder agreement will provide an option for Packaged Ice to repurchase stock purchased under the subscription agreement and any stock received from the exercise of options prior to a qualified initial public offering, at purchase prices which are dependent on the circumstances triggering the repurchase.

  •
  The stockholder agreement will provide the Management Investors and the Other Potential Employee Investors with certain "tag-along" and "piggyback" registration rights for the shares held, and also expose the shares to certain "drag-along" registration rights of the Sponsors' Affiliates.

  •
  Packaged Ice will establish a stock option plan which will provide for options reserved for management totaling up to 10.2% of the fully diluted common equity of Parent, which will be comprised of both time-based option vesting and performance-based option vesting.

  •
  Each Management Investor and the Other Potential Employee Investors will be subject to a non-compete agreement which will end six months after the Management Investors' and Other Potential Employee Investors' severance period ends.

  •
  The Management Investors and the Other Potential Employee Investors will receive up to $135,000 in the aggregate as management signing bonuses at the closing of the merger.

  •
  Certain of the Management Investors and the Other Potential Employee Investors are entitled to change of control bonuses in an aggregate amount of approximately $1.8 million upon the consummation of the merger. In addition, the Management Investors and the Other Potential Employee Investors shall receive restricted stock in an aggregate amount of $500,000 which shall vest on the third anniversary of the closing of the merger.

Representations and Warranties

        The purchasers of Parent equity, including the Management Investors, have made customary representations and warranties, including the representation that the purchaser is an "accredited investor" and that the agreement constitutes a valid, binding and enforceable agreement of such purchaser. Parent has also made customary representations and warranties, including the representation that the agreement constitutes a valid, binding and enforceable agreement of Parent.

Conditions to Performance

        Each party's performance under the subscription agreement is conditioned upon customary performance obligations of the other parties, including payment by the purchasers. Additionally, the Sponsors are not required to perform unless the conditions set forth in the merger agreement have been satisfied or waived by the Sponsor.

Assignment

        No purchaser may assign any rights under the agreement without Parent's consent, provided that Mr. Brick shall be entitled to assign up to $1.4 million of his obligations to purchase Parent equity to the other Management Investors and Other Potential Employee Investors in such amounts as are reasonably acceptable to the Sponsors, and provided that such assignee would become a party to the subscription agreement.

CHAPTER TWO

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Item	Description
Time and Place:	This proxy statement is furnished to our shareholders in connection with the solicitation of proxies on behalf of the board of directors for use at the annual meeting to be held on , 2003, at the time and place specified in the attached Notice of Annual Meeting of Shareholders, or at any adjournments or postponements of the annual meeting.
Purpose of the meeting is to consider and vote upon the following matters:	Merger Proposal:
• the approval of the merger and the related Agreement and Plan of Merger. See "Chapter One—The Merger—Proposal 1: Approval of the Merger and the Merger Agreement."
Other Proposals:
• the election of directors to the Packaged Ice, Inc. board of directors. See "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Proposal 2: Election of Directors."
• the ratification of the selection of Packaged Ice's independent auditors. See "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Proposal 3: Ratification of Appointment of Independent Auditors."
• the consideration and transaction of such other business as may properly come before the meeting of shareholders or any adjournment thereof.
Shares Entitled to Vote:	Only holders of our common stock at the close of business on the record date are entitled to receive notice of and to vote at our annual shareholder meeting. Each outstanding share of common stock is entitled to one vote at the annual meeting.
Record Date:	Our board of directors has fixed the close of business on , 2003, as the record date for the determination of our shareholders entitled to receive notice of and to vote at the annual meeting.
Outstanding Shares on Record Date:	As of the close of business on the record date, we had outstanding shares of common stock held of record by approximately holders.

Quorum Requirement:
The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the meeting. The shares of our common stock present in person or by proxy at our annual shareholder meeting that abstain from voting or that are subject of broker non-votes will be counted as present for the purpose of determining a quorum. Broker non-votes will not be counted as votes cast for or against, and will not be included in calculating the number of votes necessary for approval of any of our proposals.

A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at our annual shareholder meeting, our board of directors will likely adjourn or postpone the meeting to solicit additional proxies.
Share Ownership of Management:
As of the close of business on May 29, 2003, our directors and executive officers as a group beneficially owned an aggregate of approximately 2,655,813 shares (or approximately 12.9%) of our common stock then outstanding, including shares issuable pursuant to options exercisable within 60 days. See "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Security Ownership of Certain Beneficial Owners and Management."
Proxies and Solicitation of Proxies:
The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not mean that you cannot vote in person if you attend the annual meeting and decide that you wish to vote personally. You have an unconditional right to revoke your proxy at any time prior to its exercise, either by filing with our Secretary at our principal executive offices a written revocation or a properly completed and signed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, unless previously revoked, will be voted at our annual meeting in the manner described on the proxies. Unless other instructions are given, proxies will be voted FOR the approval of the merger agreement and the related merger. As explained in the section entitled "Chapter One—The Merger—Dissenters' Rights," a vote in favor of the merger agreement and the related merger means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shares.

When considering a motion to adjourn our annual meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the annual meeting. No matters, other than as described in the Notice of Annual Meeting of Shareholders, are to come before the annual meeting.
Adjournment or Postponement:
If the Packaged Ice shareholder meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Packaged Ice shareholder meeting, the proxy holders will vote all shares represented by a proxy in the same manner as they would have been voted at the initial convening of the Packaged Ice shareholder meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

Revocation of Proxies:

Our shareholders may revoke their proxy at any time before the proxy is exercised by filing a revoking instrument with the Secretary of Packaged Ice or by executing another proxy bearing a later date. A Packaged Ice shareholder who executed a proxy may suspend the powers of the proxy holder with respect to his shares by attending the annual meeting in person or voting or requesting the suspension. Attendance at our annual meeting will not, in itself, revoke a proxy.
Voting Requirements of Proposals:
Merger Proposal	Under our articles of incorporation, the merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.
Election of Directors	Directors are elected by a plurality of votes cast by holders of our common stock represented and entitled to vote at the shareholder meeting. Unless authority to vote for directors is "withheld" in the proxy, the proxy holder will vote "for" the election of the seven director nominees listed.
Ratification of the Selection of Independent Auditors	The affirmative vote of holders of a majority of all the shares present in person or by proxy at the Packaged Ice shareholder meeting is required in order to ratify the selection of the independent auditors.
Exchange and Dissenters' Rights:	If the merger agreement is approved and the merger is consummated, holders of our common stock will be sent instructions and letters of transmittal regarding the surrender of their certificates representing shares of common stock. Holders should not send their stock certificates until they receive these instructions; if they plan to exercise their dissenters' rights they should follow the procedures set forth in the provisions of the Texas Business Corporation Act. See Appendix C.

Cost of Proxy Solicitation

        We will bear the cost of proxy solicitation for our shareholder meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. We will not pay additional compensation to these directors, officers and employees for their solicitation but may reimburse them for out-of-pocket expenses. We have retained Georgeson Shareholder at an estimated cost of approximately $             plus reimbursement of out-of-pocket expenses, to assist in solicitation of proxies.

        No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

CHAPTER THREE

OTHER PACKAGED ICE ANNUAL MEETING PROPOSALS

Packaged Ice Board Meetings

        The board of directors held six meetings during the fiscal year ended December 31, 2002. Packaged Ice's directors are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the directors attended at least seventy-five percent of the board meetings held in 2002.

Committees of the Packaged Ice Board

        Packaged Ice has a Compensation Committee, an Audit Committee and a Corporate Governance and Nominating Committee.

        The Compensation Committee oversees the compensation of Packaged Ice's senior management and grants stock options under Packaged Ice's stock option plans. In addition, the Compensation Committee oversees the 2000 Employee Stock Purchase Plan. Until September 3, 2002, the Compensation Committee was comprised of Messrs. Rosenberg and Miller, as well as Mr. David Losito, who resigned from the Board on that date. From September 3, 2002 to the present, the Compensation Committee is comprised of Messrs. Rosenberg, Miller and Noll. The Compensation Committee held four meetings in 2002. The membership of the Compensation Committee is restricted to outside directors.

        The Audit Committee reviews and reports to the board of directors the scope and results of audits by Packaged Ice's outside auditor. The committee also recommends the firm of certified public accountants to serve as Packaged Ice's independent auditors, subject to nomination by the board of directors and approval of the shareholders. The committee authorizes all audit and other professional services rendered by the auditor and periodically reviews the independence of the auditor. The membership of the Audit Committee is restricted to directors who are not active or retired officers, or employees of Packaged Ice. All members of the audit committee are independent as independence is defined in Section 121(A) of the American Stock Exchange's listing standards. Until September 3, 2002, the Audit Committee was comprised of Messrs. Coonrod and Miller, as well as Mr. David Losito, who resigned from the board of directors on that date. From September 3, 2002 to the present, the Audit Committee is comprised of Messrs. Coonrod, Miller and Noll. The Audit Committee held seven meetings in 2002.

        The Corporate Governance and Nominating Committee was established by the board of directors on December 13, 1999. Until September 3, 2002, the Corporate Governance and Nominating Committee was comprised of Messrs. Miller, Coonrod and Brick. From September 3, 2002 to the present, the Corporate Governance and Nominating Committee is comprised of Messrs. Miller, Coonrod and Rosenberg. The Corporate Governance and Nominating Committee held three meetings in 2002. The primary responsibility of this committee is to review the size, composition and effectiveness of the board of directors of Packaged Ice and to consider corporate governance matters and recommend proposals regarding corporate governance. Membership in the Corporate Governance and Nominating Committee will consist of no less than three members, at least two of which will be non-management directors. This committee has no policy or procedures with respect to consideration of nominees recommended by the security holders.

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        The table below lists all of the committees of the board of directors and indicates who serves on those committees as of May 29, 2003.

Board Member	Corporate Governance & Nominating	Compensation	Audit
Steven P. Rosenberg	*	**
Richard A. Coonrod	*	*	*
Robert G. Miller	**		*
Tracy L. Noll		*	**

**
Chairman

Director Compensation

        Directors of Packaged Ice are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Each non-employee member of the board of directors receives $15,000 cash per year, payable quarterly in arrears, and an additional $2,500 in cash for each committee served on. Directors also receive stock options each year to purchase 10,000 shares of common stock. The exercise price is equal to the market price of Packaged Ice's common stock at the time the options are granted. For fiscal year 2002, the Directors elected to not receive a stock option grant in order to make such options available for grants to employees. Directors are also reimbursed for ordinary and necessary expenses incurred in attending board of directors or committee meetings.

Proposal 2: Election of Directors

        At the annual meeting, seven directors are to be elected to hold office until the next annual meeting of the shareholders or until their respective successors have been elected and qualified; provided, however, if the merger is completed, the directors of Merger Sub will become the directors of Packaged Ice and the seven directors to be elected pursuant to this proposal will no longer continue to serve on our board of directors. All of the director nominees are currently directors of Packaged Ice. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect a director. Accordingly, under Texas law and Packaged Ice's Articles of Incorporation and Bylaws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

        The following information regarding the director nominees of Packaged Ice, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals.

Director Nominees

        William P. Brick, age 52, became Chief Executive Officer of Packaged Ice in April 2001 and the Chairman of the board of directors in June 2001. Prior to joining Packaged Ice, Mr. Brick was employed by Suiza Foods Corporation ("Suiza"), where he served as Executive Vice President from July 1996 to October 1996, and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products. In addition, from

III-2

1991 until December 1994, Mr. Brick held various positions with the Morningstar Group, Inc., including Vice President of Sales, and he served in several capacities for Palm Dairies Inc. in Calgary, Alberta, from 1988 until 1991.

        Jimmy C. Weaver, age 49, became Chief Operating Officer of Packaged Ice in April 1998, President in February 2001 and a director in May 2002. From April 1998 through January 2001, he served as Executive Vice President of Packaged Ice. Mr. Weaver joined Reddy Ice Corporation ("Reddy Ice") in September 1996 and was President of Reddy Ice prior to its acquisition by Packaged Ice. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas, that produces and sells ice making equipment.

        Richard A. Coonrod, age 72, has been a director since 1995 and is a member of the Compensation, Audit and Corporate Governance and Nominating Committees of the board of directors. Mr. Coonrod has been a general partner of The Food Fund Limited Partnership since 1989 and has been President of Coonrod Agriproduction Corporation, a food and agribusiness consulting and investment firm, since 1985. Mr. Coonrod was a director of Orange-Co, Inc. from 1987 until 1988, and was a director of Michael Foods, Inc., from 1994 until April 2001.

        A. J. Lewis III, age 47, has been a shareholder and a director of Packaged Ice since 1991. Mr. Lewis acquired Mission Party Ice, Inc. in 1988 and was its president and the sole director until Packaged Ice purchased it in April 1997. He founded Southwest Texas Packaged Ice, Inc. in 1991 and was its president and a director from inception until its acquisition by Packaged Ice in April 1997. Mr. Lewis served as President of Packaged Ice from January 1997 until February 2001, as Vice Chairman of the board of directors from February 2001 until April 2001 and as Chairman of the board of directors from April 2001 until June 2001. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice making equipment.

        Robert G. Miller, age 52, has been a director of Packaged Ice since April 1997 and is a member of the Audit and Corporate Governance and Nominating Committees of the board of directors. Mr. Miller is a private investor and was Chairman of the board of directors of Southwestern Ice, Inc., from February 1992 until its acquisition by Packaged Ice in April 1997. From 1980 to 1992, Mr. Miller was President and Chief Executive Officer of Glacier Water, Inc., a publicly traded water vending company.

        Tracy L. Noll, age 55, has been a director since September 2002 and is a member of the Audit and Compensation Committees of the board of directors. Mr. Noll is President and Chief Operating Officer of National Dairy Holdings, L.P., a $2 billion private company. He previously served as Executive Vice President, Corporate Development of Suiza Foods Corporation, now known as Dean Foods Company, from 1997 to 2001 and as Suiza's Executive Vice President and Chief Financial Officer from 1994 to 1997. Mr. Noll is a certified public accountant and is a member of the board of directors of two private companies.

        Steven P. Rosenberg, age 44, has been a shareholder and director of Packaged Ice since 1991 and was Vice Chairman of the board of directors from April 2001 until June 2001. He is a member of the Compensation and Corporate Governance and Nominating Committees of the board of directors. Mr. Rosenberg is Chief Executive Officer of Centego Marketing, Inc. From 1992 to February 1997, Mr. Rosenberg was President of Arrow Industries, now a wholly owned subsidiary of ConAgra.

        The board of directors recommends a vote "FOR" each of the seven director nominees named above.

III-3

Executive Officers

        The following table sets forth certain information as of May 29, 2003 regarding Packaged Ice's executive officers. Each of these officers has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any of these officers and any other person pursuant to which they were or are to be selected as an officer.

NAME	AGE	POSITIONS
William P. Brick	52	Chief Executive Officer and Chairman of the board of directors
Jimmy C. Weaver	49	President, Chief Operating Officer and Director
Steven J. Janusek	31	Executive Vice President, Chief Financial Officer (Principal Accounting and Financial Officer) and Secretary
Graham D. Davis	49	Executive Vice President—Central Operations
Ben D. Key	48	Senior Vice President—Sales and Marketing
Thomas L. Dann	54	Senior Vice President—Western Operations
Joseph A. Geloso	48	Senior Vice President—Eastern Operations
Mark A. Steffek	34	Vice President—Finance and Treasurer

        William P. Brick's background information is described in "Chapter 3—Other Packaged Ice Annual Meeting Proposals—Proposal 2: Election of Directors."

        Jimmy C. Weaver's background information is described in "Chapter 3—Other Packaged Ice Annual Meeting Proposals—Proposal 2: Election of Directors."

        Steven J. Janusek, age 31, became Packaged Ice's Chief Financial Officer in October 2000 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001, and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. ("Southwestern Ice") in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Packaged Ice in April 1997. Mr. Janusek briefly resigned his position as Chief Financial Officer in March 2001 to pursue another opportunity, but returned to Packaged Ice as Chief Financial Officer in April 2001.

        Graham D. Davis, age 49, is Packaged Ice's Executive Vice President—Central Operations. From April 1998 through March 2001, he was Packaged Ice's Senior Vice President—Western Operations. Mr. Davis joined Reddy Ice in 1977 as Controller. For the five years prior to joining Packaged Ice, Mr. Davis was Executive Vice President of Operations of Reddy Ice.

        Ben D. Key, age 48, became Packaged Ice's Senior Vice President—Sales and Marketing in April 2001. From April 1998 until April 2001, Mr. Key served Packaged Ice as Vice President—Sales and Marketing. Mr. Key joined Reddy Ice in June 1997 and served in the same position prior to its acquisition. Prior to joining Reddy Ice, Mr. Key was engaged in government service and political consulting for twenty years.

        Thomas L. Dann, age 54, became Packaged Ice's Senior Vice President—Western Operations in February 2001. Mr. Dann joined Reddy Ice in 1987 through the acquisition of his company, Lampasas Ice, which he owned and operated from 1966. While at Reddy Ice and subsequently at Packaged Ice,

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Mr. Dann has served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Joseph A. Geloso, age 48, became Packaged Ice's Senior Vice President—Eastern Operations in February 2001. Mr. Geloso joined Reddy Ice in 1987 as a plant manager. While at Reddy Ice and subsequently at Packaged Ice, Mr. Geloso served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Mark A. Steffek, age 34, became Packaged Ice's Vice President—Finance and Treasurer in April 2001. Mr. Steffek is a certified public accountant and from September 1991 until he joined Packaged Ice in September 2000 as its Director of Financial Reporting and Assistant Treasurer, he served as an auditor with Deloitte & Touche LLP.

        To the knowledge of Packaged Ice, during the last five years, none of the foregoing director nominees (who are also current directors) or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding before a judicial or administrative body of competent jurisdiction.

Executive Compensation

Summary Compensation Table

        The following table sets forth certain compensation information for Packaged Ice's Chief Executive Officer and four additional highly compensated executive officers (the "Named Executive Officers") for the three years ended December 31, 2002, 2001 and 2000:

							Long Term Compensation- Securities Underlying Options/SARs
	Annual Compensation
Name/Principal Position								All Other Compensation
	Year		Salary	Bonus	All Other
William P. Brick Chairman of the Board, Chief Executive Officer	2002 2001 2000	(1)	$360,000 236,692 —	$481,219 40,500 —	$19,404 — —	(2)	— 250,000 —	$9,300 5,281 —	(3) (4)
Jimmy C. Weaver President & Chief Operating Officer	2002 2001 2000		225,000 223,154 185,000	260,661 21,938 —	14,553 — —	(2)	— 140,000 50,000	1,125 — 12,000	(5) (6)
Steven J. Janusek Executive Vice President, Chief Financial Officer & Secretary	2002 2001 2000	(7)	160,615 156,598 87,773	144,366 13,500 —	7,277 — —	(2)	— 50,000 6,000	1,741 25,925 2,055	(5) (8) (5)
Graham D. Davis Executive Vice President—Central Operations	2002 2001 2000		185,000 183,961 156,000	164,862 13,875 —	7,277 — —	(2)	— 55,200 10,000	1,914 3,191 12,000	(5) (5) (6)
Ben D. Key Senior Vice President—Sales & Marketing	2002 2001 2000		150,000 140,769 110,000	133,672 11,250 —	7,277 — —	(2)	— 50,000 2,500	317 — 584	(5) (5)

(1)
Represents partial year compensation as Mr. Brick's employment commenced April 19, 2001.

(2)
Represents a bonus to reimburse the employee for income taxes payable on the grant of restricted stock that was received in May 2002 and cancelled in February 2003. See "Chapter 3—Other Packaged Ice Annual Meeting Proposals—Executive Composition" for more information regarding the grant of restricted stock.

(3)
Represents contributions to Packaged Ice's 401(k) plan made by Packaged Ice in the amount of $1,800 and reimbursements for a life insurance policy in the amount of $7,500.

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(4)
Represents reimbursements for a life insurance policy for the period from April 19, 2001 through December 31, 2001.

(5)
Represents contributions to Packaged Ice's 401(k) plan made by Packaged Ice.

(6)
Represents automobile allowance.

(7)
Represents partial year compensation as Mr. Janusek briefly left Packaged Ice in March 2001 and returned in April 2001.

(8)
Represents $25,000 of compensation in connection with separation of employment in March 2001 and contributions to Packaged Ice's 401(k) plan made by Packaged Ice.

Long-Term Incentive Plans—Awards in the Last Fiscal Year

        During the year ended December 31, 2002, the Named Executive Officers did not receive any grants of stock options to purchase shares of Packaged Ice's common stock. In May 2002, Packaged Ice adopted the 2002 Senior Executive Restricted Stock Plan (the "Restricted Stock Plan") and issued grants to the Named Executive Officers as follows:

			Estimated Future Payouts Under Non-Stock Price Based Plans (in shares)
Name	Number of Shares Granted
		Performance Period	Threshold	Target	Maximum
William P. Brick	40,000	May-December 2002	40,000	40,000	40,000
Jimmy C. Weaver	30,000	May-December 2002	30,000	30,000	30,000
Steven J. Janusek	15,000	May-December 2002	15,000	15,000	15,000
Graham D. Davis	15,000	May-December 2002	15,000	15,000	15,000
Ben D. Key	15,000	May-December 2002	15,000	15,000	15,000

        The Restricted Stock Plan was approved by the board of directors, but was not submitted for a shareholder vote. Upon adoption of the Restricted Stock Plan, certain executives were granted a total of 200,000 shares of Packaged Ice's common stock. Such restricted shares were not transferable by the executive and had no voting rights. The market value of Packaged Ice's common stock at the date of issuance was $1.22 per share. Bonuses totaling $97,020 were paid to the recipients of the restricted stock grants to reimburse the employee for income taxes payable on the grant. The bonuses paid in 2002 were based on estimates of the income taxes due. Additional amounts may be paid in 2003 after the final amount of taxes due is calculated.

        The removal of the restriction was contingent upon Packaged Ice achieving certain financial performance goals for the fiscal year ended December 31, 2002. Subsequent to year end, it was determined that the performance goals were not met and the shares of restricted stock were forfeited and cancelled in February 2003.

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Aggregated Option/SAR Exercises in the Last Fiscal Year and the Fiscal Year End Option/SAR Values

        The following table provides certain information regarding the exercise of stock options to purchase shares of Packaged Ice's common stock during the year ended December 31, 2002 by the Named Executive Officers and the fiscal year-end value of stock options held by such officers:

		Number of Securities Underlying Unexercised/Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs of Fiscal Year End(1)
	Number of Shares Acquired on Exercise
		Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Brick	—	30,000	120,000	—	—
Jimmy C. Weaver	—	55,341	146,894	—	—
Steven J. Janusek	—	10,000	40,000	—	—
Graham D. Davis	—	19,812	53,341	—	—
Ben D. Key	—	13,524	43,182	—	—

(1)
Based on a price per share of $1.05, the closing sale price of Packaged Ice's stock on the American Stock Exchange on December 31, 2002. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2002, while unexercisable options refer to those options that become exercisable at various times thereafter.

Employment Agreements

        There are no employment agreements with any of Packaged Ice's executive officers. However, on May 9, 2001, the Named Executive Officers and certain other executive officers entered into Change of Control Agreements. In the event of a change in control of Packaged Ice, as defined in the Change of Control Agreements, the executive officer will be paid a bonus equal to a portion of his salary plus a portion of the "maximum bonus opportunity." If the change in control occurs in the first half of a year, the maximum bonus opportunity equals the greater of the bonus paid for the prior fiscal year or the bonus which is payable for the year in which the change of control occurs. If the change of control occurs in the second half of a year, the maximum bonus opportunity equals the bonus which is payable for the year in which the change of control occurs. The bonus amount for Messrs. Brick and Weaver will be based on 12 months of salary and 100% of the maximum bonus opportunity. The bonus amount for Messrs. Janusek, Davis and Key will be based on 8 months of salary and two-thirds of the maximum bonus opportunity. The Change of Control Agreements also include a covenant not to compete that is effective for one year after the termination of employment for any reason.

Compensation Committee Interlocks and Insider Participation

        During 2002, the following individuals served on the Compensation Committee from time to time: Richard A. Coonrod, David J. Losito, Robert G. Miller, Tracy L. Noll and Steven P. Rosenberg. None of the committee members was formerly an officer or employee of Packaged Ice or its subsidiaries or had any relationships that were required to be disclosed by Item 404 of Regulation S-K.

        No executive officer or director of Packaged Ice serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer, director, or member of such entity is a member of the board of directors or the Compensation Committee of Packaged Ice.

III-7

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the board of directors determines the compensation of Packaged Ice's executive officers named in the Summary Compensation Table. The Compensation Committee has furnished the following report on executive compensation in connection with the Annual Meeting.

Compensation Philosophy

        As members of the Compensation Committee, it is our duty to administer the executive compensation program for Packaged Ice and administer the various stock incentive plans that have been made available. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of Packaged Ice, evaluating the performance of such executive officers in meeting such goals and making recommendations to the board of directors with regard to executive compensation. Packaged Ice's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operational, financial and strategic objectives and increases in shareholder value. The Compensation Committee regularly reviews the compensation packages of Packaged Ice's executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, Packaged Ice's financial performance, the market compensation for executives of similar background and experience, and the performance of the executive officer under consideration. The particular elements of Packaged Ice's compensation programs for executive officers are described below.

Compensation Structure

        The base compensation for the chief executive officer and the other executive officers of Packaged Ice is intended to be competitive with that paid in comparably situated industries, taking into account the scope of responsibilities and internal relationships. The goals of the Compensation Committee in establishing Packaged Ice's executive compensation program are:

        (1)   To compensate the executive officers of Packaged Ice fairly for their contributions to Packaged Ice's short-term and long-term performance. The elements of Packaged Ice's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives.

        (2)   To allow Packaged Ice to attract, motivate and retain the management personnel necessary for Packaged Ice's success by providing an executive compensation program comparable to that offered by companies with which Packaged Ice competes for management personnel. The Compensation Committee determines compensation based on the scope of the executive's responsibilities, a subjective evaluation of the executive's performance and contribution to Packaged Ice and the length of time the executive has been in the position.

Compensation of Chief Executive Officer

        Effective July 1, 2001, Mr. Brick's base salary is $360,000. His target bonus for 2002 was 75% of his base salary, with a range of 0% to 150%, and was based on Packaged Ice achieving certain EBITDA goals for the year ended December 31, 2002. Packaged Ice defines EBITDA as earnings before interest, taxes, depreciation, amortization, the gain or loss on the disposition of assets, impairments of assets, gain or loss on the extinguishment of debt and the cumulative effect of changes in accounting principles. The EBITDA goals were set by the Compensation Committee based on historical performance and its expectations for future operations. The actual bonus Mr. Brick earned in 2002 was $481,219 or 134% of his base salary, based on Packaged Ice's actual financial performance. All base salary amounts and bonus targets were established in accordance with the compensation policies described above.

III-8

Executive Compensation Deductibility

        Packaged Ice intends that amounts paid pursuant to Packaged Ice's compensation plans generally will be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

                      Compensation Committee
                      of the Board of Directors

                      Steven P. Rosenberg
                      Richard A. Coonrod
                      Tracy L. Noll

III-9

Audit Committee Report

        The Audit Committee of Packaged Ice's board of directors consists entirely of non-employee directors who are independent, as defined in Section 121(A) of the American Stock Exchange's listing standards. The board of directors has adopted a Charter for the Audit Committee.

        The Audit Committee assists the board of directors in its oversight of Packaged Ice's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of Packaged Ice's audited financial statements with accounting principles generally accepted in the United States of America.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from Packaged Ice and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to Packaged Ice is compatible with the auditors' independence.

        In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Packaged Ice's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                      Audit Committee
                      Of the Board of Directors

                      Richard A. Coonrod
                      Robert G. Miller
                      Tracy L. Noll

III-10

Performance Graph

        The following chart shows a comparison of cumulative total shareholder returns for the Common Stock of Packaged Ice, the Russell 2000 Index and the S&P Smallcap 600 Packaged Foods Index for the year ended December 31, 2002. Since Packaged Ice's stock has been publicly traded only since January 29, 1999, the information necessary to present a five-year performance chart is not available.

Comparison of 47 Month Cumulative Total Return*
Among Packaged Ice, Inc., the Russell 2000 Index
and the S&P Smallcap 600 Packaged Foods Index

* $100 invested on January 29, 1999 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of May 29, 2003, the beneficial ownership of the outstanding common stock of Packaged Ice by:

  •
  each person who is known to Packaged Ice to own beneficially more than 5% of the outstanding common stock of Packaged Ice,

  •
  each director of Packaged Ice,

  •
  each Named Executive Officer named in the Summary Compensation Table. See "Chapter Three—Other Packaged Ice Annual Meeting Proposals—Executive Compensation," and

  •
  all executive officers and directors of Packaged Ice as a group.

III-11

        Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated, and each person's address is 3535 Travis Street, Suite 170, Dallas, Texas 75204.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
William P. Brick(2)	622,145	3.1%
Jimmy C. Weaver(3)	187,853	*
Steven J. Janusek(4)	65,000	*
Graham D. Davis(5)	49,887	*
Ben D. Key(6)	41,285	*
Richard A. Coonrod(7) 5720 Smetana Drive, Suite 300 Minnetonka, Minnesota 55343	10,000	*
A. J. Lewis III(8) 5131 Broadway San Antonio, Texas 78209	691,185	3.4%
Robert G. Miller(9) 30333 Via Cuesta Arriba Bonsall, California 92003	419,040	2.1%
Tracy L. Noll 3811 Turtle Creek Blvd., Suite 1300 Dallas, Texas 75219	50,000	*
Steven P. Rosenberg(7) 14850 Quorum Dr., Suite 400 Dallas, Texas 75254	448,423	2.2%
Ralph Maddox Family Trust, et al(10) 200 East Basse Road San Antonio, Texas 78209	2,370,147	11.8%
T Rowe Price Associates(11) 100 East Pratt Street Baltimore, Maryland 21202	1,656,400	8.2%
Ares Leveraged Investment Fund, L.P. 1999 Avenue of the Stars, Suite 1900 Los Angeles, California 90067(12)	1,183,398	5.9%
All directors and executive officers as a group (13 people)(13)	2,655,813	12.9%

*
Less than 1%.

(1)
All percentages are based on 20,157,304 shares of common stock outstanding as of May 29, 2003.
(2)
Includes 150,000 shares of common stock indirectly held through children and options exercisable within 60 days to purchase 60,000 shares of common stock at a weighted average price of $2.00 per share.
(3)
Includes options exercisable within 60 days to purchase 95,788 shares of common stock at a weighted average price of $3.28 per share.
(4)
Includes options exercisable within 60 days to purchase 20,000 shares of common stock at a weighted average price of $1.60 per share.
(5)
Includes options exercisable within 60 days to purchase 34,442 shares of common stock at a weighted average price of $3.48 per share.

III-12

(6)
Included options exercisable within 60 days to purchase 24,865 shares of common stock at a weighted average price of $2.94 per share.
(7)
Includes options exercisable within 60 days to purchase 10,000 shares of common stock at a weighted average price of $3.28 per share.
(8)
Includes (i) options exercisable within 60 days to purchase 139,235 shares of common stock at a weighted average price of $7.19 per share and (ii) 61,500 shares of common stock held in trust for children.
(9)
Includes options exercisable within 60 days to purchase 32,500 shares of common stock at weighted average exercise price of $7.93 per share.
(10)
As reported on Form 13G/A filed with the Securities and Exchange Commission on September 14, 2001 by Ralph Maddox Family Trust, et al.
(11)
T. Rowe Price Associates, Inc. has sole voting authority over 1,599,100 shares of common stock and sole investment power over 1,656,400 shares, as reported on Form 13G/A filed with the Securities and Exchange Commission on February 7, 2003 by T. Rowe Price Associates, Inc.
(12)
As reported on Form 13G filed with the Securities and Exchange Commission on January 16, 2002 by Ares Leveraged Investment Fund, L.P.
(13)
In addition to the items described in notes 2 through 9 above, amount includes options exercisable within 60 days to purchase 44,113 shares of common stock at a weighted average exercise price of $3.32 per share.

Certain Relationships and Related Transactions

        Agreements with A. J. Lewis III.    Mr. A. J. Lewis III owns Southwest Texas Equipment Distributors, Inc. ("STED"), an ice equipment sales and rental company. Packaged Ice buys the Hoshizaki ice cubers and parts used in connection with its Ice Factories from STED. During 2002, Packaged Ice's purchases from STED totaled approximately $94,000. Mr. Lewis also owns real estate on which certain of Packaged Ice's facilities are located. Packaged Ice leases this property from Mr. Lewis under a lease that terminates on February 28, 2008. Lease expense related to the properties was $355,200 in 2002. The lease agreement was made in an arms-length transaction submitted to the disinterested members of Packaged Ice's board of directors, who unanimously voted in favor of the agreement upon review of the relevant information.

        Indemnity Agreements.    Packaged Ice has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that Packaged Ice will indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Packaged Ice) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of Packaged Ice; provided that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Packaged Ice, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of Packaged Ice, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Packaged Ice. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

III-13

Proposal 3: Ratification of Appointment of Independent Auditors

        Pursuant to the Audit Committee's recommendation, the board of directors has appointed Deloitte & Touche LLP, independent auditors, to audit the consolidated financial statements of Packaged Ice for the year ending December 31, 2003. Packaged Ice has been advised that no member of Deloitte & Touche LLP has any direct financial interest or material indirect financial interest in Packaged Ice or any of its subsidiaries or, during the past three years, has had any connection with Packaged Ice or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

        Deloitte & Touche LLP served as Packaged Ice's independent auditors for the year ended December 31, 2002. Aggregate fees billed to Packaged Ice for the year ended December 31, 2002 by Packaged Ice's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

Audit fees	$288,916
Financial information systems design and implementation fees	$—
All other	$164,779

        The audit committee has considered whether the provisions of services for non-audit fees were compatible with maintaining the principal accountants' independence and has determined that such services did not interfere with the principal accountant's independence.

        Ratification of this appointment will be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law and Packaged Ice's Articles of Incorporation, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

        The board of directors recommends voting "FOR" ratification of this appointment.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the regulations of the Commission require such officers, directors and greater than 10% shareholders to furnish Packaged Ice with copies of all such reports that they file. We believe that during the fiscal year ended December 31, 2002, all of our directors, officers and greater than 10% beneficial owners complied with all applicable filing requirements, with the following exceptions: Form 4's were not timely filed to report a single securities purchase by A.J. Lewis III in each of February and May 2002 and two securities purchases in August 2002. Form 5's relating to two grants of stock options in 2001, which were not previously reported, were not timely filed by William P. Brick, Jimmy C. Weaver, Graham D. Davis, Thomas L. Dann, Joseph A. Geloso and Mark A. Steffek. The Form 5's for Messrs. Dann and Steffek also reported three and one stock option grants, respectively, that were not included in their respective Form 3's filed in 2001. Form 5's relating to one grant of stock options in 2001, which were not previously reported, were not timely filed by Steven J. Janusek, Ben D. Key, Richard A. Coonrod, A.J. Lewis III, Robert G. Miller and Steven P. Rosenberg. Additionally, Form 5's to report two stock option grants in 2001 to former executive officer Neil D. Showalter and one stock option grant to former director David J. Losito were not timely filed.

III-14

Shareholder Proposals for 2003 Annual Meeting

        Rule 14a-8 promulgated under the Exchange Act requires that we include certain shareholder proposals in our proxy statement for an annual shareholders meeting if the proposal is submitted prior to the deadline calculated under the rule. Shareholder proposals for inclusion in our proxy materials in connection with the 2003 Annual Meeting of Shareholders must have been received by us at our office at 3535 Travis Street, Suite 170, Dallas, Texas 75204, addressed to the Secretary of Packaged Ice, no later than                        , 2003, in accordance with Rule 14a-8.

General

        As of the date of this Proxy Statement, Packaged Ice's management does not know of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

        Packaged Ice will bear the cost of any solicitation of proxies by mail. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to, and the solicitation of proxies from, the beneficial owners of common stock held of record by such persons, and Packaged Ice will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Packaged Ice has retained American Stock Transfer and Trust Company to perform a proxy search to determine the beneficial owners of the common stock as of the record date and will reimburse such firm for its expenses.

        The accompanying form of proxy has been prepared at the direction of the Packaged Ice board of directors and is sent to you at the request of the board of directors. The proxies named therein have been designated by the board of directors.

III-15

CHAPTER FOUR

ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find Additional Information

        We file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy any document Packaged Ice files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains an internet world wide website that contains reports, proxy statements and other information about issuers, including us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. The same information is also available Package Ice's website at http://www.reddyice.com.

Information Incorporated by Reference

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

        The Securities and Exchange Commission allows Packaged Ice to incorporate by reference into this proxy statement, which means Packaged Ice may disclose important information by referring you to other documents accompanying this proxy statement that were filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

        This proxy statement incorporates by reference the accompanying documents listed below that Packaged Ice previously filed with the Securities and Exchange Commission. These documents contain important information about Packaged Ice and its business, financial condition and results or operations.

        The following documents which accompany this proxy statement and filed by Packaged Ice with the Securities and Exchange Commission are incorporated by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended; and

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

        Packaged Ice also incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the annual meeting. Any references to the Private Securities Litigation Reform Act in Packaged Ice's publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement or in the Schedule 13E-3. Any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written or telephonic request directed to Packaged Ice at 3535 Travis Street, Suite 170, Dallas, Texas 75204, Attention: Corporate Secretary or telephonic request to

IV-1

Packaged Ice's Corporate Secretary at (214) 526-6740. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

                      By Order of the Board of Directors

                      Steven J. Janusek
                      Chief Financial Officer and Secretary

Dallas, Texas
                        , 2003

IV-2

APPENDIX A

Agreement and Plan of Merger

Appendix A

AGREEMENT AND PLAN OF MERGER

By and Among

CAC HOLDINGS CORP. ("Parent"),

CUBE ACQUISITION CORP. ("Merger Sub")

and

PACKAGED ICE, INC. ("Company")

Dated as of May 12, 2003

A-i

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		19
4.1	Conduct of Business	19
ARTICLE V ADDITIONAL AGREEMENTS		22
5.1	Access and Information	22
5.2	No Solicitation of Transactions	23
5.3	Directors' and Officers' Indemnification and Insurance	24
5.4	Further Assurances	26
5.5	Publicity	26
5.6	Additional Actions	26
5.7	Filings	26
5.8	Employee Matters; Benefit Plans	27
5.9	Shareholders Meetings	27
5.10	Preparation of the Proxy Statement	27
5.11	Expenses	28
5.12	Preferred Stock Redemption	28
5.13	Matters Relating to the Commitment Letters	28
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		28
6.1	Conditions Precedent to Obligations of Parent and Merger Sub	28
6.2	Conditions Precedent to Obligations of the Company	30
ARTICLE VII SURVIVAL		30
7.1	Survival of Representations and Warranties	30
7.2	Survival of Covenants and Agreements	30
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		30
8.1	Termination	30
8.2	Effect of Termination	31
ARTICLE IX MISCELLANEOUS		32
9.1	Notices	32
9.2	Separability	33
9.3	Assignment	33
9.4	Interpretation	33
9.5	Counterparts	33
9.6	Entire Agreement	33
9.7	Governing Law; Venue	33
9.8	Waiver of Jury Trial	34
9.9	Attorneys' Fees	34
9.10	No Third Party Beneficiaries	34
9.11	Disclosure Letters	34
9.12	Amendments and Supplements	34
9.13	Extensions, Waivers, Etc	34
9.14	Construction	35

A-ii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") dated as of May 12, 2003, by and among CAC Holdings Corp. ("Parent"), a Delaware corporation, Cube Acquisition Corp. ("Merger Sub"), a Texas corporation and a wholly-owned subsidiary of Parent and Packaged Ice, Inc. ("Company"), a Texas corporation.

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and determined that it is advisable and in the best interest of their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

        WHEREAS, pursuant to the Merger all of the Company's issued and outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock") will be converted into the right to receive cash; and

        WHEREAS, the Parties desire to make certain representations, warranties and covenants and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1   The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into Company and the separate corporate existence of Merger Sub shall cease and Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 5.06 of the Texas Business Corporation Act ("TBCA"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Merger Sub.

        1.2   Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of Texas and by making all other filings or recordings required by the TBCA in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of a properly executed Articles of Merger relating to the Merger with the Secretary of State of Texas in accordance with the TBCA, and (ii) at such later time as the parties shall agree and set forth in such Articles of Merger. On the same day at which the Effective Time occurs, a closing (the "Closing") of the Merger shall be held at 10:00 a.m. local time, at the New York, New York offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. or at such other time and location as the parties hereto shall otherwise agree.

        1.3   Articles of Incorporation. The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA.

        1.4   Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and as provided by the articles of incorporation of the Surviving Corporation and the TBCA.

        1.5   Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

        1.6   Conversion of Capital Stock.

          (a)   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

              (i)  All shares of the Company Common Stock owned by Parent or Merger Sub or that are held in Company's treasury will be canceled and no cash or other consideration shall be delivered in exchange therefor.

             (ii)  Subject to Section 1.6(e) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled pursuant to Section 1.6(a)(i), if any) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the higher of (A) $3.50, or (B) the sum of (1) $3.30 plus (2) any Per Common Share Preferred Discount (as defined below), payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.6(b) (the "Merger Consideration"). For purposes of this Agreement, the term "Per Common Share Preferred Discount" shall mean an amount equal to the quotient of (x) the Optional Redemption Price for all of the shares of 10% Exchangeable Preferred Stock, par value $0.01 per share (the "Company Preferred Stock") at the Effective Time less the amount actually paid by the Company to either redeem or repurchase such Company Preferred Stock at the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding at the Effective Time plus the number of shares of Company Common Stock underlying Company Options and Warrants (as defined below) with exercise prices less than or equal to the per share Merger Consideration; provided, however, that if the resulting quotient is a negative number, the Per Common Share Preferred Discount shall be zero.

            (iii)  Each share of common stock of Merger Sub, par value $0.01 ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of the same number of shares of capital stock of the Surviving Corporation.

            (iv)  As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. All Merger Consideration paid upon the surrender of stock certificates which immediately prior to the Effective Time represented any shares of Company Common Stock ("Stock Certificates") in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Stock Certificates and shares of Company Common Stock formerly represented thereby. Each holder of a Stock Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate as provided in this

    Section 1.6, the applicable per share Merger Consideration in cash, without interest and subject to any required tax withholding.

          (b)   Surrender of the shares of Company Common Stock and payment of the Merger Consideration shall be conducted as follows:

              (i)  Parent shall authorize one or more transfer agent(s) reasonably acceptable to Company to act as payment agent hereunder (the "Exchange Agent") with respect to the Merger. At or prior to the Effective Time, Parent shall deposit the Merger Consideration with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Section 1.6 through the Exchange Agent (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 1.6 out of the Exchange Fund. Except as contemplated by Section 1.6, the Exchange Fund shall not be used for any other purpose.

             (ii)  Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Parent will send, or will cause the Exchange Agent to send, to each holder of a Stock Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificate for the applicable Merger Consideration. Provision also shall be made for holders of a Stock Certificate to procure in person, immediately after the Effective Time, a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the Merger Consideration. For purposes of this Agreement, "Business Day" means any date that is not a Saturday or Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

            (iii)  After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the Merger Consideration, subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Stock Certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

            (iv)  If cash is to be paid to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

             (v)  Any Merger Consideration in the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this Section 1.6 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates for the Merger Consideration to which such holder is entitled pursuant to Section 1.6. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar Laws.

            (vi)  If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

          (c)   Outstanding options to purchase Company Common Stock shall be dealt with as follows:

              (i)  The Company shall use commercially reasonable efforts to cause (A) the Compensation Committee of the Company's Board of Directors (the "Board") to exercise its authority under the Company's 2001 Stock Option Plan, as amended, the Company's 1998 Stock Option Plan, as amended, the Company's 1994 Stock Option Plan, the Company's 2000 Employee Stock Purchase Plan, and the 2002 Senior Executive Restricted Stock Plan (the "Company Equity Plans") to accelerate the vesting of, and to cancel, all options and any other awards to acquire shares of Company Common Stock granted under the Company Equity Plans prior to the Effective Time (all outstanding options and any other awards to acquire shares of Company Common Stock granted under the Company Equity Plans being hereinafter referred to as the "Company Options").

    In exchange for the cancellation of Company Options, each holder thereof shall have the right to receive an amount in each case determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the Effective Time (such amount, the "Option Consideration"). Upon the Effective Time, each holder of Company Options who has had his or her Company Options canceled in connection with the Merger shall become entitled to the Option Consideration, subject to any required tax withholding, and all rights of such holder associated with the Company Options shall be terminated and canceled. A Company Option with an exercise price greater than the per share Merger Consideration will not be entitled to any consideration upon exercise or cancellation of such Company Option as a result of the Merger. The Company shall promptly pay or cause to be paid any amounts withheld for applicable foreign, federal, state and local taxes to the appropriate Governmental Authority on behalf of such holders of Company Options. The Company shall use its commercially reasonable efforts to take all action required under each of the Company Equity Plans to cause, as of the Effective Time, the termination of each such Company Equity Plan pursuant to the terms and conditions of such Company Equity Plan.

    As of the Effective Time, all Company Options issued under the Company's Stock Option Plans that are not exchanged pursuant to this Section 1.6(c) immediately prior to the consummation of the Merger shall terminate and expire as of the Effective Time or otherwise remain exercisable only to the extent that each holder of such Company Options shall be entitled to the Option Consideration and such Company Options shall thereafter be canceled following their exercise.

             (ii)  The Board, or an appropriate committee thereof, shall take all action necessary so that the exemption from Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) which is contemplated by Section 16b-3(e) is applicable to the disposition of the shares of Company Common Stock and Company Options in, or in connection with, the Merger as contemplated by this Agreement by all persons who are directors and/or officers of the Company.

          (d)   At the Effective Time, each holder of a then-outstanding Company warrant (a "Warrant") will be entitled to receive in settlement of such Warrant a cash payment from the Company equal to the product of (i) the total number of shares of Company Common Stock then subject to such Warrant with an exercise price per share of Company Common Stock less than the per share Merger Consideration multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Warrant, subject to any required withholding of taxes. A Warrant with an exercise price greater than the per share Merger Consideration will not be entitled to any consideration upon exercise or cancellation of such Warrant as a result of the Merger. If necessary or appropriate under the terms of such Warrant, the Company will, upon the request of Parent, use its commercially reasonable efforts to obtain the written acknowledgment of each person holding a Warrant that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such person pursuant to such Warrant. As of the Effective Time, all Warrants that are not exchanged pursuant to this Section 1.6(d) immediately prior to the consummation of the Merger shall terminate and expire as of the Effective Time or otherwise remain exercisable only to the extent that each holder of such Warrant shall be entitled to the cash payment set forth in this Section 1.6(d) and such Warrants shall thereafter be canceled. Prior to the Effective Time, the Company shall use commercially reasonable efforts to make any amendments to the terms of the Warrants that are necessary and give effect to the transactions contemplated by this Section 1.6(d).

          (e)   Any shares of Company Common Stock held by a shareholder of the Company (a "Company Shareholder") properly exercising its dissent rights under the TBCA (a "Dissenting Shareholder") will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder under Article 5.12 of the TBCA; except that any such shares that a Dissenting Shareholder holds for which, after the Effective Time, such Dissenting Shareholder withdraws its demand for purchase or loses its purchase right as provided in the TBCA, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest. Company will give Parent (i) prompt notice of any written demands for purchase, withdrawals of demands for purchase and any other instruments served under the TBCA, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for purchase under the TBCA. Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent's prior written consent, settle or offer to settle any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company represents and warrants to Parent and Merger Sub as follows:

        2.1   Organization and Qualification.

          (a)   Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 2.1(a) of the disclosure letter delivered to Parent contemporaneously with the execution hereof (the "Company Disclosure Letter"), which includes each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary. Each of Company and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Company and its Subsidiaries has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

          (b)   For purposes of this Agreement, (i) a "Company Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising directly from (A) adverse changes in the economy in general or (B) the transactions contemplated by this Agreement or the announcement thereof; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which (1) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (2) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

        2.2   Capitalization.

          (a)   The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock of Company, par value $.01 per share. As of May 1, 2003, (i) 20,157,304 shares of Company Common Stock were issued and outstanding, (ii) 298,231 shares of Company Common Stock were held in treasury, (iii) 423,175 shares of Company Preferred Stock were issued and outstanding, with no shares of Company Preferred Stock having accrued pursuant to the Amended and Restated Preferred Stock Designation for the Company's 10% Exchangeable Preferred Stock, (the "10% Preferred Designation"), (iv) Warrants to acquire an aggregate of 3,846,049 shares of Company Common Stock were outstanding under all agreements of Company, with no Warrants to acquire shares of Company Common Stock having accrued pursuant to the 10% Preferred Designation, and (iv) stock options to acquire an aggregate of 1,915,607 shares of Company Common Stock were outstanding under all stock option plans and agreements of Company. All such outstanding shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above and in Section 2.2(a) of the Company Disclosure Letter, and other than in this Agreement and in the 10% Preferred Designation, which provides for payment of dividends in the form of additional Company Preferred Stock and Warrants rather than cash, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

          (b)   the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Company Subsidiary, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary. Except as set forth in Section 2.2(b) of the Company Disclosure Letter, all of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as defined herein).

        2.3   Authority.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining any necessary Company shareholder approval (if required by applicable Law) in connection with the Merger only, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the non-employee members of the Board) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger only, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the then outstanding shares of Company Common Stock, as required by the TBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

          (b)   At a meeting duly called and held on May 12, 2003, the Board (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company Shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company Shareholders. Such actions taken by the Board constitute approval by the Board of the Merger, this Agreement and all other agreements and transactions contemplated hereby in accordance with all applicable provisions of the TBCA such that, assuming no change in the Board's recommendation, no further actions or approvals are or will be required by the Board in order to consummate the transactions contemplated hereby or thereby.

          (c)   Assuming that Parent and its Affiliates have not taken any action, other than the execution and delivery of this Agreement, that would have the effect of triggering the three-year moratorium on certain business combinations provided under Section 13.03 of the TBCA, the Board has taken the actions necessary so that Sections 13.01 to 13.08, inclusive, of the TBCA will not apply so as to in any way prohibit, restrict, inhibit, delay or otherwise adversely effect the ability of Parent and Merger Sub to consummate the Merger, this Agreement, or any other agreements or transactions contemplated hereby or thereby. Other than Sections 13.01-13.08 of the TBCA (as to which all necessary Board approvals have been obtained), no state anti-takeover or similar statute is applicable to Parent, Merger Sub, the Company or the Surviving Corporation in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

        2.4   Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Company of its obligations hereunder will not:

          (a)   subject to obtaining the Company Shareholders' Approval and other approvals as expressly contemplated by Section 5.9, conflict with any provision of Company's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b)   subject to obtaining the Company Shareholders' Approval, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any governmental or regulatory authority or agency (a "Governmental Authority"), except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Articles of Merger with the Texas Secretary of State, (iii) the filing of the Proxy Statement (as contemplated by Section 5.10 with the SEC in accordance with the Exchange Act, and (iv) immaterial consents, approvals and registrations;

          (c)   except as set forth in Section 2.4(c) of the Company Disclosure Letter, result in any material violation of or the material breach of or constitute a material default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound;

          (d)   violate the provisions of any order, writ, injunction, judgment or decree, or violate in any material respect any statute, rule or regulation applicable to Company or any Subsidiary of Company; or

          (e)   except as set forth in Section 2.4(e) of the Company Disclosure Letter, result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind (collectively, "Liens") upon any material properties or assets or on any shares of capital stock of Company or its Subsidiaries under any agreement or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their properties or assets is bound.

        2.5   Company SEC Reports. Company has filed with the SEC, and has heretofore made available (provided that all documents filed by Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports (other than preliminary materials), required to be filed with the SEC since January 1, 2001 under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, the "Company SEC Reports"). As of their respective dates, such Company SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        2.6   Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis

(except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). The Company has not received any notice from its auditors that the financial statements and the consents to their use would not be available for use in connection with the transactions contemplated in connection with the Financing.

        2.7   Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent, incurred in the ordinary course or otherwise) other than liabilities incurred in the ordinary course of business after December 31, 2002 and liabilities under this Agreement. As of the date hereof, there is no pending claim by any director or officer of the Company or any of its Subsidiaries for indemnification by the Company or any of its Subsidiaries, and no director or officer has given notice to the Company or any of its Subsidiaries of his or her intention to assert any such claim.

        2.8   Absence of Certain Changes. Except as set forth in Section 2.8 of the Company Disclosure Letter and except as contemplated by this Agreement or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2002 (a) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any material change or development, or combination of material changes or developments that is adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in Company or any of its Subsidiaries, except (i) for such declaration, setting aside and payment of dividends as required by the 10% Preferred Designation and (ii) any repurchase of debt securities consistent with the Company's past practices and business plan, (d) there has not been any amendment of any term of any outstanding security of Company or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Company, (f) there has not been any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice, (g) there has not been any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of any increase in severance or termination pay or any agreement or commitment to increase severance or termination pay, except in the ordinary course of business consistent with past practice, (h) there has not been any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any director or executive officer of the Company, other than "at-will" employment agreements terminable by the Company without penalty or cost at any time, with or without cause, on not more than 30 days prior notice and providing for total annual compensation (including salary and bonus) of less than $100,000, (i) there has not been any material damage, destruction or loss, whether or not covered by insurance, (j) there has not been any change in financial or Tax accounting methods, principles, practices or election by the Company, except insofar as may have been required by a change in GAAP, or by applicable Law, and (k) to the knowledge of the Company, none of the Company's top ten customers for the year ended December 31, 2002, as determined by revenue shall have advised the Company that it intends to cease or materially curtail its purchases of products from the Company.

        2.9   Taxes. Except as otherwise disclosed in Section 2.9 of the Company Disclosure Letter:

          (a)   Company and each of its Subsidiaries have timely filed all material Tax Returns required by applicable Law to be filed by any of them. All such Tax Returns are or will be true, complete and correct in all material respects. Company and each of its Subsidiaries have paid all Taxes due and payable by them through the date hereof (except for Taxes that are being contested in good faith by appropriate proceedings) and have made adequate provision for all Taxes attributable to any taxable period (or portion thereof) ending on or prior to the date hereof that are not yet due and payable. Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

          (b)   No Audit by a Tax Authority is ongoing or pending, or to the knowledge of the Company threatened, with respect to any Tax Returns filed by, or Taxes due from, Company or any of its Subsidiaries. No material deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries. No issue previously raised in writing by any Taxing Authority with respect to a completed Audit reasonably could be expected to result in a proposed material deficiency or assessment for any prior or subsequent period (including periods subsequent to the date hereof). There are no material liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent or being contested in good faith.

          (c)   Neither Company nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment or collection of Taxes, has executed any powers of attorney with respect to Tax matters, or has agreed to any extension of time with respect to a Tax assessment or deficiency or collection matters, which will be outstanding as of the Closing. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

          (d)   The Financial Statements of the Company reflect adequate reserves established in accordance with GAAP (as of the date of such financial statements) for all Taxes.

          (e)   As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination or investigation by any Tax Authority, administrative or judicial proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxing Authority in connection with any item described in clause (A), and (C) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. §1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (A) or (B); (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all original or amended returns, declarations, statements, reports, schedules, exhibits, forms and information returns required to be filed in respect of any Taxes.

          (f)    Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended including the rules and regulations promulgated thereunder (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the Assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

          (g)   Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6, by contract or otherwise.

          (h)   Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or any similar state, local or foreign provision) by reason of a change in accounting method or otherwise, and, no Tax Authority has proposed any such adjustment or change in accounting method.

          (i)    The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

          (j)    Neither the Company nor any of its Subsidiaries is a party to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 and neither the Company nor any of its Subsidiaries have made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

          (k)   Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended 1999, 2000 and 2001.

        2.10 Litigation. Except as disclosed in the Company SEC Reports or Section 2.10 of the Company Disclosure Letter and except for immaterial claims occurring in the Company's ordinary course of business which are routinely processed by the Company's insurance providers, there is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or directly affecting Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports or Section 2.10 of the Company Disclosure Letter, there is not in existence any material order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Company or any of its Subsidiaries to take any action of a material nature with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 2.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.12.

        2.11 Employee Benefit Plans; ERISA. Except as otherwise disclosed in Section 2.11 of the Company Disclosure Letter:

          (a)   Section 2.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all employee benefit plans and arrangements (written or oral) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, restricted stock, stock bonus, deferred share, hospitalization, medical insurance, life insurance and scholarship programs sponsored, maintained, contributed to, or obligated to contribute to by Company or any of its Subsidiaries (the "Company Employee Benefit Plans"). Except for the Company Employee Benefit Plans, neither Company nor any of its Subsidiaries maintains or has any fixed or contingent material liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

          (b)   There is no material violation of ERISA, the Code or other applicable Laws with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with Company or any of its Subsidiaries that could be expected to result in material liability under ERISA, the Code or any applicable Law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no material unfunded or underfunded benefit obligations that have not been properly footnoted in accordance with GAAP, on the financial statements of Company.

          (c)   The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state Laws, and neither the Company nor any Subsidiary, nor to the knowledge of the Company, any "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to the Company Employee Benefits Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (d)   Except as otherwise set forth in Section 2.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the transactions contemplated hereby will either alone or together with any other event or condition, result in any material payment becoming due to any employee or group of employees of either the Company or any Subsidiary. Neither the execution and delivery of this Agreement nor the transactions contemplated hereby will, either alone or together with any other event or condition, result in or satisfy a condition to the payment of compensation (including accelerated vesting or payment of compensation) that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G of the Code.

          (e)   With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement; (ii) current summary plan descriptions; (iii) the most recent Forms 5500, if applicable; (iv) the most recent IRS determination letter, if applicable; and (v) the most recent actuarial valuation report, if any.

          (f)    Any Company Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Company Pension Benefit Plans that would cause the loss of such qualification or exemption. There are no investigations pending by any Governmental Authority (including the PBGC) or pending or threatened suits (other than routine claims for benefits) involving the Company Employee Benefit Plans.

          (g)   None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they within the past six years maintained or made any material contributions to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA. Neither the Company nor any Subsidiary of the Company nor any entity that is or has been a member of any group of persons described in Section 414(b), (c), (m), (o) or (t) of the Code, including the Company or a Subsidiary ("ERISA Affiliate"), has incurred, or is reasonably likely to incur, material liability under Title IV of ERISA.

        2.12 Environmental Liability. Except as set forth in Section 2.12 of the Company Disclosure Letter, to the knowledge of the Company:

          (a)   The businesses operations and real property of Company and its Subsidiaries are in material compliance with all applicable Laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding requirements, and the common law, relating to the regulation or protection of public health or the environment, the release or threatened release of Hazardous Substances, natural resources or natural resource damages, or occupational safety or health (together, "Environmental Law"), and no Environmental Law could reasonably be expected to interfere in any material respect with current or projected operations of Company or its Subsidiaries.

          (b)   No material condition or circumstance exists, and neither Company nor its Subsidiaries, nor any of their respective predecessors in interest, has caused or taken any action in connection with the businesses, operations or assets of Company or its Subsidiaries, that could reasonably be expected to result in a material liability relating to (i) the past or current use, handling, generation, transport, storage, disposal or treatment of any reportable quantities of any material, substance, waste, constituent, compound, pollutant, contaminant or chemical, or industrial, toxic or hazardous material or waste regulated under or subject to Environmental Law and including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls, and petroleum, oil or petroleum or oil products, derivatives, constituents or wastes (together, "Hazardous Substances") or (ii) the release or threatened release of Hazardous Substances on, at, under or emanating from any location.

          (c)   Neither Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party alleging or concerning any material violation by Company or any of its Subsidiaries of, or responsibility or liability of Company or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have a material liability. There are no pending or threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to result in a material liability.

          (d)   Company and its Subsidiaries are in possession of and in material compliance with all material approvals, permits, licenses, registrations and similar type authorizations from, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Company and its Subsidiaries.

          (e)   No employee of Company or any of its Subsidiaries or other person has been exposed to or come into contact with Hazardous Substances used, handled, generated, transported, disposed or otherwise released by Company or its Subsidiaries at property owned or operated by Company or its Subsidiaries, except as would not reasonably be expected to result in a material liability.

          (f)    The transaction contemplated under this Agreement will not trigger any requirements relating to disclosure or notification, or to investigation, remediation or other response action, under Environmental Law.

          (g)   Neither Company nor any of its Subsidiaries has or would reasonably be expected to have any contingent material liability in connection with the release of any Hazardous Substances (whether on-site or off-site).

          (h)   There is not on or in any property owned, operated or leased by Company or its Subsidiaries any of the following that could reasonably be expected to result in a material liability: (A) any underground storage tanks or surface impoundments, containing Hazardous Substances; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls.

          (i)    Company has made available to Parent copies of all environmental investigations, studies, audits, tests, reviews and other analyses (together, "Reports"), including soil and groundwater analysis, conducted by or on behalf of, or that are in the possession, custody or control of Company or any of its Subsidiaries, in relation to any site or facility owned, operated, leased or used, at any time, by Company or any of its Subsidiaries or any of their respective predecessors.

        2.13 Compliance with Applicable Laws. Except as set forth in Section 2.13 of the Company Disclosure Letter, Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any Law which has not been cured or settled, including the Sarbanes-Oxley Act and any Law relating to occupational health and safety, except for possible violations which either individually or in the aggregate could not reasonably be expected to result in a material liability; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 2.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.12, or labor matters, which are covered exclusively by the provisions set forth in Section 2.15. For purposes of this Agreement, "Law" shall mean any United States federal, state, or local, or any quasi-governmental, statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

        2.14 Insurance. Company has made available to Parent a true, complete and correct copy of each insurance policy or the binder therefor relating to Company or its Subsidiaries that is currently in effect. As of the date of this Agreement, each such policy is in full force and effect, and no premiums currently due and payable thereon are delinquent. With respect to each insurance policy or binder, neither the Company, nor any of its Subsidiaries nor any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a material breach or default or permit termination, material modification or acceleration under any such policy. Except as set forth in Section 2.14 of the Company Disclosure Letter, the Company has not been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies.

        2.15 Labor Matters; Employees. Except as set forth in Section 2.15 of the Company Disclosure Letter, to the knowledge of the Company:

          (a)   No employees of Company or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees of Company or any of its Subsidiaries has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

          (b)   Each of Company and its Subsidiaries is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security taxes and similar taxes.

          (c)   There are no unfair labor practice charges, grievances or complaints of a material nature, pending or threatened, in writing by or on behalf of any employee or group of employees of the

  Company or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to result in a material liability.

          (d)   There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or threatened in writing to be brought or filed, with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

        2.16 Permits. Immediately prior to the Effective Time and except for Customary post-closing consents, Company and its Subsidiaries will hold all of the material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (collectively, "Permits") required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 2.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.12.

        2.17 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of Company's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Company Common Stock, on the applicable record date (the "Company Shareholders' Approval").

        2.18 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston and US Bancorp Piper Jaffray, the fees and expenses of which will be paid solely by Company) is entitled to any brokerage, finder's fee or other fee or commission payable by Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company or any of its Subsidiaries.

        2.19 Fairness Opinion. The Board has received a written opinion from Houlihan Lokey Howard & Zukin to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of outstanding Company Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders. A signed, true and complete copy of such opinion has been given to Parent and such opinion has not, as of the date hereof, been withdrawn or modified.

        2.20 Rights Agreement. The Company has taken all actions necessary to render the rights (the "Rights") issued pursuant to the terms of the rights agreement adopted by the Company on October 29, 1999 (the "Rights Agreement") inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

        2.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement in connection with the Merger and the transactions contemplated by this Agreement will, at the time of mailing to the shareholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, at the time of the Company Shareholders Meeting, if any, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        2.22 Intangible Property.

          (a)   All software utilized by the Company and its Subsidiaries that is not owned by the Company or any of its Subsidiaries (the "Third Party Software") is either (A) commercially available software or (B) software that has been developed by the Company or such Subsidiaries for use by a customer of such company and that is not otherwise utilized by the Company or any of its Subsidiaries in its business. Each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property") is owned by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances. The use of the Company Intangible Property and the Third Party Software by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, in any material respect, or constitute a material appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and neither the Company nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

          (b)   Each of the Company and its Subsidiaries own or have a right to use all Company Intangible Property and Third Party Software necessary for the operation of its respective business and has not forfeited or otherwise relinquished any Company Intangible Property or right to use Third Party Software.

          (c)   Each of the material licenses or other contracts relating to the Company Intangible Property and Third Party Software (collectively, the "Company Intangible Property Licenses") is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Company Tangible Property License either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

        2.23 Affiliate Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director, family member, or beneficial owner, on the other hand. For purposes of this Agreement, "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

        2.24 Personal Property, Real Property and Leases.

          (a)   The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted. Each parcel of real property owned or leased by the Company or any of its Subsidiaries is owned or leased, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due, (ii) mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens, and (iv) all matters of record, Liens and other imperfections of title.

          (b)   All leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party and all amendments and modifications thereto are in full force and effect and have not been further modified or amended, and there exists no material default under any such lapse by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any such Subsidiary. The Company has made available to Parent true and complete copies of all material leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party.

        2.25 Material Contracts. Set forth in Section 2.25 of the Company Disclosure Letter is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, other than pursuant to performance bonds, performance guarantees or letters of credit securing performance granted in the ordinary course of business not exceeding an aggregate principal amount of $500,000 indicating (A) with respect to any term or fixed loans, the respective principal amounts outstanding thereunder as of March 31, 2003 and (B) whether such indebtedness is prepayable and any applicable prepayment or similar penalties, (ii) all agreements of the Company or any of its Subsidiaries involving annual payments in excess of $3,000,000 or aggregate payments in excess of $10,000,000, and (iii) contracts with the five largest customers (measured by dollar purchase amount) of the Company and its Subsidiaries in the United States for fiscal 2002. Since December 31, 2000, the Company has filed as exhibits to its Company SEC Reports all agreements pursuant to which the Company or its Subsidiaries has:

          (a)   acquired, or agreed to acquire, all or a substantial portion of the assets of or equity interests in any corporation, partnership or other entity (or any subsidiary, division, or business thereof);

          (b)   merged with or into, or agreed to merge with or into, any other Person; or

          (c)   disposed of, or agreed to dispose of, any business or Subsidiary or all or a substantial portion of the assets of any business or Subsidiary;

that it was required to file pursuant to the applicable rules and regulations promulgated under the Exchange Act.

        2.26 Pending and Proposed Transactions. Except as set forth in Section 2.26 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement, whether oral or written, with respect to, or is engaged in negotiations with respect to, the acquisition (whether by purchase of assets or securities, or by merger or otherwise) or disposition of all or a substantial portion of the business of any Subsidiary or any business or division of the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

        3.1   Organization and Qualification.

          (a)   Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each of Parent and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries has made available to Company a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

          (b)   For purposes of this Agreement, a "Parent Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the condition (financial or otherwise), business, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the commencement or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America or (z) the transactions contemplated by this Agreement or the announcement thereof.

        3.2   Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and the board of directors and sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, or upon execution will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto, constitute or upon execution will constitute, valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

        3.3   Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Parent and Merger Sub of its obligations hereunder will not:

          (a)   conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificates of incorporation or bylaws (or other similar organizational documents) of any of Parent's Subsidiaries;

          (b)   require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any Governmental Authority, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Texas Secretary of State, (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (iv) consents, approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Parent Material Adverse Effect;

          (c)   result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound; or

          (d)   violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries.

        3.4   Required Shareholder Vote or Consent. No vote or consent of any holders of Parent's capital stock is required to consummate the transactions contemplated by this Agreement. Parent, as the sole shareholder of the Merger Sub, has adopted the Merger Agreement and consented to the Merger and this is the only consent or vote by Merger Sub's shareholders necessary to approve the Merger and the transactions contemplated by this Agreement.

        3.5   Brokers. Other than providers of equity and debt financing which may each receive fees contingent upon consummation of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

        3.6   Financing. Parent has on or prior to the date hereof entered into one or more subscription agreements (the "Subscription Agreements") pursuant to which the subscribers thereunder (the "Equity Investors") have agreed, subject to the terms and conditions contained in the Subscription Agreements, to provide (together with the Financing set forth below) to Parent capital sufficient to consummate the Merger and such amount shall not be less than an aggregate of $192,400,000 (subject to adjustment as provided in the Subscription Agreement) in cash for equity interests in Parent (the "Equity Funds"). Additionally, Parent and Merger Sub have received and furnished to the Company true and complete copies of (i) the senior secured credit facility and senior subordinated facility commitment letter, dated May 12, 2003, among Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Bear, Stearns & Co. Inc., Parent and Merger Sub (the "Commitment Letter"") and (ii) the engagement letter, dated May 12, 2003, among CIBC World Markets Corp., Bear, Stearns & Co. Inc., Parent and Merger Sub, relating to the financing (the "Financing") of the Merger. The Commitment Letter is to the knowledge of Parent and Merger Sub in full force and effect and, since its date, the Commitment Letter has not been withdrawn, amended or terminated in any manner adverse to Parent. Parent and Merger Sub have taken all corporate actions required to cause the Commitment Letter to be effective.

        3.7   Merger Sub Purpose. Merger Sub is a newly formed corporation, specifically formed to consummate the Merger and the transactions contemplated hereunder and has not operated or functioned for any other purpose.

        3.8   Information Supplied. None of the information supplied or to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement in connection with the Merger and the transactions contemplated by this Agreement will, at the time of mailing to the shareholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, at the time of the Company Shareholders Meeting, if any, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading.

        3.9   Lack of Ownership of Company Common Stock. As of the date hereof, Parent, its Subsidiaries and, to the knowledge of the Parent, its Affiliates, do not own any shares of Company Common Stock or other securities convertible into Shares.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1   Conduct of Business. From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in Section 4.1 of the Company Disclosure Letter or as otherwise contemplated by this Agreement, Company shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to (i) preserve intact their business organizations and relationships with third parties, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, subject to the terms of this Agreement. Except as set forth in Section 4.1 of the Company Disclosure Letter or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent, which consent shall not be unreasonably withheld:

          (a)   Neither Company nor its Subsidiaries will adopt changes to its certificate of incorporation or bylaws, or amend its Rights Agreement or redeem the Rights issued thereunder (or similar organizational documents);

          (b)   Company will not and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Company or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries and except as required under the 10% Preferred Designation, which provides for payment of dividends in the form of either (A) additional Company Preferred Stock and Warrants or (B) cash), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) redeem purchase or otherwise acquire or propose to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the date hereof, providing for the repurchase of shares in connection with any termination of service to such party or amend the terms of any such agreement as in effect on the date hereof;

          (c)   Except as set forth in Section 4.1(c) of the Company Disclosure Letter, Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person for aggregate consideration in excess of $1,000,000 or enter a new line of business or commence business outside of its existing areas of operation;

          (d)   Except as set forth in Section 4.1(d) of the Company Disclosure Letter, Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise voluntarily surrender, relinquish or dispose of any assets or properties (other than among Company and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $1,000,000;

          (e)   Company will not settle any material Audit, make, change or revoke any material Tax election or file any material amended Tax Return;

          (f)    Except as otherwise permitted by this Agreement, Company will not and will not permit any of its Subsidiaries to (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise), except (A) pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Letter (including the exercise of Warrants and Company Options) or (B) as required under the 10% Preferred Designation which provides for payment of dividends in the form of either (x) additional Company Preferred Stock and Warrants or (y) cash, (ii) pledge or encumber any security of the Company or any of its Subsidiaries, (iii) amend or reprice any Company Options or Warrants or (iv) enter into any amendment of any term of any outstanding security of Company or of any of its Subsidiaries;

          (g)   Company will not change any method of financial or Tax accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required by GAAP;

          (h)   Except in the ordinary course of business, which shall include, but not be limited to, cash sweeps and ordinary re-borrowings pursuant to a credit facility, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries;

          (i)    The Company shall not authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

          (j)    The Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (other than pursuant to credit facilities existing on the date hereof in accordance with their present terms) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the assets or property of the Company or any of its Subsidiaries in connection with any indebtedness thereof (other than security interests arising pursuant to mortgages or other security agreements in effect on the date hereof covering credit facilities existing on the date hereof), or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than loans or advances to customers and employees in the ordinary course of business consistent with past practice;

          (k)   The Company shall not make or authorize nor shall the Company permit any of its Subsidiaries to make or authorize any capital expenditure in excess of $200,000 individually or $1 million in the aggregate other than capital expenditures set forth in Section 4.1(k) of the Company Disclosure Letter;

          (l)    Neither Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Company or any Subsidiary, or amendments required by law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Company or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;

          (m)  Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

          (n)   Except as provided by this Agreement, the Company will not and will cause its Subsidiaries not to take or agree or commit to take any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied; and

          (o)   The Company shall not, and shall not permit any of its Subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract, agreement, commitment, arrangement or right listed in Section 2.25 of the Company Disclosure Letter or which, if such contract, agreement, arrangement or right had existed as of the date of this Agreement, would have been required to be listed on Section 2.25 of the Company Disclosure Letter; provided, however, that the foregoing shall not limit the right of the Company or any of its Subsidiaries to enter into any (i) customer, distributor, vendor and supplier contracts in the ordinary course of business consistent with past practice or (ii) contracts involving annual payments of not more than $250,000 individually or $1,000,000 in the aggregate.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1   Access and Information. The Company will allow and will cause each of its Subsidiaries to allow Parent and Merger Sub and their financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and pursuant to this Agreement, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Company shall have the right to have representatives present at all times of any such inspections, interviews and communications conducted by Parent or Merger Sub. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement shall survive the execution and delivery of this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to provide access to nonpublic information if doing so would result in the Company being deprived of its attorney-client privilege.

        The Company shall confer with Parent to the extent reasonably requested by Parent, report on operational and financial matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

        The Company shall promptly notify Parent and the Parent shall promptly notify Company of:

              (i)  any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

            (iii)  any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

        5.2   No Solicitation of Transactions.

          (a)   Company agrees that (i) it and its officers, directors and employees shall not, (ii) Company Subsidiaries and Company Subsidiaries' officers, directors and employees shall not and (iii) it shall not authorize or permit its and its Subsidiaries' agents and representatives to, (A) directly or indirectly, initiate, solicit, participate in, or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with, or furnish any information relating to Company or any Company Subsidiary or provide access to the properties, books and records or any confidential information or data of Company or any Company Subsidiary to, any Person relating to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Company, the Board or any special committee of the Board that may be formed (a "Special Committee") from, (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) prior to the Company Shareholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board or Special Committee receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Company to be able to comply with its obligations under this Agreement) (provided that all such written information is also provided on a prior or substantially concurrent basis to Parent), or (iii) prior to the Company Shareholders' Approval being obtained, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal (including Persons with whom the Company has negotiated with prior to the execution and delivery of this Agreement), if and only to the extent that, in connection with the foregoing clauses (ii) and (iii), (A) the Board or Special Committee (after consultation with its independent legal counsel) determines in good faith that such action is necessary for the Board or Special Committee to comply with its fiduciary duties to Company's Shareholders under applicable law, (B) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Board or Special Committee (after consultation with its financial advisor), reasonably capable of being financed by such other Person, and (C) the Board or Special Committee determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably capable of being completed and, if consummated, would reasonably be expected to result in a transaction more favorable to Company's Shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an "Superior Proposal").

          (b)   Neither the Board nor any Special Committee thereof shall (i) withdraw (or modify in a manner adverse to Parent) or propose publicly to withdraw (or modify in a manner adverse to Parent) the recommendation or declaration of advisability by the Board or any such Special Committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by

  Parent), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (iii) cause or permit Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2 (a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence, unless the Board or Special Committee, after consultation with its independent legal counsel, determines that such action is necessary for such Board or Special Committee to comply with its fiduciary duty under applicable Law. Notwithstanding anything in this Section 5.2 to the contrary, if, at any time prior to Company Shareholders' Approval being obtained, the Board or Special Committee determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.2, that such proposal is a Superior Proposal, Company or the Board or Special Committee may terminate this Agreement pursuant to Section 8.1(f) provided, however, that the Company shall not terminate this Agreement or enter into an agreement with respect to a Superior Proposal unless, in addition, the Company (1) has provided Parent written notice that it intends to terminate this Agreement, (2) within a period of two business days following the delivery of the written notice referred to in this clause (1) above, if Parent proposes adjustments in the terms and conditions of this Agreement, but the Board or Special Committee determines, in its good faith judgment (after receiving the advice of its financial advisor and after considering such proposed adjustments and negotiations relating thereto), that the Agreement, as so proposed to be adjusted, is not as favorable to the Company's shareholders as such Superior Proposal and (3) at least two business days after the Company has provided the written notice referred to in this clause (1) above, the Company delivers to Parent a written notice of termination of this Agreement pursuant to this Section 5.2 and Section 8.1.

          (c)   The Company shall notify Parent in writing of any Acquisition Proposals (including the principal terms and conditions of any such proposal and the identity of the person making it) within two business days of the receipt thereof.

        For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or of any Company Subsidiary or Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets or earning power of Company, (iii) any acquisition or purchase, direct or indirect, of more than 50% of the consolidated assets of the Company, or (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any Person beneficially owning securities constituting more than 50% of any class or series of common stock of Company or of any Company Subsidiary or Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets or earning power of Company (other than the transactions contemplated by this Agreement).

        5.3   Directors' and Officers' Indemnification and Insurance.

          (a)   For six (6) years after the Effective Time, Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company or its Subsidiaries or an employee of Company or any of its Subsidiaries who acts as a fiduciary under any of the Company Benefit Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Surviving Corporation, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Texas law or the Surviving Corporation's certificate of incorporation and bylaws and Company's written indemnification agreements in effect on the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Texas law, Surviving Corporation's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Company (if selected prior to the Effective Time) and Parent (if selected after the Effective Time). Prior to the Effective Time, Company shall have the right, subject to the consent of Parent, such consent not to be unreasonably withheld, to approve and purchase such insurance policy(ies) as may be necessary to insure the protection of the Indemnified Parties as described herein.

          (b)   For a period of six years after the Effective Time, the Surviving Corporation shall provide and maintain officers and directors' liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the Effective Time ("D&O Insurance") covering the persons described in Section 5.3(a) (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such existing insurance (a copy of which has been made available to Parent and Merger Sub; provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $262,000 (the "Current Premium"): and if the provision and maintenance of D&O Insurance in accordance with this Section 5.3(b) exceeds 200% of the Current Premium, the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium. In the event that any action, suit, proceeding or investigation relating to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate in good faith and use their reasonable best efforts to defend vigorously against and respond thereto.

          (c)   This Section 5.3, which shall survive any termination of this Agreement pursuant to Section 8.2(a) and the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit the Company and any person or entity indemnified hereunder each of whom may enforce the provisions of this Section 5.3 (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties. The rights of this Section 5.3 shall be in addition to any rights such Persons may have under the Company's Articles of Incorporation or Bylaws or the articles or certificate of incorporation or bylaws of any Company Subsidiary, or under Texas Law or any other applicable laws or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

          (d)   In the event the Parent or Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.3.

        5.4   Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out the purpose of this Agreement and the transactions contemplated hereby. After the Effective Time, the parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Company shall duly preserve all files, records or any similar items of Parent or Company received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

        5.5   Publicity. Neither Company, Parent nor any of their respective Affiliates, agents or representatives shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby, without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

        5.6   Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of the Company Shareholders. In connection with, and without limiting, the foregoing, the Company shall (a) use its reasonable best efforts to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, (b) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement or use its reasonable best efforts to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, and (c) use commercially reasonable efforts (x) to cooperate with the Parent in connection with the Financing, and (y) to obtain accountants' consents to the use of its auditor's opinion on the Company financial statements in all transactions contemplated in connection with the Financing as if such transactions were covered by a registration statement filed with and declared effective by the SEC, and to provide underwriters and initial purchasers with customary comfort letters in connection with the Financing.

        5.7   Filings. Each of the parties hereto promptly shall make their respective filings and submissions and shall use its reasonable best efforts to take all actions necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated by this Agreement. Each of the parties hereto shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. In connection with, and without limiting, the foregoing, each of the parties will file (and each of the parties will cause their Affiliates to file, if necessary) any Notification and Report Forms and related materials that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Justice Department under the HSR Act (and will use their respective reasonable best efforts to obtain (and will cause their respective Affiliates to use their reasonable best efforts to obtain, if necessary) an early termination of the applicable waiting period, and will make (and will cause their respective Affiliates to make, if necessary) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

        5.8   Employee Matters; Benefit Plans. Parent will evaluate its personnel needs and consider continuing the employment of certain employees of Company and its Subsidiaries on a case-by-case basis. After the Effective Time, Parent will cause to be provided to any employees of Company and its Subsidiaries who are employed by the Company or its Subsidiaries as of the Effective Time (the "Retained Employees") base salary or wages and employee benefit plans or arrangements which are comparable in the aggregate to those provided to such employees prior to the Effective Time, subject to such changes as shall be determined by Parent after the Effective Time. With respect to any employee benefit plan maintained for Retained Employees (a "Replacement Plan") that is a group health plan (A) such plan shall credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles already incurred during such year under the terminated or discontinued group health plan and (B) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan. Parent shall (A) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Company and its Subsidiaries and (B) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Company or its Subsidiaries for purposes of vesting or participation (but not for benefit accrual purposes).

        5.9   Shareholders Meetings. In order to consummate the Merger, the Company shall, for the purpose of obtaining the approval of the Merger and this Agreement, as promptly as practicable following the execution of this Agreement (i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for the Shareholders (the "Company Shareholder Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its Shareholders the proxy statement (the "Proxy Statement") related thereto in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) use all reasonable efforts to solicit from its Shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and to secure the Company Shareholders' Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 5.9 shall prohibit the Board from failing to make or from withdrawing or modifying its recommendation to Company Shareholders hereunder if the Board, after consultation with independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to Company Shareholders under applicable Law.

        5.10 Preparation of the Proxy Statement. As promptly as practicable after the execution of this Agreement, Company shall prepare and file with the SEC a preliminary version of the Proxy Statement and will use all reasonable efforts to respond to the comments of the SEC in connection therewith. Parent and Company shall furnish to each other all information required to prepare the definitive Proxy Statement. Company shall cause the Proxy Statement to be mailed to the Company Shareholders, and if necessary, after the definitive Proxy Statement shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        5.11 Expenses. Except as provided in Section 8.2, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, shall be borne solely and entirely by Company. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and requisite HSR filings).

        5.12 Preferred Stock Redemption. At the Effective Time, Company shall redeem all outstanding Company Preferred Stock in accordance with the terms and conditions set forth in the 10% Preferred Designation, except for shares of Company Preferred Stock that the Company otherwise has the right to purchase from the holder thereof pursuant to the terms of a stock purchase agreement, and shall retire and cancel all shares of Company Preferred Stock so redeemed or otherwise purchased.

        5.13 Matters Relating to the Commitment Letters.

          (a)   Parent and Merger Sub shall be primarily responsible for any negotiations with respect to any definitive agreements regarding the financing (the "Definitive Financing Agreements"); provided, however, that (i) the Company shall have received prior notice of and shall be kept reasonably informed of the ongoing status and details of, any such negotiations, (ii) the Company shall take all such actions as are reasonably requested by Parent or Merger Sub, in connection with any such negotiations, and (iii) Parent and Merger Sub shall conduct any such negotiations reasonably and in good faith. Parent and Merger Sub shall use their commercially reasonable efforts to close the financing on terms consistent with those set forth in the Commitment Letter.

          (b)   Following receipt by either the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, of any written or oral communications to the effect that any financing source under any of the Commitment Letters is contemplating not providing the financing or is terminating or canceling or modifying in any material respect the Commitment Letter, or that the financing is unlikely to be obtained, the Company or Parent, as the case may be, shall communicate within two days such event to the other party and provide such other party with a true and complete copy of any of such written communication.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1   Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each condition precedent listed below, unless waived in writing by the Parent and Merger Sub:

          (a)   Each of the representations and warranties of Company shall be accurate and complete as of the Effective Time, as though made on and as of the Effective Time, without giving effect to any materiality qualifications or qualifications of similar import and without giving effect to any supplements to the Company Disclosure Letter, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a Company Material Adverse Effect;

          (b)   Since the date of this Agreement, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

          (c)   The Company must have performed and complied with all of its covenants to be performed or complied with at or prior to the Effective Time (singularly and in the aggregate) in all material respects;

          (d)   This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the TBCA, the Company's articles of incorporation or the Company bylaws;

          (e)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, neither Parent nor Merger Sub may invoke this condition unless both Parent and Merger Sub complied in all material respects with their obligations under Section 5.6 and Section 5.7;

          (f)    The Company, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of Governmental Authorities necessary to consummate the Merger, including, without limitation, the HSR Act;

          (g)   holders of not more than 7.5% of the outstanding shares of Company Common Stock shall not have perfected such holders' right to dissent in accordance with the provisions of the TBCA or shall have withdrawn or lost such rights;

          (h)   Parent and Merger Sub have received or have available the proceeds of the Financing contemplated by the Commitment Letter or other financing which is on terms substantially similar to or better than those set forth in the Commitment Letter, including but not limited to funds sufficient, in conjunction with the Equity Funds, to (i) purchase and pay the Common Stock Merger Consideration; (ii) pay all fees and expenses in connection with the Merger and the transactions contemplated hereby; (iii) redeem the Notes in accordance with their terms; (iv) repay the outstanding principal amount and accrued interest under the Second Amended and Restated Credit Agreement dated December 27, 2001 of the Company and (v) repay the liquidation preference and accrued dividends under the Company Preferred Stock;

          (i)    none of William P. Brick, Jimmy C. Weaver, Steven J. Janusek or Ben D. Key (the "Senior Managers") shall have failed to meet their funding obligations for any reason under their Subscription Agreement, except in the event that one and only one of the Senior Managers fail to meet their funding obligations by reason of (i) their death or disability, (ii) a judicially imposed prohibition or restraint, or (iii) an event caused by a willful or intentional act by or on behalf of any Subscriber under the Subscription Agreements other than the Senior Managers;

          (j)    the vesting of all options and any other awards under the Company Equity Plans shall have been accelerated and all such options and awards shall have either been cancelled or shall otherwise be exercisable only for the Option Consideration and each of the Company Equity Plans shall have been terminated pursuant to its terms prior to the Effective Time; and

          (k)   All obligations and liabilities of the Company under the Second Amended and Restated Credit Agreement dated as of December 27, 2001 (other than unasserted indemnification claims) shall have been fully satisfied and released.

        6.2   Conditions Precedent to Obligations of the Company. The Company's obligation to effect the Merger are subject to the satisfaction of each condition precedent listed below, unless waived in writing by the Company:

          (a)   Each of the representations and warranties of Parent and Merger Sub shall be accurate and complete as of the Effective Time, as though made on and as of the Effective Time, without giving effect to any materiality qualifications or qualifications of similar import, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a Parent Material Adverse Effect;

          (b)   Parent and Merger Sub must have performed and complied with all their covenants and obligations required by this Agreement to be performed or complied with at or prior to the Effective Time (singularly and in the aggregate) in all material respects;

          (c)   This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the TBCA, the Company's articles of incorporation or the Company bylaws;

          (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, Company may not invoke this condition unless Company has complied in all material respects with its obligations under Section 5.6 and Section 5.7;

          (e)   The Company, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of Governmental Authorities necessary to consummate the Merger, including, without limitation, the HSR Act; and

          (f)    All obligations and liabilities of the Company under the Second Amended and Restated Credit Agreement dated as of December 27, 2001 (other than unasserted indemnification claims) shall have been fully satisfied and released.

ARTICLE VII

SURVIVAL

        7.1   Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall terminate at the Effective Time.

        7.2   Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        8.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders, only:

          (a)   By mutual written consent of duly authorized representatives of Parent, Merger Sub and the Company;

          (b)   By any of Parent, Merger Sub or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b) has complied in all material respects with its obligations under Section 5.6 and Section 5.7.

          (c)   By Parent or Merger Sub, if Board or Special Committee shall have withdrawn or shall have modified in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger or this Agreement pursuant to subpart (i) of the first sentence of Section 5.2(b);

          (d)   By Parent or Merger Sub, if the Company shall have breached any of its representations, warranties, covenants or other obligations if, and only if, such breach would give rise to any of the conditions to the Merger not being satisfied and, within thirty (30) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Merger Sub; provided, however, that Parent or Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if more than thirty (30) days has elapsed since the end of the thirty (30) day cure period set forth in the previous clause;

          (e)   By the Company, if Parent or Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder if, and only if, such breach would give rise to any of the conditions to the Merger not being satisfied and, within thirty (30) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company; provided, however, that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if more than thirty (30) days has elapsed since the end of the thirty (30) day cure period set forth in the previous clause;

          (f)    By the Parent, Merger Sub or the Company, if the Board or Special Committee shall have determined to recommend a Superior Proposal;

          (g)   By any of Parent, Merger Sub or the Company, if Company Shareholders' Approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of Company Shareholders or at any adjournment or postponement thereof; or

          (h)   By any of Parent, Merger Sub or the Company, if the Closing has not occurred by November 15, 2003, provided that the party terminating this Agreement pursuant to this Section 8.1(h) will not have caused such failure to close.

        8.2   Effect of Termination.

          (a)   In the event of termination of the Agreement pursuant to this Article VIII, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 8.2 and except for the provisions of the last two sentences of the first paragraph of Section 5.1, Sections 5.3, 5.5, 5.11, 7.1, 7.2, 9.1, 9.2, 9.6, 9.7, 9.8, 9.9 and 9.10 provided that nothing herein shall relieve any party from liability for any breaches of its representations and warranties made in this Agreement or for any willful breaches hereof.

          (b)   In the event that (i) Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(c), (ii) the Company, Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(f), or (iii) Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(d) and, in the case of this clause (iii), a transaction is consummated within one year of such termination, which transaction, if offered or proposed, would constitute an Acquisition Proposal, then the Company shall pay to Parent a nonrefundable fee equal to $5,000,000 (the "Termination Fee") and an amount equal to the aggregate amount of Parent's and Merger Sub's actual third party, out-of-pocket expenses supported by reasonable documentation (including, without limitation, all attorney's fees, accountant's fees, financial advisory fees and all filing fees) that have been paid or that may become due and payable by or on behalf of Parent or Merger Sub in connection with activities undertaken prior to the termination of this Agreement, including the due diligence review of the Company by Parent, Merger Sub and their respective representatives, the preparation and negotiation of this Agreement and otherwise in connection with the Merger and any other transactions contemplated hereby or thereby, not to exceed $2,500,000 (the "Termination Expenses"). Any payment of the Termination Fee or Termination Expenses payable pursuant to clauses (i) and (ii) of this Section 8.2(b) shall be paid within ten business days of the termination of this Agreement. Any payment of the Termination Fee or Termination Expenses payable pursuant to clause (iii) of this Section 8.2(b) shall be paid within ten business days of the consummation of a transaction which, if offered or proposed, would constitute an Acquisition Proposal. In the event that the Company, Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent an amount equal to the Termination Expenses within ten business days of the Termination of this Agreement. In the event that the Company consummates a transaction within one year following the termination of this Agreement pursuant to Section 8.1(g), which transaction, if offered or proposed, would constitute an Acquisition Proposal, then, in addition to the Termination Expenses, the Company shall pay to Parent the Termination Fee within ten business days of the consummation of such transaction.

ARTICLE IX

MISCELLANEOUS

        9.1   Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent or Merger Sub:

c/o Trimaran Fund Management, L.L.C.
425 Lexington Avenue
New York, NY 10017
Attention: Steven Flyer
Facsimile No.: (212) 885-4350

and

c/o Bear Stearns Merchant Fund Corp.
383 Madison Avenue
40th Floor
New York, NY 10179
Attention: David King
Facsimile No.: (212) 272-7425

With a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: Roger Meltzer, Esq.
Facsimile No.: (212) 269-5420

and to:

Kirkland & Ellis
153 East 53rd Street
New York, NY 10022
Attention: Frederick Tanne, Esq.
Facsimile No.: (212) 446-4900

To Company:

Packaged Ice, Inc.
3535 Travis Street, Suite 170
Dallas, Texas 75204
Attn: William P. Brick, Chief Executive Officer
Facsimile No.: (214) 528-1532

With a copy (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent St., Suite 1500
San Antonio, Texas 78205
Attn: Alan Schoenbaum, Esq.
Fax: (210) 224-2035

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, or (ii) one Business Day after being deposited with a next-day courier, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

        9.2   Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

        9.3   Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the written consent of all the parties hereto and any assignment in violation hereof shall be null and void.

        9.4   Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.5   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

        9.6   Entire Agreement. This Agreement (including the Parent Disclosure Letter and the Company Disclosure Letter), together with the Confidentiality Agreement, represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

        9.7   Governing Law; Venue. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law. Any suit, action or proceeding by any party seeking to resolve any dispute arising out of or related to this Agreement or the transactions contemplated hereby may be brought against any other party only in the United States District Court for the District of Nevada or any Nevada state court sitting in Las Vegas, Nevada and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue or personal jurisdiction laid in such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party at the address referred to in Section 9.1, together with notice of such service to such party, shall be deemed effective service of process upon such party.

        9.8   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE THAT MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 9.8.

        9.9   Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

        9.10 No Third Party Beneficiaries. Except as provided in Section 5.3, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

        9.11 Disclosure Letters. The disclosures made on the Company Disclosure Letter with respect to any particular representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure, but only to the extent that the relevance of such disclosure to such other representations and warranties is evident on the face of the disclosure letter. The inclusion of any matter on any disclosure letter will not be deemed an admission by any party that such matter is material, or that such matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        9.12 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the Shareholders of Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Company with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval and adoption of this Agreement by the Company Shareholders there shall be no amendment or change to the provisions without the further approval of the Company Shareholders unless permitted by the TBCA.

        9.13 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

          (a)   extend the time for the performance of any of the obligations or acts of the other party;

          (b)   waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c)   subject to the proviso of Section 9.12 waive compliance with any of the agreements or conditions of the other party contained herein.

        Notwithstanding the foregoing, no failure or delay by Parent or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        9.14 Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state or local law will be deemed also to refer to the law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CAC HOLDINGS CORP.
By:

Name:

Title:

By:

Name:

Title:

CUBE ACQUISITION CORP.
By:

Name:

Title:

By:

Name:

Title:

PACKAGED ICE, INC.
By:

Name:

Title:

GLOSSARY OF DEFINED TERMS

10% Preferred Designation	6
Acquisition Proposal	24
Affiliate	16
Agreement	1
Articles of Merger	1
Audit	10
Board	4
Business Day	3
Closing	1
Code	10
Commitment Letter	19
Company	1
Company Common Stock	1
Company Disclosure Letter	6
Company Employee Benefit Plans	11
Company Equity Plans	4
Company Intangible Property	16
Company Intangible Property Licenses	16
Company Material Adverse Effect	6
Company Options	4
Company Preferred Stock	2
Company SEC Reports	8
Company Shareholder	5
Company Shareholders' Approval	15
Company Shareholder Meeting	27
Current Premium	25
D&O Insurance	25
Definitive Financing Agreements	28
Dissenting Shareholder	5
Effective Time	1
Enforceability Exception	7
Environmental Law	13
Equity Funds	19
Equity Investors	19
ERISA	11
ERISA Affiliate	12
Exchange Act	5
Exchange Agent	3
Exchange Fund	3
Expenses	28
Financing	19
GAAP	18
Governmental Authority	8
Hazardous Substances	13
HSR Act	8
Indemnified Party	24
IRS	12
Law	14
Liens	8
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Common Stock	2
Option Consideration	4
Parent	1
Parent Material Adverse Effect	18
Per Common Share Preferred Discount	2
Permits	15
Person	3
Proxy Statement	27
Replacement Plan	27
Reports	14
Retained Employees	27
Rights	15
Rights Agreement	15
Securities Act	8
Senior Managers	29
Special Committee	23
Stock Certificates	2
Subscription Agreements	19
Subsidiary	6
Superior Proposal	23
Surviving Corporation	1
Tax Authority	10
Tax Returns	10
Taxes	10
TBCA	1
Termination Expenses	32
Termination Fee	31
Third Party Software	16
Warrant	5

APPENDIX B

Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

May 12, 2003

The Board of Directors
Packaged Ice, Inc.
3535 Travis Street
Suite 170
Dallas, TX 75204-1480

Gentlemen:

We understand that Packaged Ice, Inc. (the "Company") has received an offer (the "Offer") whereby a corporation to be formed by Trimaran Fund II, L.L.C. and Bear Stearns Merchant Fund Corp. and certain of its affiliates (collectively the "Investors") will acquire all of the issued and outstanding shares of common stock (the "Common Stock"), including stock options, warrants and other common stock equivalents of the Company in a cash merger. Pursuant to the Offer, each share of Common Stock will be converted into the right to receive an amount of cash that is the higher of (i) $3.50, or (ii) the sum of $3.30 plus the amount of any discount (on a per share of Common Stock basis) received by the Company upon the repurchase or redemption of its preferred stock, subject to the provisions of the Preferred Stock Purchase Agreement (as hereinafter defined). Non-officers and non-directors of the Company hold approximately 89% of the Common Stock (collectively the "Public Stockholders").

Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports on Form 10-K for the three fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and Form 10-K/A for the fiscal year ended December 31, 2002, and the quarterly report on Form 10-Q for the quarter ended March 31, 2003;

  2.
  reviewed the Company's Form 8-K filed with the Securities and Exchange Commission on May 6, 2003;

  3.
  reviewed the draft of the Agreement and Plan of Merger By and Among CAC Holdings Corp., ("Parent"), Cube Acquisition Corp. ("Merger Sub") and the Company dated as of May 12, 2003 (the "Merger Agreement");

  4.
  reviewed the draft of the Stock Purchase Agreement By and Among the Company and Banc of America Securities LLC dated as of May 10, 2003 (the "Preferred Stock Purchase Agreement");

  5.
  met with certain members of the senior management of the Company to discuss the terms of the draft Merger Agreement as well as the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's financial advisors and counsel to discuss certain matters, including the matters referred to in subparagraph 6 below;

  6.
  reviewed the following written presentations provided to the Board of Directors by Credit Suisse First Boston: presentation dated February 20, 2003 containing, among other things, an overview of efforts to market the Company and summaries of indications of interest received; presentation dated April 11, 2003 containing, among other things, a summary of the process undertaken to market the Company and a survey of other potential strategic alternatives available to the Company;

  7.
  visited certain facilities and business offices of the Company;

  8.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending December 31, 2003 through 2005;

  9.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  10.
  reviewed certain other publicly available financial data for certain companies that may be deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that may be considered similar to the Transaction; and

  11.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. For purposes of this Opinion, we have assumed that the Company is not involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of business.

We have assumed that the Transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by us and that the definitive Merger Agreement will not differ materially from the draft reviewed. Further we have assumed the Merger Consideration (as defined in the Merger Agreement) will be as described in the first paragraph of this Opinion. For purposes of our analyses, we have assumed $3.50 per share of Common Stock as the Merger Consideration.

Our opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. Our opinion addresses only the fairness of the consideration to be received by the Public Stockholders from a financial point of view, and does not address any other aspect of the Transaction, nor does it constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. Our opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Please be advised that in the course of trading activities of Houlihan Lokey affiliates, Houlihan Lokey may from time to time have long or short positions in and buy or sell debt or equity securities or options on securities of the Company and other companies that are or may be involved in the Transaction.

It should be understood that subsequent developments may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date, and Houlihan Lokey disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Houlihan Lokey; provided, that Houlihan Lokey consents to a description of and the inclusion of the text of this Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description shall or inclusion shall be subject to Houlihan Lokey's prior review and approval.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C

Provisions of the Texas Business Corporation Act Regarding Appraisal Rights

(Tex. Bus. Corp. Act art. 5.11-5.13)

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

        A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1)   Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2)   Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3)   Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1)   the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

            (a)   listed on a national securities exchange;

            (b)   listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

            (c)   held of record by not less than 2,000 holders;

          (2)   the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3)   the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

            (a)   shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i)  listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

               (ii)  approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

              (iii)  held of record by not less than 2,000 holders;

            (b)   cash in lieu of fractional shares otherwise entitled to be received; or

            (c)   any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b)   With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2)   Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art 5.13. Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefore shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.